UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Gold Run Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
1040
(Primary Standard Industrial Classification Code Number)
20-4919927
(I.R.S. Employer Identification Number)
330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8 (416) 363-0151
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
Hecht & Associates, P.C., 275 Madison Ave., 28th Floor, New York, NY 10016 (212) 490-3232
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
As soon as practicable after this registration statement becomes effective.
Approximate date of proposed sale to the public)
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filed" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting (company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee[2]
Units, consisting of one share of Common Stock, one-half Warrant to purchase one share of Common Stock at $.75[3], and one-half Warrant to purchase one share of Common Stock at $1.25[3].	19,166,666	—	—	—
Common Stock included in Units	19,166,666	$.050[4]	$9,583,333	$153.00
Warrants to purchase Common Stock included in Units	19,166,666	$0.10[4]	$1,916,667	$30.60
Common Stock[5]	6,536,604	$0.50	$3,268,302	$61.20
Total:				$244.80[6]
Notes:
1 Up to 1,150,000 warrants may be issued to dealers who participate in the offering by the registrant and neither these warrants nor the shares underlying the exercise of these warrants are being registered.
2 Previously paid.
3 Issuable upon exercise of warrants.
4 Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended.
5 Represents the dollar amount, at $0.50 per share, of the shares that we are registering on behalf of our selling shareholders. These 6,536,604 shares of Common Stock may not be sold until their holders have been notified by us or our designees that we have closed on our minimum offering of 6,666,666 Units.
6 This registration fee is offset against a registration fee of $856.00 that was paid in connection with the registation statement on Form SB-2 of Gold Run Inc., file number 333-139412, filed on December 15, 2006.
* * *
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.
Until August [20], 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold subscriptions.

PROSPECTUS
16,666,666 Units
GOLD RUN INC.
We are offering a minimum of 6,666,666 and a maximum of 16,666,666 Units on a best efforts, minimum/maximum basis, and, at our option if the maximum number of Units is subscribed for, an additional 2,500,000 Units. We are registering an additional 6,536,604 shares of Common Stock on behalf of the selling shareholders, who may sell these shares of Common Stock from time to time.
This Prospectus relates to the sale of up to 19,166,666 Units and 6,536,604 shares of Common Stock, consisting of:
•      A minimum of 6,666,666 and a maximum of 16,666,666 Units, which will be offered on a best efforts, minimum/maximum basis. In the event that the maximum number of Units is subscribed for, we will have the option to offer an additional 2,500,000 Units. Each Unit consists of (i) one share of Common Stock, (ii) one-half Warrant to purchase one share of Common Stock for $0.75, expiring one year from the final closing date of this offering, and (iii) one-half Warrant to purchase one share of Common Stock for $1.25, expiring two years from the final closing date of this offering.
•      6,536,604 shares of Common Stock that have been registered on behalf of the selling shareholders. These 6,536,604 shares of Common Stock may not be sold until their owners have been notified by us or our designees that we have closed on our minimum offering of 6,666,666 Units, after which time these shareholders may sell their shares until August [20], 2008, which may be extended by us for up to an additional 90 days.
The Units sold by us under this Prospectus will be sold for $0.60 per Unit. We are offering a minimum of 6,666,666 and a maximum of 16,666,666 Units on a best efforts, minimum/maximum basis. A minimum of 6,666,666 Units must be sold by July [20], 2008 and we have the right to extend the offering for up to 30 additional days. If we sell a minimum of 6,666,666 Units, then this offering will continue until we have sold 16,666,666 Units or until the final closing date, whichever comes first. In the event that we sell all 16,666,666 Units in the maximum offering prior to the final closing date, then we will have the option to offer an additional 2,500,000 Units, which we may sell for up to 30 days following the date we achieved the maximum offering. Additionally, with respect to the 6,536,604 shares of Common Stock being registered on behalf of the selling shareholders, this Prospectus shall remain effective until August [20], 2008, which may be extended by us for up to an additional 90 days.
All subscription funds received in connection with our offering will be held in an escrow account at Bank of New York pending the closing of the minimum offering. If we do not close on the minimum offering by July [20], 2008, or by the end of any extension period, this offering shall expire and all funds being held in escrow will be promptly returned to investors without interest. Offering expenses and dealer commissions, if any, will be deducted from the proceeds when and if the minimum offering closes.
	Price to Public[1]	Commission[2]	Net Proceeds to Us3
Per Unit	$0.60	-0-	0.60
Total Minimum Offering	$4,000,000	-0-	$3,725,000
Total Maximum Offering excluding Overallotment	$10,000,000	-0-	$9,725,000
Total Maximum Offering including Overallotment	$11,500,000	-0-	$11,225,000
We became a reporting company under the Securities Exchange Act of 1934, as amended, when our initial registration statement on Form SB-2, which has since been withdrawn, was declared effective on May 14, 2007. This prior offering was solely for common stock on an all-or-none basis plus a percentage of the shares owned by our selling shareholders. We terminated that offering after having made material changes to its terms but continued to offer our shares before the SEC declared effective the amended prospectus describing the revised terms. All funds received from that offering were returned to the subscribers prior to the filing of this registration statement. We are offering our stock on a minimum/maximum basis instead of on an all-or-none basis because of our subjective assessment of market conditions.
Notes:
1 We have arbitrarily determined the public offering price of our Units. The public offering price bears no relationship to any objective criterion of value. See the section captioned "Determination of Offering Price" for more details. This table does not include 6,536,604 shares of Common Stock being registered on behalf of our selling shareholders.
2 Members of the National Association of Securities Dealers, Inc. and foreign dealers who participate in this offering will (i) be paid a 10% cash commission to the extent that they participate, (ii) be issued warrants in an amount equal to 5% of the sales that they participate in and we accept, exercisable for one year following the termination date of this offering at a price of $0.75 per share, and (iii) be issued warrants in an amount equal to 5% of the sales that they participate in and we accept, exercisable for two years following the termination date of this offering at a price of $1.25 per share. The dealer warrants shall have the same terms as the warrants which are part of the Units that we are now offering. Our payment of any commissions will reduce our net proceeds.
3 Our proceeds from this offering are net of offering expenses, which include printing costs, accounting costs and legal fees to our securities counsel and excludes proceeds from the sale of any of the 6,536,604 shares of Common Stock being registered on behalf of the selling shareholders. These proceeds (net of commissions, if any) will accrue to the selling shareholders and not to us.
* * *
NEITHER THE SEC NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION CAPTIONED "RISK FACTORS" AT PAGE 4 FOR MORE DETAILS.
THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A PRELIMINARY PROSPECTUS THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT BEEN DECLARED EFFECTIVE. NO SECURITIES MAY BE SOLD UNDER THIS REGISTRATION STATEMENT UNTIL IT IS DECLARED EFFECTIVE BY THE COMMISSION.
The information contained in this Prospectus is subject to completion or amendment. We may not sell these securities until this registration statement, of which this Prospectus is a part, is declared effective. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy these securities, and there shall not be any sale of these securities, in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.
Until such time as our shares of Common Stock become quoted on the OTC Bulletin Board or listed on a stock exchange, the selling shareholders will sell their shares at a price of $0.50 per share, which is identical to the price per share of the common stock comprising the Units which we are now registering. If a public trading market for our Common Stock develops in the future and our Common Stock becomes quoted on the OTC Bulletin board or listed on a stock exchange, the selling shareholders may sell their shares of Common Stock in such market at prevailing market prices. The selling shareholders may be deemed to be underwriters with respect to the shares of Common Stock that they are offering.
YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN CONSIDERING WHETHER TO BUY THE SECURITIES DESCRIBED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF THE SALE OF ANY OF OUR SECURITIES.
* * *
Our principal executive offices are located at 330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8. Our telephone number is (416) 363-0151.
The date of this Prospectus is May [20], 2008.

TABLE OF CONTENTS
Part I: Information Required in Prospectus	5
Summary Information	5
Risk Factors	6
Use of Proceeds	16
Determination of Offering Price	17
Dilution	17
Selling Security Holders	19
Plan of Distribution	23
Legal Proceedings	25
Directors, Executive Officers, Promoters and Control Persons	26
Security Ownership of Certain Beneficial Owners and Management	28
Description of Securities	30
Interest of Named Experts and Counsel	32
Commission Position of Indemnification for Securities Act Liabilities	32
Organization within Last Five Years	32
Description of Business	34
Description of Property	37
Management's Plan of Operation	50
Certain Relationships and Related Transactions	53
Market for Common Stock and Related Stockholder Matters	57
Executive Compensation	58
Legal Matters	61
Escrow	61
Experts	61
Financial Statements	62
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	110
Glossary	110
Part II: Information not Required in Prospectus	111
Indemnification of Directors and Officers	111
Other Expenses of Issuance and Distribution	111
Recent Sales of Unregistered Securities	111
Exhibits	114
Undertakings	116
Signatures	118

PART I: INFORMATION REQUIRED IN PROSPECTUS
SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider before deciding whether to invest in our Company. You are urged to read this Prospectus in its entirety.
Gold Run Inc. (referred to in this Prospectus as "us" or "we") is a Delaware corporation that was formed in May 2006 to engage in the highly speculative business of exploring for gold. We commenced exploration activities in August 2006. As an exploration company, we have no mining operations, cash flow or income from any sources. We currently hold leases on four properties and have staked another property in northern Nevada, for a total of five properties, on which we have the right to explore, and if warranted, mine for gold. None of our properties are known to contain gold which can be mined at a profit. Our exploration efforts are led by our President and Chief Geologist, David Mathewson. We plan to use the proceeds from this offering to maintain our interests in these leases, comply with certain contractual obligations to Mr. Mathewson and continue with our gold exploration activities.
We are offering a minimum of 6,666,666 and a maximum of 16,666,666 Units on a best efforts, minimum/maximum basis. The Units sold by us under this Prospectus will be sold for $0.60 per Unit. In the event that we sell all 16,666,666 Units in the maximum offering prior to the termination date, then we will have the option to offer an additional 2,500,000 Units. We are also registering 6,536,604 shares of Common Stock on behalf of our selling shareholders.
Each Unit is comprised of (i) one share of Common Stock, (ii) one-half Warrant to purchase one share of Common Stock for $0.75, expiring one year from the final closing date of this offering, and (iii) one-half Warrant to purchase one share of Common Stock for $1.25, expiring two years from the final closing date of this offering.
As of the date of this registration statement, we are authorized by our charter to issue a total of 100,000,000 shares of Common Stock and have 27,185,134 shares of Common Stock issued and outstanding. This figure does not include the following shares:
•      The shares of Common Stock comprising the Units which are being offered and registered in this registration statement;
•      The shares of Common Stock for which the warrants comprising a part of the Units being offered in this registration statement are exercisable;
•      4,300,000 shares of Common Stock into which our outstanding warrants are exercisable as of the date of this registration statement;
•      1,600,000 shares of Common Stock underlying our outstanding stock options;
•      A maximum of 1,916,667 shares of Common Stock issuable to dealers upon their exercise of warrants that may be issued to them in connection with their participation in this offering.
•      776,470 additional shares of Common Stock that will be issued to two of our Selling Shareholders upon the effective date of this registration statement as the result of anti-dilution provisions contained in their subscription agreements.
If we achieve the minimum offering of 6,666,666 Units, and if all of the shares of Common Stock for which our warrants comprising the Units are exercised, and if all of our currently outstanding warrants and vested and non-vested stock options are exercised, and giving effect to the anti-dilution provisions contained in two of the selling shareholders' subscription agreements, we will have a total of 47,194,936 shares of Common Stock outstanding, and the 13,333,332 shares of Common Stock comprising and underlying the 6,666,666 Units that constitute the minimum offering will represent approximately 28.25% of the outstanding shares of Common Stock. This does not take into account any warrants exercisable for up to an aggregate maximum of 666,666 shares of Common Stock that may be issued to dealers in connection with their participation in the minimum offering.

If we achieve the maximum offering of 16,666,666 Units, and if all of the shares of Common Stock for which our warrants comprising the Units are exercised, and if all of our currently outstanding warrants and vested and non-vested stock options are exercised, and giving effect to the anti-dilution provisions contained in two of the selling shareholders' subscription agreements, we will have a total of 67,194,936 shares of Common Stock outstanding, and the 33,333,332 shares of Common Stock comprising and underlying the 16,666,666 Units that constitute the maximum offering will represent approximately 49.61% of the outstanding shares of Common Stock. This does not take into account any warrants exercisable for up to an aggregate maximum of 1,666,666 shares of Common Stock that may be issued to dealers in connection with their participation in the maximum offering.
If we achieve the maximum offering of 16,666,666 Units and choose to exercise our option to offer an over-allotment of up to an additional 2,500,000 Units, and if we succeed in selling the entire over-allotment of 2,500,000 Units, and if all of the shares of Common Stock for which our warrants comprising the Units are exercised, and if all of our currently outstanding warrants and vested and non-vested stock options are exercised, and giving effect to the anti-dilution provisions contained in two of the selling shareholders' subscription agreements, we will have a total of 72,194,936 shares of Common Stock outstanding, and the 38,333,332 shares of Common Stock comprising and underlying the 19,166,666 Units that constitute the maximum offering plus the over-allotment will represent approximately 53.10% of the outstanding shares of Common Stock. This does not take into account any warrants exercisable for up to an aggregate maximum of 1,916,666 shares of Common Stock that may be issued to dealers in connection with their participation in the maximum offering plus over-allotment.
Summary Financial Information
The summary financial information below is derived from our unaudited financial statements for the quarter ended March 31, 2008 and our audited financial statements for the year ended December 31, 2007, for the period from our inception (May 5, 2006) to December 31, 2006, and for the period from our inception to December 31, 2007. Our fiscal year ends on December 31 of each year. Our financial statements, together with the notes thereto, are included elsewhere in this Prospectus.
	From Inception to December 31, 2006	Fiscal Year Ending December 31, 2007	From Inception to December 31, 2007	Quarter Ending March 31, 2008
Total Assets	$1,233,372	$467,493	$467,493	$445,247
Total Liabilities	(1,869,548)	(426,688)	(426,688)	653,288
Stockholders' Equity (deficit)	(636,176)	40,805	40,805	(208,041)
Total Revenue	-0-	-0-	-0-	-0-
Net Profit (Loss)	(839,620)	(1,859,942)	(2,699,562)	(280,808)
Net Profit (Loss) per share	$(0.021)	$(0.047)	$(0.069)	(0.010)
RISK FACTORS
Our business is exploring for gold, which is a highly speculative activity. An investment in our securities involves a high degree of risk. You should not invest in our securities if you cannot afford to lose your entire investment. In deciding whether you should invest in our securities, you should carefully consider the following information together with all of the other information contained in this Prospectus. Any of the following risk factors can cause our business, prospects, financial condition or results of operations to suffer and you to lose all or part of your investment.

The loss of David Mathewson would adversely affect our business because his expertise is indispensable.
Our business depends upon the continued involvement of David Mathewson, our President and Chief Geologist. The loss of Mr. Mathewson's services would adversely affect our business and prospects. We relied solely upon Mr. Mathewson's judgment and expertise in deciding to lease and stake our properties. We did not independently visit, survey or examine our properties before leasing or staking them. We are relying upon Mr. Mathewson's familiarity with our properties in implementing our exploration program, which was designed by Mr. Mathewson. We plan to rely upon Mr. Mathewson's expertise in planning our future activities, including the acquisition of exploration prospects. We do not believe that we will be able to operate as planned in the event that Mr. Mathewson ceases to be involved with us. Mr. Mathewson could decide to cease being involved with us in the future in the event that we default under our agreement with him and fail to cure our default in a timely manner. We have already defaulted on our previous agreement with him, but were able to cure our default to Mr. Mathewson's satisfaction. There is no guarantee that we will be able to cure these defaults to Mr. Mathewson's satisfaction. Should any future defaults occur, you should carefully consider our reliance upon Mr. Mathewson's involvement and judgment before deciding whether to invest in our securities.
Exploring for gold is an inherently speculative business.
Exploring for gold is a business that by its nature is very speculative. There is a strong possibility that we will not discover any gold which can be mined at a profit. Even if we do discover gold deposits, the deposit may not be of the quality or size necessary for us to make a profit from actually mining it. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological formations, geological formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.
We must fund our exploration activities at a minimum level of $6,000,000 or we may lose our properties and key personnel. The minimum offering amount is insufficient to accomplish this funding.
Under our agreement with our President and Chief Geologist, David Mathewson, we are required to fund our exploration program in a minimum amount of $6,000,000, staggered in periodic payments through March 31, 2010. Our funding obligation will be deemed satisfied upon the earlier of i) the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or ii) the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided that we have also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs. In the event that we are unable to satisfy this commitment in a timely manner, then Mr. Mathewson may resign as our President and Chief Geologist and we will lose the rights to our currently leased properties and any other properties that we may have leased from Mr. Mathewson and/or an entity under his control or which have been generated by him. We were unable to fund our exploration financing tranche in the amount of $2,000,000 due on March 31, 2008. On April 1, 2008, Mr. Mathewson extended the deadline for that financing tranche by 90 days to June 29, 2008. If we are unable to meet this extended deadline and Mr. Mathewson thereupon advises us that we are in default, we will then have an additional 90 days following such notice to cure such default. We anticipate that we will be able to meet this obligation without penalty if we meet our minimum offering during the period of time in which this offering is open; however, in that event, we will have insufficient capital to fully execute our business plan after meeting this obligation. In the event that we shall have insufficient capital to meet our exploration program funding obligations, we will be required to renegotiate our agreement with Mr. Mathewson or seek additional sources of financing. Unless we close on the maximum offering, we will require additional capital in order to meet our contractual exploration program funding obligations. Our failure to close on the maximum offering would increase the risk that we may be unable to adequately finance our exploration program and the possibility that you will lose your investment.

Even if we close on the maximum offering, we may need to obtain additional financing over and above this public offering to obtain the capital required to comply with our $6,000,000 exploration program funding obligation to David Mathewson.
If we close on the maximum offering, we expect that the proceeds will be sufficient to fund our exploration program as it is currently planned and meet our exploration program funding obligations through March 31, 2010. Even if we achieve the maximum offering, we will probably require additional capital if we modify or expand our exploration program from what is currently planned. We will probably require additional capital over and above the proceeds of the maximum offering to fund our exploration program after March 31, 2010, or to fund the acquisition and exploration of new properties. We may also need capital more rapidly than currently anticipated, for example, if we incur higher-than-expected exploration expenses. At this time, it is impossible to quantify the amount of additional funding, if any, that we may require in the future. We may be unable to secure additional financing on terms acceptable to us, or at all, at times when we need such financing. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders will be reduced and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our Common Stock. Such securities may also be issued at a discount to the market price of our Common Stock, resulting in possible further dilution to the book value per share of Common Stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Our inability to raise additional funds on a timely basis could prevent us from achieving our business objectives and could have a negative impact on our business, financial condition, results of operations and the value of our securities.
Our ability to finance our operations in the future is dependent upon prevailing market conditions and our subjective assessment of them.
We are subject to the continuing risk that we may be unable to obtain additional financing in the future when we require it because of prevailing conditions in financial capital markets. This has already happened to us in the past. Our initial registration statement which was declared effective by the SEC in May 2007 was for a planned "all or none" offering. We were unable to complete that offering because of the condition of the financial markets at that time, and our proposed offering terms. That offering was terminated because of these factors, and we subsequently withdrew our original registration statement. Accordingly, there is the continuing risk that we may experience similar difficulty in the future in securing additional financing when we require it, and on acceptable terms, or at all.

Our management has conflicts of interest.
Some of our directors and officers have private mining interests and also serve as officers and/or directors of other gold exploration companies, or are principals of other companies with which we have business relationships. Consequently, their personal interests may come into conflict with our interests. Situations may arise where these persons are presented with business opportunities which may be desirable not only for us, but also to the other companies with which these persons are affiliated. In addition to competition for suitable business opportunities, we also compete with these other gold exploration companies for investment capital, technical resources, key personnel and other things. You should carefully consider these potential conflicts of interest before deciding whether to invest in our securities. In the event that such a conflict of interest arises at a meeting of our Board of Directors, a director who has such a conflict will abstain from voting for or against the matter about which the conflict exists. Two of our directors (including the Executive Chairman of the Board of Directors), who are also founders, are partners in a law firm that has rendered legal services to us in the past. Our directors and officers who have potential conflicts of interest as of the date of this Prospectus due to their affiliation with other companies are listed below:
•      David Mathewson, our President, Chief Geologist and a Director, has a 50% ownership interest in KM Exploration, Ltd., a Nevada limited liability company, from which we lease three of our five properties. As a 50% equity holder of KM Exploration, Mr. Mathewson may be deemed to have a conflict of interest notwithstanding his representation to us that he has waived his rights to receive any of our lease payments and a portion of any royalty payments that we may make to KM Exploration. Mr. Mathewson retains his residual interest in the portion of KM Exploration's net smelter return royalty that is not subject to buyback by us under the terms of our lease agreements. Depending upon the specific property lease, Mr. Mathewson's residual interest amounts to between 1/3 and 1/2 of 1% of our net smelter return for that property. Our lease agreements with KM Exploration are described in greater detail in the section captioned "Description of Property".
•      Ernest M. Cleave, our Treasurer, Chief Financial Officer and Controller, also serves as the chief financial officer of Grandview Gold, Inc., an Ontario company, which is a gold exploration company operating in the Carlin gold trend, near our properties.
•      Michael Berns, the Executive Chairman of our Board of Directors, is also the Chairman of the Board and the Chairman of the Audit Committee of Golden Odyssey Mining, Inc., a Canadian gold exploration company currently operating in the Carlin and Battle Mountain-Eureka gold trends, near our properties. He is also one of the two partners in the law firm of Berns & Berns, which formerly provided legal services to us.
•      James Berns, a Director, is one of the two partners in the law firm of Berns & Berns.
•      Christina Wilton, our Secretary, is also the Secretary of Asia Now Resources Corp., a Canadian mineral exploration company currently operating exclusively in China.

We do not know if our properties contain any gold that can be mined at a profit.
None of the properties on which we have the right to explore for gold are known to have any deposits of gold which can be mined at a profit. Whether a gold deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of gold, which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.
We are an exploration stage company with no mining operations and we may never have any mining operations in the future.
Our business is exploring for gold. In the unlikely event that we discover commercially exploitable gold deposits, we will not be able to make any money from them unless the gold is actually mined. We will need to either mine the gold ourselves, find some other entity to mine our properties on our behalf, or sell our rights to mine the gold. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If we assume any operational responsibility for mining on our properties, it is possible that we will be unable to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.
We are a new company with a short operating history and have only lost money.
We were formed on May 5, 2006. Our operating history consists of starting our preliminary exploration activities. We have no income-producing activities. We have already lost money because of the expenses we have incurred in recruiting personnel, acquiring the rights to explore on our properties, and starting our preliminary exploration activities. Exploring for gold is an inherently speculative activity. There is a strong possibility that we will not find any commercially exploitable gold deposits on our properties. Because we are a gold exploration company, we may never achieve any meaningful revenue.
We had a material weakness in our internal financial controls as of December 31, 2007. A material weakness could cause our financial statements to be inaccurate.
During their annual audit review completed in March 2008, the independent public accountants identified several control deficiencies, which we concluded, in the aggregate, constituted a material weakness in our internal control over financial reporting as of December 31, 2007. The three specific control deficiencies identified by the independent public accountants were:
•      Our small size made it difficult for us to properly segregate responsibilities for approving, authorizing and reconciling transactions. Specifically, we have only one full-time administrative employee, our chief executive officer, and our chief financial officer works for us on a part-time basis.
•      We misclassified certain expenditures and we failed to properly record and account for certain expenses as they were incurred, resulting in the publication of incorrect unaudited financial statements on Form 10-QSB for the quarter ended September 30, 2007.
•      On November 19, 2007, we filed with the SEC our quarterly report on Form 10-QSB for the quarter ending September 30, 2007 without prior review by our independent accountants as required by SEC regulations. We did not disclose in that filing, as required, that the required independent review had not been performed.

A material weakness in our internal control over financial reporting could cause our financial statements to be inaccurate. This could cause the market to lose confidence in our financial reporting, impair our ability to obtain additional financing, and result in a loss of your investment.
We may not be able to follow our internal procedures relating to the authorization and reporting of our financial transactions, or such procedures may not function as intended.
We are a small company with limited resources. We have only one full-time administrative employee, our chief executive officer, and our chief financial officer works for us on a part-time basis. This may cause us not to comply with our internal procedures designed to assure that our financial information is properly gathered and reported. In the event that we do not follow these internal procedures, or if they do not function as intended, we could publish materially incorrect financial statements. This could cause investors to lose confidence in the accuracy of our reported financial information, impair our ability to secure additional financing, and result in a loss of your investment.
Our business is subject to extensive environmental regulations which may make exploring for or mining gold prohibitively expensive, and which may change at any time.
All of our operations are subject to extensive environmental regulations which can make exploring for gold expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of our exploring for gold on our properties. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploring for gold. This may adversely affect our financial position, which may cause you to lose your investment. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine any of our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) because we currently have no intention of mining our properties. However, if we change our business plan to include the mining of our properties and assuming that we retain operational responsibility for mining our properties, then such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities may be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws.

We may be denied the government licenses and permits which we need to explore for gold on our properties. In the event that we discover commercially exploitable gold deposits, we may be denied the additional government licenses and permits which we will need to mine gold on our properties.
Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mineral claims require a permit to be obtained from the United States Bureau of Land Management, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian grave yards, threatened or endangered species, archeological sites or the possibility thereof, difficult access, excessive dust and important nearby water resources may all result in the need for additional permits before exploration activities can commence. As with all permitting processes, there is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted at all. Delays in or our inability to obtain necessary permits will result in unanticipated costs, which may result in serious adverse effects upon our business.
The value of our properties is subject to volatility in the price of gold.
Our ability to obtain additional and continuing funding, and our profitability should we ever commence mining operations, will be significantly affected by changes in the market price of gold. Gold prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. Some of these factors include the sale or purchase of gold by central banks and financial institutions; interest rates; currency exchange rates; inflation or deflation; fluctuation in the value of the United States dollar and other currencies; speculation; global and regional supply and demand, including investment, industrial and jewelry demand; and the political and economic conditions of major gold or other mineral-producing countries throughout the world, such as Russia and South Africa. The price of gold or other minerals have fluctuated widely in recent years, and a decline in the price of gold could cause a significant decrease in the value of our properties, limit our ability to raise money, and render continued exploration and development of our properties impracticable. If that happens, then we could lose our rights to our properties and be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon the level of gold prices remaining sufficiently high to make the development of our properties economically viable. You may lose your investment if the price of gold decreases. The greater the decrease in the price of gold, the more likely it is that you will lose money.
Our property titles may be challenged. We are not insured against any challenges, impairments or defects to our mineral claims or property titles. We have not verified title to all of our properties.
Our properties are predominantly comprised of unpatented lode claims created and maintained in accordance with the federal General Mining Law of 1872. Unpatented lode claims are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented lode claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Title searches have recently been conducted on our Crescent Valley North, Robinson Creek and Horse Creek properties. The title searches indicate that although our titles to these three properties are defensible, there are potentially conflicting claims which may impair title to certain portions of our claims. The potentially conflicting claims are all located on the periphery of our properties. We do not believe that any potentially conflicting claims on these three properties will interfere with our business plan, as the potentially conflicting claims are all located away from our planned drilling sites and target zones. However, the specific nature and extent of any potential conflicts have not been determined at this time. Our title search has also indicated that a portion of our Crescent Valley North property was patented under the Taylor Grazing Act, which does not grant surface rights. We will need to negotiate a surface use agreement with the surface owner in the event that we wish to explore on this portion of the Crescent Valley North property, which we have no intention of doing at this time. Additionally, we have not conducted a title search on our Indian Creek and Tempo Mineral Prospect properties. The existence of potentially conflicting claims and use limitations on our properties and the uncertainty resulting from not having a title search on our Indian Creek and Tempo Mineral Prospect properties leaves us exposed to potential title suits. Defending any challenges to our property titles will be costly, and may divert funds that could otherwise be used for exploration activities and other purposes. In addition, unpatented lode claims are always subject to possible challenges by third parties or contests by the Federal government, which, if successful, may prevent us from exploiting our discovery of commercially extractable gold. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our properties. We are not insured against challenges, impairments or defects to our property titles, nor do we intend to carry title insurance in the future. Potential conflicts to our mineral claims are discussed in detail in the section captioned "Description of Property".

Proposed amendments to the General Mining Law may make it more difficult or impossible for us to execute our business plan.
At this time, Congress is actively considering an amendment to the General Mining Law that would, among other things, permanently ban the sale of public land for mining. The proposed amendment would expand the environmental regulations to which we are subject and would give Indian tribes the ability to hinder or prohibit mining operations near tribal lands. The proposed amendment would also impose a royalty of 4% of gross revenue on new mining operations located on federal public land, which would apply to all of our properties. The proposed amendment will make it more expensive or perhaps too expensive to recover any otherwise commercially exploitable gold deposits which we may find on our properties. At this time, the final form and provisions of the proposed amendment remain uncertain, as are the proposed amendment's prospects for passage into law. It is therefore impossible to fully assess the potential impact of the proposed amendment upon our business model, which may become significant.
Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold.
Gold exploration is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.
We may not be able to maintain the infrastructure necessary to conduct exploration activities.
Our exploration activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.
Our exploration activities may be adversely affected by the local climate, which prevents us from exploring our properties year-round.
The local climate makes it impossible for us to conduct exploration activities on our properties year-round. Because of their rural location and the lack of developed infrastructure in the area, our properties are generally impassible during the muddy season, which lasts roughly from December through May. During this time, it may be difficult or impossible for us to access our properties, make repairs, or otherwise conduct exploration activities on them. Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our properties, or may otherwise prevent us from conducting exploration activities on our properties.
We do not carry any property or casualty insurance and do not intend to carry such insurance in the future.
Our business is subject to a number of risks and hazards generally, including but not limited to adverse environmental conditions, industrial accidents, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to our properties, equipment, infrastructure, personal injury or death, environmental damage, delays, monetary losses and possible legal liability. You could lose all or part of your investment if any such catastrophic event occurs. We do not carry any property or casualty insurance at this time, nor do we intend to carry this type of insurance in the future (except that we will carry all insurance that we are required to by law, such as motor vehicle insurance). Even if we do obtain insurance, it may not cover all of the risks associated with our operations. Insurance against risks such as environmental pollution or other hazards as a result of exploration is generally not available to us or to other companies in our business on acceptable terms. Should any events against which we are not insured actually occur, we may become subject to substantial losses, costs and liabilities which will adversely affect our financial condition.

We must make annual lease payments and claim maintenance payments or we will lose our rights to our properties.
We are required under the terms of our property leases to make annual payments to the claim holder, KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, David Mathewson, holds a 50% ownership interest. We are also required to make annual claim maintenance payments to Federal Bureau of Land Management and to the County in which our properties are located in order to maintain our rights to explore and, if warranted, to develop our properties. Our annual claim maintenance payments currently total approximately $92,103. If we fail to meet these obligations, we will lose the right to explore for gold on our properties. Our property leases are described in greater detail in the section captioned "Description of Property".
We have only three employees, upon whom our business is dependent. We do not carry any key-man insurance.
We currently have only three employees. Our first employee is our President and Chief Geologist, David Mathewson, who started to work for us full time on August 1, 2006. Mr. Mathewson is also a member of our Board of Directors. Our agreement with Mr. Mathewson requires us to make available a cumulative total of $6 million to be used for exploration activities on our properties by March 31, 2010. If we are unable to make these funds available, there is a risk that Mr. Mathewson may resign from his positions. Our business is dependent upon Mr. Mathewson's continued active involvement, and the loss of Mr. Mathewson's services would have a significant adverse effect upon our business. Our second employee is John M. Pritchard, our Chief Executive Officer and a Director, who joined us on September 16, 2006. Our third employee is Brion Theriault, a senior field geologist who joined us on September 16, 2006. We anticipate that our business may become dependent upon other key personnel and/or consultants in the future. We do not carry key-man insurance on any of our officers, directors or employees, and do not intend to carry such insurance in the future.
Some members of our management may not be subject to the jurisdiction of U.S. courts because they are Canadian citizens who reside in Canada.
Some of our officers and directors are Canadian. This may make it difficult for our investors to enforce the judgments of U.S. courts against them. Our stockholders may not be able to effect service of process against our Canadian officers and directors. Canadian courts may not enforce the judgments of U.S. courts against our Canadian officers and directors. Our investors may not be able to proceed in Canadian Courts against these persons. As of the date of this Prospectus, the following are our officers and directors who may not be subject to the jurisdiction of U.S. courts because they are Canadian residents: Ernest M. Cleave, John M. Pritchard and Christina Wilton. You should carefully consider the possibility that you may not be able to sue some of our officers and directors in U.S. courts before deciding whether to invest in our securities.
There is no public market for our securities and they will not be listed on a widely traded market in the foreseeable future.
There is currently no public market for shares of our Common Stock and one may never develop. Following this public offering, we will attempt to have our Common Stock quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. We plan to do this by having a market maker file a Form 211 application with the National Association of Securities Dealers, Inc. and otherwise complying with the requirements set forth in Rule 15c2-11 promulgated under the Securities Exchange Act of 1934, as amended. We do not expect to incur significant expenses as a result of such an application. The OTC Bulletin Board is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our Common Stock to be listed on an exchange or NASDAQ, which are often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders' equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock, and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed.

The book value of your investment will be significantly diluted because our current stockholders acquired their shares at much lower prices than those in this offering and could be further diluted if our outstanding warrants and options are exercised in the future.
The book value of your investment will be immediately and significantly diluted because the offering price is substantially higher than the amount paid per share of Common Stock by our early-stage investors, three of whom are currently directors, as well as by certain other investors.The net tangible book value of your shares of Common Stock may also be diluted in the event that we issue additional shares of Common Stock for any other reason, such as in connection with a secondary offering or a future stock option plan, to the extent that any such offering or option plan has a purchase price per share that is less than the per-share net tangible book value of your Common Stock at that time. The dilution in the book value of our Common Stock is discussed in greater detail in the "Dilution" section of this Prospectus.
"Penny Stock" rules will initially make buying or selling our Common Stock difficult because the broker-dealers selling our Common Stock will be subject to certain limitations.
Trading in our securities is subject to certain regulations adopted by the Securities Exchange Commission, commonly known as the "penny stock" rules and which apply to stocks selling below $5.00 per share. Our shares of Common Stock qualify as "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional practice requirements on broker-dealers who sell shares of such stocks in the market. "Penny stock" rules govern how broker-dealers can deal with their clients and with "penny stocks." For sales of our securities, including the sale of any Common Stock by the selling shareholders, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale of stock to you. The additional burdens imposed upon broker-dealers by the "penny stock" rules may discourage broker-dealers from effecting transactions in our securities, which could severely affect their market price and liquidity. This could prevent you from easily reselling your shares or warrants when they become freely tradeable and could cause the price of our securities to decline.
We do not plan to pay any dividends in the foreseeable future.
We have never paid a dividend and we are unlikely to pay a dividend in the foreseeable future, if ever. Whether any dividends are distributed in the future, as well as the specific details of any such dividends, will be decided by our Board of Directors based upon a number of factors, including but not limited to our earnings, financial requirements and other conditions prevailing at the time. We may never pay dividends. You should carefully consider this before deciding whether to purchase our securities.
Our principal stockholders have the power to control the Company because they may continue to hold a majority of our outstanding shares of Common Stock after this offering.
Under certain circumstances, our management, directors and stockholders have and may continue to have the ability to substantially control our business and affairs and acting together have the power to approve all matters that need to be approved by our stockholders. This includes the election and removal of directors and officers, mergers, consolidations, or the sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impeding a merger, consolidation, takeover or other business combination involving the company, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company. This may adversely affect the value of your investment, and you should carefully consider this concentration of ownership before deciding whether to invest in our Company. The stockholders who will own more than 5% of our outstanding shares of Common Stock upon the achievement of either the minimum offering or the maximum offering are: James Berns, Michael Berns, and David Mathewson.

USE OF PROCEEDS
We will realize gross proceeds $4,000,000 if we achieve the minimum offering, gross proceeds of $10,000,000 if we achieve the maximum offering, and gross proceeds of $11,500,000 if we achieve the maximum offering, exercise our over-allotment option and then sell all of the Units comprising the over-allotment option . We will not realize any proceeds from the sale of any portion of the 6,536,604 shares of Common Stock that we are registering on behalf of the selling shareholders because the proceeds from the sale of these shares, net of any commissions, will be paid directly to them, and not to us. The following table sets forth our planned use of proceeds through January 31, 2009, assuming that we will pay no dealer commissions:
	Minimum Offering	Maximum Offering	Maximum Offering with Over-Allotment
Offering Expenses[1]	$275,000	$275,000	$275,000
Exploration Program Funding	2,000,000	2,000,000	2,000,000
Satisfaction of Liabilities	350,000	350,000	350,000
Estimated Administrative Expenses	650,000	650,000	650,000
Lease and Claim Maintenance	135,990	135,990	135,990
Repayment of Bridge Loans	165,000	165,000	165,000
Working Capital[2]	424,010	6,424,010	7,924,010
Total:	$4,000,000	$10,000,000	$11,500,000
Notes:
1 Our offering expenses are discussed in greater detail in the section captioned "Other Expenses of Issuance and Distribution."
2 Our working capital will be reduced to the extent that we pay commissions to dealers in this offering, which cannot exceed a total of $400,000 in the case of the minimum offering, $1,000,000 in the case of the maximum offering, and $1,150,000 in the case of the maximum offering upon our exercise of our over-allotment option.
FORWARD-LOOKING STATEMENTS
This Prospectus contains forward-looking statements, including, without limitation, in the sections captioned "Description of Business", "Risk Factors", "Management's Plan of Operation", and elsewhere. Any and all statements contained in this Prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as "may", "might", "would", "should", "could", "project", "estimate", "pro-forma", "predict", "potential", "strategy", "anticipate", "attempt", "develop", "plan", "help", "believe", "continue", "intend", "expect", "future", and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this Prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to exploration programs, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, (iv) the assumptions underlying or relating to any statement described in points (i), (ii), or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, our inability to expand our business, government regulations, lack of diversification, volatility in the price of gold, increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this Prospectus appears in the section captioned "Risk Factors" and elsewhere in this Prospectus.
Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Prospectus to reflect any new information or future events or circumstances or otherwise.
Readers should read this Prospectus in conjunction with the discussion under the caption "Risk Factors", our financial statements and the related notes thereto in this Prospectus, and other documents which we may file from time to time with the Securities and Exchange Commission.
DETERMINATION OF OFFERING PRICE
There is no market for any of the securities which we are now registering. As a result, the offering price and other terms and conditions relative to the securities being offered in this Prospectus have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the price used for the securities. Among the factors that we considered in determining the offering price were: valuations of publicly held junior exploration companies; our gold exploration team; our current mineral prospects; our lack of an operating history; the proceeds we want to raise in this offering; the amount of capital to be contributed in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our contractual requirements. For purposes of calculating the registration fee, we have assumed that the sale price of the 6,536,604 shares of Common Stock that we are registering on behalf of the selling shareholders will be $0.50 per share, which is the price at which we have arbitrarily valued the shares of Common Stock included in the Units that we are now offering. The actual price at which any of these shares are sold before the entire offering closes may be lower than $.50 depending upon market conditions. There is a significant possibility that these shares may not be saleable at any price due to the lack of a public trading market.
DILUTION
You will suffer an immediate and substantial dilution in the net tangible book value per share of Common Stock upon purchase. Dilution is the difference between the public offering price of $0.60 per Unit and the net book value per share of Common Stock. Our net book value per share is determined by subtracting total liabilities from total tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding.
Immediately prior to this offering, we had a total of 27,185,134 shares of Common Stock issued and outstanding, consisting of 8,985,000 shares held by our founders, 6,000,000 shares held by David Mathewson, 1,500,000 shares held by Brion Theriault, 1,910,000 shares held by a limited number of accredited seed investors who purchased their shares shortly after we were formed, 7,826,800 shares held by a limited number of accredited investors who purchased their shares (or securities which have since automatically converted into their shares) in several private placements and 963,334 shares held by four accredited investors who purchased their shares in private placements. Our net tangible book value per share of Common Stock as of the effective date of this offering will be approximately -$0.0077 (a negative tangible book value). This figure does not take into account any of the Units that are to be sold in this offering or any shares of Common Stock issuable upon the exercise of our outstanding warrants or stock options or upon the exercise of any warrants that may be issued to dealers as compensation to the extent that they participate in this offering, or of the anti-dilution provisions under which the number of shares of Common Stock purchased by two of our selling shareholders will increase by 776,470 shares of Common Stock upon the effective date of this registration statement.

Without taking into account any adjustments in our net tangible book value other than to give effect to the anti-dilution provisions under which the number of shares of Common Stock purchased by two of our selling shareholders will increase by 776,470 shares upon the effective date of this registration statement, and to the sale of the minimum 6,666,666 Units being offered in this Prospectus, after the deduction of offering expenses, our pro forma net tangible book value upon the closing of our minimum offering will be approximately $3,516,959, or $0.1016 per share of Common Stock. This represents an increase in net tangible book value to existing shareholders of approximately $0.1093 per share and a dilution of approximately 83% for new investors.
Without taking into account any further adjustments in our net tangible book value other than to give effect to the sale of the maximum 16,666,666 Units being offered in this Prospectus, after the deduction of offering expenses, our pro forma net tangible book value upon the closing of our maximum offering will be approximately $9,516,959, or approximately $0.2132 per share of Common Stock. This represents an increase in net tangible book value to existing shareholders of approximately $0.2209 per share and a dilution of approximately 64% for new investors.
Without taking into account any further adjustments in our net tangible book value other than to give effect to the sale of our entire over-allotment option of 2,500,000 Units, after the deduction of offering expenses, our pro forma net tangible book value upon the completion of the sale of our over-allotment will be approximately $11,016,959, or approximately $0.2338 per share of Common Stock. This represents an increase in net tangible book value to existing shareholders of approximately $0.2415 per share and a dilution of approximately 61% for new investors.
The following table compares the differences between your investment in our Units with the investment of our existing shareholders upon the effective date of this registration statement, assuming that different percentages of this offering are sold:1
	40% Sold (Minimum)	70% Sold (Midpoint)	100% Sold (Maximum)	115% Sold (Over-allotment)
Public Offering Price Per Unit:	$0.60	$0.60	$0.60	$0.60
Net Tangible Book Value Per Share Upon Effective Date of Offering:	$(0.0077)	$(0.0077)	$(0.0077)	$(0.0077)
Pro Forma Net Tangible Book Value Per Share After Offering:	$0.1016	$0.1645	$0.2132	$0.2338
Increase Per Share Attributable to New Investors:	$0.1093	$0.1722	$0.2209	$0.2415
Amount of Dilution Per Share to New Investors:	$0.4984	$0.4355	$0.3868	$0.3662
Percentage Dilution Per Share to New Investors:	83%	73%	64%	61%

Note:
1 This dilution table is based upon our unaudited financial statements as of March 31, 2008, which are contained elsewhere in this Prospectus. All figures in the dilution table are rounded and do not take into account any decrease in net tangible book value subsequent to March 31, 2008 attributable to our continuing losses from operations.
SELLING SECURITY HOLDERS
We are registering 6,536,604 shares of Common Stock on behalf of our selling shareholders. All but two of our selling shareholders acquired their shares of Common Stock by purchasing promissory notes at face value in a series of transactions commencing in June 2006. On May 14, 2007, the promissory notes automatically converted into shares of Common Stock, together with 10% interest thereon which was paid in additional shares of Common Stock. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The two selling shareholders who did not acquire their shares of Common Stock in this manner acquired their shares of Common Stock in two private placements completed in the second half of 2007, which were conducted respectively in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder. The subscription agreements for both of these private placements provided these two selling shareholders with certain anti-dilution protections under which their shareholdings automatically increased by 776,470 shares of Common Stock upon the effective date of this registration statement. For more information pertaining to the selling shareholders, including a description of these anti-dilution protections, please refer to the section captioned "Recent Sales of Unregistered Securities".
None of the selling shareholders has had any material relationship with us or with any of our officers or directors within the past three years, except that one of the selling shareholders (Philip Mathewson) is the brother and another of the selling shareholders (Donald E. Shipley) is the brother-in-law of our President and Chief Geologist, David Mathewson.
None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer, other than Roger Levine and James J. Kelly. Mr. Kelly is affiliated with Pacific Crest Securities, Inc., a broker-dealer based in Portland, Oregon. Mr. Levine is affiliated with Viewpoint Securities, LLC, a broker-dealer based in Del Mar, California, which received commissions in the private placement of our convertible notes, a portion of which was paid to Mr. Levine. We are also party to an Engagement Agreement with Viewpoint dated December 10, 2007, under which we retained Viewpoint as our exclusive advisor to provide corporate finance and investment banking related advice. Our agreement with Viewpoint is in effect until December 31, 2010 and may be renewed thereafter. We have agreed to pay Viewpoint a $25,000 retainer. While that agreement is in effect, and for a period of three years thereafter, we will pay Viewpoint a cash fee equal to 3.5% of the value of any strategic partnership, joint or collaborative venture, strategic alliance or similar transaction with persons or entities introduced to us by Viewpoint during that period. During the term of our agreement and for a period of two years thereafter, for any investor identified by Viewpoint during the term of our agreement who participates in an equity financing, we will pay Viewpoint a 10% cash commission and issue Viewpoint warrants to purchase shares of Common Stock equal to 10% of the value of the equity purchased by such investor. During the term of this agreement and for a period of two years thereafter, we will also pay Viewpoint a commission to the extent that they identify any investors who participate in debt offerings. This agreement requires us to admit a representative of Viewpoint as a non-voting observer to meetings of our Board of Directors and to copy Viewpoint on all actions taken by unanimous written consent in lieu of a meeting of the Board of Directors.
Mr. Levine holds his Series 7 (general securities representative), Series 8 (general securities sales supervisor), Series 24 (general securities principal) and Series 63 (securities agent) licenses with Viewpoint Securities. Mr. Kelly holds his Series 7, Series 55 (limited representative-equity trader) and Series 63 licenses with Pacific Crest Securities.
Both Mr. Levine and Mr. Kelly have advised us that the convertible notes which they had held, and the shares of Common Stock which they received upon the automatic conversion of their convertible notes, were and are held for their own personal account only and that they have no agreements or understandings, directly or indirectly, with any person or entity to distribute the shares of Common Stock that they received upon the automatic conversion of their notes. Both Mr. Levine and Mr. Kelly have advised us that their acquisition of our Common Stock was not in the ordinary course of their current respective businesses. Mr. Kelly has further advised us that his acquisition of our securities was made for his Individual Retirement Account.

The pertinent information regarding the holders of our common stock is set forth in the following table:
Name of Selling Shareholder	Number of Shares Being Registered[1]	Percentage of Class Owned After Offering is Complete and Minimum Offering is Achieved[2,3]	Percentage of Class Owned After Offering is Complete and Maximum Offering is Achieved[3,4]	Percentage of Class Owned after Offerig is Complete and Over-Allotment is Fully Sold[3,5]
Adbulsalam A. al-Abdulkarim	1,176,471	3.40%	2.64%	2.50%
Tahir Akbar	110,000	< 1%	< 1%	< 1%
Axxion S.A. Stabilitas Growth – Small Cap[6]	275,000	< 1%	< 1%	< 1%
Gary Bartholomew	110,000	< 1%	< 1%	< 1%
Georges Berberat	66,000	< 1%	< 1%	< 1%
Dr. Ralph Blatt	77,000	< 1%	< 1%	< 1%
Mike Campbell	220,000	< 1%	< 1%	< 1%
W.J. Clough	44,000	< 1%	< 1%	< 1%
Pascal Cochez	77,000	< 1%	< 1%	< 1%
Jasper de Raadt	66,000	< 1%	< 1%	< 1%
Jacques Delque	44,000	< 1%	< 1%	< 1%
Ecosol Natural Resources Fund Ltd.[7]	550,000	1.59%	1.23%	1.17%
Khaled Esbaitah	110,000	< 1%	< 1%	< 1%
Fischoff Family LLC[8]	533,333	1.54%	1.20%	1.13%
Bruce Ford	55,000	< 1%	< 1%	< 1%
Goldman Family Revocable Trust U/A 7-22-80[9]	44,000	< 1%	< 1%	< 1%
Rene Grelat	44,000	< 1%	< 1%	< 1%
G. Gut	44,000	< 1%	< 1%	< 1%
Jeffrey S. Hook	165,000	< 1%	< 1%	< 1%
Richard Joye	132,000	< 1%	< 1%	< 1%
James J. Kelly	55,000	< 1%	< 1%	< 1%
Daniel Klein	33,000	< 1%	< 1%	< 1%
Louis Klein	55,000	< 1%	< 1%	< 1%
Roger Levine	110,000	< 1%	< 1%	< 1%
Robert Lichtenstein	15,400	< 1%	< 1%	< 1%
Mazen Madooh	110,000	< 1%	< 1%	< 1%

Kenneth G. and Linda Kaye Main	4,400	< 1%	< 1%	< 1%
Alan Maksymak (deris Spenser)	44,000	< 1%	< 1%	< 1%
Laurent Martin-Rouaix	22,000	< 1%	< 1%	< 1%
Philip Mathewson[10]	110,000	< 1%	< 1%	< 1%
Lynette McCullough	110,000	< 1%	< 1%	< 1%
Shari A. Mirkin	110,000	< 1%	< 1%	< 1%
Francis O'Hara	110,000	< 1%	< 1%	< 1%
Gonzolo Ojeda	110,000	< 1%	< 1%	< 1%
Robert Race	33,000	< 1%	< 1%	< 1%
Francois L. Rahm	22,000	< 1%	< 1%	< 1%
Tiziano Romangnoli	220,000	< 1%	< 1%	< 1%
Harry Roz	11,000	< 1%	< 1%	< 1%
Tal Schibler	33,000	< 1%	< 1%	< 1%
David Schwedel	220,000	< 1%	< 1%	< 1%
Shelley Shifman	44,000	< 1%	< 1%	< 1%
Donald E. Shipley[11]	55,000	< 1%	< 1%	< 1%
Stephen Simms	22,000	< 1%	< 1%	< 1%
Leo Spellman	66,000	< 1%	< 1%	< 1%
Theodore Swindells	165,000	< 1%	< 1%	< 1%
Swissfirst Bank (Liechtenstein) AG12	550,000	1.59%	1.23%	1.17%
Eli Szamosi	11,000	< 1%	< 1%	< 1%
William Washington	33,000	< 1%	< 1%	< 1%
Widder Family Limited Partnership[13]	55,000	< 1%	< 1%	< 1%
Mark Youngman	55,000	< 1%	< 1%	< 1%
Total:	6,536,604	18.88%	14.65%	13.87%
Notes:
1 We are registering 100% of the number of shares of Common Stock owned by each of the selling shareholders.
2 These percentages are based upon a total of 34,628,270 shares of Common Stock outstanding, consisting of 27,185,134 shares outstanding immediately prior to this offering plus the 776,470 additional shares of Common Stock issued to Abdulsalam A. Al-Abdulkarim and Fischoff Family LLC pursuant to the anti-dilution provisions of their subscription agreements, plus the 6,666,666 shares that will have been sold if the minimum offering is achieved. As described in greater detail in the section captioned "Plan of Distribution", the 6,536,604 shares of Common Stock that we registered on behalf of the selling shareholders will not be permitted to be sold unless we close on our minimum offering of 6,666,666 Units. These percentages assume that the selling shareholders do not sell any of their shares. To the extent that they sell their shares, these percentages will be lower.

3 Assumes that each selling shareholder sells all of the shares of Common Stock that we are registering on their behalf. If the selling shareholder does not sell all of the shares of Common Stock that we are registering on their behalf, then these figures will be different depending upon how many of their shares each selling shareholder sells.
4 These percentages are based upon a total of 44,628,270 shares of Common Stock outstanding, consisting of 27,185,134 shares outstanding immediately prior to this offering, plus the 776,470 additional shares of Common Stock issued to Abdulsalam A. Al-Abdulkarim and Fischoff Family LLC, plus the 16,666,666 shares that will have been sold if the maximum offering is achieved. As described in greater detail in the section captioned "Plan of Distribution", the 6,536,604 shares of Common Stock that we are registering on behalf of the selling shareholders will not be permitted to be sold unless we close on our minimum offering of 6,666,666 Units. These percentages assume that the selling shareholders do not sell any of their shares; to the extent that they sell their shares, these percentages will be lower.
5 These percentages are based upon a total of 47,128,270 shares of Common Stock outstanding, consisting of 27,185,134 shares outstanding immediately prior to this offering, plus the 776,470 additional shares of Common Stock issued to Abdulsalam A. Al-Abdulkarim and Fischoff Family LLC, plus the 19,166,666 shares that will have been sold if the maximum offering is achieved and our over-allotment option is fully sold. As described in greater detail in the section captioned "Plan of Distribution", the 6,536,604 shares of Common Stock that we are registering on behalf of the selling shareholders will not be permitted to be sold unless we close on our minimum offering of 6,666,666 Units. These percentages assume that the selling shareholders do not sell any of their shares; to the extent that they sell their shares, these percentages will be lower.
6 Stabilitas Growth - Small Cap is an investment fund the depository agent for which is Axxion S.A., a Luxembourg-registered company. Axxion's managing partners are Thomas Amend and Roman Mertes. The Stabilitas Growth - Small Cap fund is operated by Euromerica Resource Advisers GmbH, a company registered in Germany. We have been advised that the principals of Euromerica Resource Advisers GmbH are Werner Johannes Ullmann and Eckart Keil, who are also the persons exercising dispositive powers over the shares of Common Stock held by the Stabilitas Growth - Small Cap fund.
7 Ecosol Natural Resources Fund Ltd. is an investment fund operated by Ashenden Finance & Cie SA, a Swiss-registered company. We have been advised that Laurent Ashenden is its principal and Administrator, and that the person exercising dispositive powers over the shares of Common Stock held by Ecosol Natural Resources Fund is Tiziano Romagnoli.
8 The person exercising dispositive powers over the shares of Common Stock held by Fischoff Family LLC is its Managing Member, Seth Fischoff.
9 The person exercising dispositive powers over the shares of Common Stock held by the Goldman Family Revocable Trust U/A 7-22-80 is its sole trustee, Alan Goldman.
10 This person is the brother of David Mathewson, our President and Chief Geologist.
11 This person is the brother-in-law of David Mathewson, our President and Chief Geologist.
12 Swissfirst Bank (Liechtenstein) AG is a Liechtenstein-registered company. Its officers are Walter Rupf (CEO) and Franz Schädler (Deputy CEO). Its Board of Directors consists of Richard Negele, Bernhard Binzegger, Iwan J. Ackermann and Johannes Matt. The person exercising dispositive powers over the shares of Common Stock held by Swissfirst Bank (Liechtenstein) AG is Dan Donnelly.
13 The person exercising dispositive powers over the shares of Common Stock held by Widder Family Limited Partnership are its two general partners, Kenneth J. Widder and Mary Jaqueline Johnson. The Widder Family Limited Partnership has no limited partners.

PLAN OF DISTRIBUTION
We are registering a total of 19,166,666 Units for sale to the public. We are offering a minimum of 6,666,666 and a maximum of 16,666,666 Units to the public at a price of $0.60 per Unit. In the event that we achieve our maximum offering, we may exercise our over-allotment option and offer an additional 2,500,000 Units. Each Unit is comprised of (i) one share of Common Stock, (ii) one-half Warrant to purchase one share of Common Stock for $0.75, expiring one year from the final closing date of this offering, and (iii) one-half Warrant to purchase one share of Common Stock for $1.25, expiring two years from the final closing date of this offering. We are also registering 6,536,604 shares of Common Stock on behalf of certain selling shareholders, whose shares can be sold by them from time to time after we close on our minimum offering. However, prior to the time the entire offering closes and before trading in our securities commence, $.50 per share is the maximum selling price.
Minimum 6,666,666 / Maximum 16,666,666 Units Offered by Us
We are offering a minimum of 6,666,666 and a maximum of 16,666,666 Units to the public at a price of $0.60 per Unit. The offering price was arbitrarily determined by us. This offering is made by us on a best efforts, minimum/maximum basis. The termination date of this offering is July [20], 2008, unless it is extended by us for up to an additional thirty (30) days. A minimum of 6,666,666 Units must be sold by the termination date (with any extension). If this is achieved, then this offering will continue until we have sold 16,666,666 Units or until the termination date (with any extension), whichever comes first.
Subscribers who have already tendered funds will be informed by mail in the event that we extend the offering period as described above. Notice may be sent by us and/or our escrow agent, and may be posted from the United States and/or Canada.
Our officers and directors will not be permitted to purchase shares of our Common Stock in this offering. All of our officers and directors have represented to us in writing that neither they nor any members of their families will purchase any shares of our Common Stock in this offering.
All proceeds from the sale of Units in this offering will be held in escrow until either (i) we achieve our minimum offering of 6,666,666 Units, or (ii) the termination date (including any extension). Upon the achievement of our minimum offering, the proceeds from the minimum offering will be released from escrow and we will have the immediate use of these funds, from which we will deduct fees, broker commissions (if any) and the offering expenses which have not yet been paid. All sales subsequent to the achievement of our minimum offering will be made on a first-come, first served basis and the proceeds from any such sales shall be released from escrow once the funds have cleared. We will not permit trading on the shares offered by us until after this offering is terminated. If we do not achieve our minimum offering by the termination date (August [20], 2008 plus any extension for up to 30 days), then the offering will expire and all funds in escrow will be promptly returned to the subscribers without interest and without deduction.
We may sell some or all of our Units in this offering through members of the NASD or through foreign dealers. To the extent that any dealers participate in this offering, they will (i) be paid a 10% cash commission, (ii) be issued warrants in an amount equal to 5% of the sales that we accept, exercisable for one year following the termination date of this offering at a price of $0.75 per share, and (iii) be issued warrants in an amount equal to 5% of the sales that we accept, exercisable for two years following the termination date of this offering at a price of $1.25 per share. The dealer warrants shall have the same terms as the warrants underlying the Units that we are now offering. Foreign dealers can offer securities only to non-U.S. citizens. Persons receiving any commissions outlined in this paragraph may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and the NASD members will be subject to the Prospectus delivery requirements thereunder. We are requiring foreign dealers to comply with these Prospectus delivery requirements as well.
Over-Allotment Option of 2,500,000 Units Offered by Us
In the event that we achieve our maximum offering of 16,666,666 Units, then we may choose to exercise our option to offer an additional 2,500,000 Units to the public at $0.60 per Unit. This over-allotment will be open for a period of 30 days commencing the day that we achieve our maximum offering and will be offered on a first-come, first served basis. The proceeds from any sales of the over-allotment shall be released from escrow once the funds have cleared. Dealers whose sales of Units from the over-allotment we accept will receive commissions as described in the previous section.

6,536,604 Shares of Common Stock Registered on Behalf of our Selling Shareholders
We also registered a total of 6,536,604 shares of Common Stock on behalf our selling shareholders, constituting 100% of the shares held by them. This Prospectus will remain effective until August [20], 2008 with respect to the selling shareholders, and we reserve the right to file a post-effective amendment extending the offering period with respect to the selling shareholders for up to an additional 90 days after that. Because we are not required to register any shares on behalf of all but two of the selling shareholders, we are doing so, at our sole cost and expense, on the condition that none of the selling shareholders will be permitted to sell their shares until we close on our minimum offering of 6,666,666 Units. Gold Run plans to prevent public sales by all of the selling shareholders prior to the designated time by 1) instructing our transfer agent to refuse to process the transfer of any shares prematurely sold by the selling shareholders, and 2) notifying our transfer agent when it may start processing the transfer of shares sold by the selling shareholders. We have notified each of the selling shareholders of their sales rights and obligations as set forth in this section of the Prospectus. Once our minimum offering of 6,666,666 Units closes, either we or our designees will notify all of the selling shareholders that they are permitted to sell their shares of Common Stock and of the date on which the offering by the selling shareholders shall expire. The selling shareholders will also be notified by us or our designees in the event that we elect to file a post-effective amendment extending their offering period. All notifications to the selling shareholders shall be made, at our option, by mail posted from the United States and/or Canada, or by facsimile, e-mail or telephone based upon the contact information that the selling shareholders provided when they indicated that they were accredited investors as defined in Rule 501(a) of the Securities Act. Once our minimum offering of 6,666,666 Units has closed, we will file a post-effective amendment to reflect such closing and to indicate the commencement of the offering by the selling shareholders. There will be no trading in our Common Stock on the OTC Bulletin Board until the entire offering closes. Until our shares of Common Stock become quoted on the OTC Bulletin Board or listed on a stock exchange, the selling shareholders are permitted to sell their shares at a price of $0.50 per share, which is identical to the price per share of the common stock comprising the Units which we are now registering.
All of the selling shareholders may be deemed to be underwriters of the shares that they are offering. If our Common Stock becomes quoted on the OTC Bulletin Board or traded on a stock exchange, then the selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares in private transactions or on any stock exchange, market or trading facility on which our shares of Common Stock are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any combination of the following methods when selling their shares:
•      ordinary brokerage transactions and transactions in which a broker-dealer solicits the purchaser;
•      block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•      purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•      an exchange distribution in accordance with the rules of the applicable exchange;
•      privately-negotiated transactions;
•      short sales;
•      broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share;
•      through the writing of options on the shares;
•      any other method permitted by law.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.
The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or in derivatives of our securities and may sell or deliver shares in connection with these trades.
The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the market price at the time of the sale. The selling shareholders cannot assure that all or any of the shares offered in this Prospectus will be sold by the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
If a selling shareholder notifies us that there is a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this is a part, and file a supplement to describe the agreement between the selling shareholder and the broker-dealer.
* * *
In order to comply with the securities laws of some states and foreign jurisdictions, if applicable, our securities may be sold in these states and foreign jurisdictions only through registered or licensed dealers. In addition, in some states and foreign jurisdictions our Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We are required to pay all fees and expenses incident to the registration of the Common Stock in applicable states or foreign jurisdictions, which we estimate to be an aggregate of $15,000.
LEGAL PROCEEDINGS
We are not a party to any pending litigation and, to the best of our knowledge, no litigation is threatened or anticipated.
On September 24, 2007, we commenced a lawsuit in the Ontario (Canada) Superior Court of Justice in Toronto against D. Richard Brown (who was then our Secretary, Chairman of the Board of Directors and a holder of over 5% of our then-outstanding Common Stock), Trevor Michael (who was then our Treasurer, a Director and a holder of over 5% of our then-outstanding Common Stock), Tamara Brown (who is D. Richard Brown's wife and was a holder of over 5% of our then-outstanding Common Stock), 2120315 Ontario Inc. (an Ontario company controlled by Mr. Michael), and certain business associates of Messrs. Brown and Michael who were also our seed investors. This lawsuit, the substance of which is a public record, bears Court File No. 07-CL-7186, and was between Gold Run Inc. as plaintiff and D. Richard Brown, Tamara Brown, Trevor Michael, 2120315 Ontario Inc., Allan Bezanson, Steve Jakob, Donald F. Locke, Neil Mark, Robert Mark and Troy Ternowetsky as defendants. Upon the commencement of this lawsuit, Messrs. Brown and Michael were removed as officers by the vote of our Board of Directors.

This lawsuit arose out of Messrs. Brown and Michael's alleged undisclosed control of a competing gold exploration company through which they were alleged, among other things, to have usurped our rightful corporate business opportunities. The lawsuit alleged, among other things, breach of fiduciary duty, breach of directors' duties, wrongful interference with our economic interests, breach of contract, conspiracy and unjust enrichment. We sought injunctive relief and damages in the amount of CAD $12.2 million.
This lawsuit was settled with all of the defendants in October 2007. As part of the settlement of this lawsuit, Messrs. Brown and Michael resigned as directors, renounced all affiliations with us and, together with the other defendants and associates, assigned and transferred to us in aggregate consideration of $6,110.88 a total of 19,055,000 shares of our Common Stock that had been held by them, constituting approximately 90% of their collective shareholdings at that time. Additionally, Messrs. Brown and Michael have assigned and transferred to us 6,600,000 of our warrants, constituting 100% of our warrants held by them at that time. As a result of the above, and giving effect to the other transactions that have occurred since the settlement of this lawsuit, we now have 27,185,134 shares of Common Stock outstanding compared to 44,943,467 shares of Common Stock outstanding immediately prior to the settlement, and 4,300,000 warrants outstanding compared to 9,900,000 warrants outstanding immediately prior to the settlement.
Except that they are still our stockholders, we have no affiliation with any of the defendants to this lawsuit following our settlement with them in October 2007.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Directors and Executive Officers
Each of our Directors is elected by the stockholders for a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the Board of Directors and serves at its pleasure. Executive Officers are chosen by the Board of Directors and serve at its pleasure, with the exception of John M. Pritchard and David Mathewson, who have contracts of employment discussed elsewhere in this Prospectus.
Name	Age	Position	Date Named to Board of Directors
John M. Pritchard	45	Chief Executive Officer and Director	October 2, 2006
David Mathewson	63	President ,Chief Geologist and Director	October 2, 2006
Michael Berns[1]	57	Executive Chairman of the Board of Directors	May 6, 2006
Ernest M. Cleave	37	Treasurer, Chief Financial Officer and Controller	n/a
Christina Wilton	32	Secretary	n/a
James Berns[2]	55	Director	May 6, 2006
Notes:
1 Mr. Michael Berns served as our President from May 8, 2006 through August 1, 2006.
2 Mr. James Berns served as our Secretary from May 8, 2006 through October 27, 2006.
* * *

The principal occupation and business experience during the past five years for each of our current officers and directors is as follows:
John M. Pritchard, Chief Executive Officer and Director. Mr. Pritchard has been our Chief Executive Officer since September 16, 2006. Between September 2005 and September 2006, Mr. Pritchard was President of Capital Associates, a closely held Canadian investment and holding company. Between August 2004 and September 2005, he was Executive Vice President of Corporate Development at Athlone Bancorp, a Canadian company, where his responsibilities included the development and marketing of investment products and overseeing corporate acquisitions. Between October 2001 and August 2004, Mr. Pritchard was Executive Vice President of National Sales and Marketing at Augen Capital Corp., a Canadian corporation, where his responsibilities included the sale and marketing of flow-through limited partnerships.
David Mathewson, President, Chief Geologist and Director. Mr. Matheson has been our President and Chief Geologist since August 1, 2006. Mr. Mathewson has almost twenty years of hands-on gold exploration experience in the Carlin gold trend. Between June 2002 and June 2006, Mr. Matheson was the Vice President of Exploration for Tone Resources, Ltd., a Canadian corporation, where he managed that company's gold exploration program (Mr. Mathewson remained a Director of Tone Resources until his resignation on March 23, 2007). Between May 2001 and June 2002, Mr. Mathewson staked claims and evaluated business opportunities both as an individual and through his 50%-owned company, KM Exploration, Ltd. Between January 1995 and May 2001, he was the Regional Manager of Exploration for Newmont Mining Company, where he was responsible for managing that company's exploration activities in the Great Basin and Carlin gold trends. Prior to that, he was engaged as Newmont Mining Company's Senior Exploration Geologist from April 1989 through December 1995.
Michael Berns, Executive Chairman of the Board of Directors. Mr. Berns has been involved with us since we started. Since 1981, he has been a partner at the law firm of Berns & Berns, New York, New York, where his practice is in corporate and securities law. Since May 2004, Mr. Berns has also been a director of Golden Odyssey Mining Inc., a gold exploration company. Mr. Berns is also Golden Odyssey Mining's Chairman of the Board of Directors and the Chairman of its Audit Committee. Mr. Berns intends to continue in those capacities for the foreseeable future.
Ernest M. Cleave, Treasurer, Chief Financial Officer and Controller. Mr. Cleave has been our Treasurer since September 24, 2007. Mr. Cleave has been our Chief Financial Officer on a part-time basis (twenty hours per month) since November 9, 2006. Mr. Cleave is concurrently the principal of Ambrose Corporation, a financial advisory firm in Toronto, Canada, which is the successor to Lannick Consulting. Since January 2006, Mr. Cleave has been the Chief Financial Officer of Grandview Gold Inc., an Ontario corporation, where he is responsible for that company's financial reporting oversight and internal compliance and control. Mr. Cleave intends to continue in his capacity as Chief Financial Officer for Grandview Gold for the foreseeable future, in addition to his responsibilities for our company. Between December 2001 and August 2005, Mr. Cleave was the Director of Corporate Planning and Treasurer of Goldcorp Inc., a Canadian gold mining company, where he was responsible for internal auditing, corporate planning, forecasting, budgeting and financial analysis.
Christina Wilton, Secretary. Ms. Wilton has been our Secretary on a part-time basis (fifteen hours per month) since September 24, 2007. Since October 2005, Ms. Wilton has been the Secretary of Asia Now Resources Corp., a Canadian mineral exploration company with operations in China. Since May 2003, Ms. Wilton has been the principal of CHRISTINET Consulting Inc., a Canadian firm providing corporate governance and back-office administrative support to startup companies. Between 2001 and May 2003, Ms. Wilton was Executive Assistant to the President of Platinum Group Metals Ltd., a Canadian mineral exploration company with operations in South Africa and Ontario, Canada.
James Berns, Director. Mr. James Berns has been involved with us since we started. Since 1981, he has been a partner at the law firm of Berns & Berns, New York, New York, where his practice is in corporate and securities law.

Significant Employees
Our only significant employee who is not an executive officer but who is expected to make a significant contribution to our business is Brion Theriault, a senior field geologist. Mr. Theriault started working for us on September 16, 2006. From June 2003 through September 2006, Mr. Theriault was a Senior Mine Geologist for Queenstake Resources USA, Inc., Denver, Colorado, where he was responsible for planning and managing that company's drilling program. Between December 2000 and June 2003, Mr. Theriault was a Mine Geologist for Anglogold Jerritt Canyon Corp., Elko, Nevada, where he was responsible for planning and supervising that company's drilling program.
Our only employees other than Mr. Theriault are (i) our President and Chief Geologist, David Mathewson, and (ii) our Chief Executive Officer, Mr. John M. Pritchard. Our Treasurer, Chief Financial Officer and Controller, Ernest M. Cleave, works for us on a part-time, consulting basis (twenty hours per month), as does our Secretary, Christina Wilton (fifteen hours per month). We intend to hire independent geologists, engineers and excavation subcontractors on an as-needed basis. We have not entered into any negotiations or contracts with any of them. We do not intend to initiate negotiations or hire any additional personnel until we receive the proceeds from this offering.
Family Relationships
James Berns (Director) and Michael Berns (Executive Chairman of the Board of Directors) are brothers.
Involvement in Certain Legal Proceedings
During the past five years, none of our officers or directors has been:
•      a general partner or executive officer of any business against which any bankruptcy petition was filed, whether at the time of the bankruptcy or two years prior to that time;
•      convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•      subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or
•      found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
Committees
We have no Board of Directors' committees at this time.
Audit Committee Financial Expert
We have no separate audit committee at this time. The entire Board of Directors shall oversee our audits and auditing procedures.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information regarding the shares of our Common Stock that are beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) by each of our directors and officers, and (iii) by all of our directors and officers in the aggregate. Our only class of voting securities is the Common Stock. To the best of our knowledge, each of the persons named in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement.
There are no securities, options or warrants exercisable within sixty days, and which if exercised, would result in the holder becoming the beneficial owner of 5% or more of our Common Stock. However, certain of our shareholders who are already beneficial owners of 5% or more of our Common Stock hold warrants, which, if exercised, would increase their share ownership. The table below shows such persons' share ownership as if such warrants were exercised.

Stock Ownership Table
The Table below reflects the percentage of class ownership of our officers, directors, significant employees and persons owning more than 5% of our outstanding Common Stock. The table lists these persons' percentage ownership immediately prior to the effective date of this registration statement,when we achieve our minimum offering, when we achieve our maximum offering and when we close on the sale of our entire over-allotment option.
The percentage ownership immediately prior to the effective date of this registration statement is based upon 32,617,188 shares of Common Stock being deemed issued and outstanding. This number consists of 27,185,134 shares of Common Stock actually being outstanding immediately prior to the effective date of this registration statement, plus 4,300,000 shares of Common Stock into which our outstanding warrants were immediately exercisable, plus 1,132,054 shares of Common Stock into which our outstanding stock options are exercisable 60 days following the date of this Prospectus, which for purposes of this paragraph is assumed to be May 15, 2008. This date was chosen for ease of calculation, because our outstanding stock options began vesting on September 15, 2006. Making these calculations using the actual date of this Prospectus would not materially change this table.
The percentage ownership as of the date we achieve our minimum offering is based upon 40,060,324 shares of Common Stock being deemed issued and outstanding. This number consists of 32,617,188 shares of Common Stock as calculated in the foregoing paragraph, plus 776,470 shares of Common Stock that will be automatically issued to two of our selling shareholders upon the effective date of this registration statement because of anti-dilution provisions contained in their subscription agreements, plus 6,666,666 shares of Common Stock comprising the 6,666,666 Units that would be sold if our minimum offering were achieved.
The percentage ownership as of the date we achieve our maximum offering is based upon 50,060,324 shares of Common Stock being deemed issued and outstanding. This number consists of 40,060,324 shares of Common Stock as calculated in the foregoing paragraph, plus an additional 10,000,000 shares of Common Stock comprising the additional 10,000,000 Units that would be sold if our maximum offering were achieved.
The percentage ownership as of the sale of our entire over-allotment option is based upon 52,560,324 shares of Common Stock being deemed issued and outstanding. This number consists of 50,060,324 shares of Common Stock as calculated in the foregoing paragraph, plus an additional 2,500,000 shares of Common Stock comprising the additional 2,500,000 Units that would be sold if we were to sell our entire over-allotment option.
Title of Class: Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percentage of Class Immediately Prior to the Effective Date[2]	Percentage of Class upon Achievement of Minimum Offering[2]	Percentage of Class upon Achievement of Maximum Offering[2]	Percentage of Class upon Sale of Entire Over-Allotment
Michael Berns 126 Elk Avenue New Rochelle, NY 10804	6,133,333[3]		18.80%	15.31%	12.25%	11.67%
David Mathewson 1265 Mesa Drive Fernley, NV 89408	7,650,000[4]		23.45%	19.10%	15.28%	14.55%
James Berns 37 Orchard Hill Road Westport, CT 06880	3,066,667[5]		9.40%	7.66%	6.13%	5.83%
Brion Theriault[6] 972 Blue Jay Drive Spring Creek, NV 89815	1,500,000		4.60%	3.74%	3.00%	2.85%
John M. Pritchard A3-142 Pears Avenue Toronto, ON, Canada M5R 1T2	1,032,054	[7]	3.16%	2.58%	2.06%	1.96%
All directors and officers in the aggregate	17,882,054		54.81%	44.65%	35.72%	34.01%

Notes:
1 All named parties have, to our knowledge, sole investment and voting control of the shares set forth in this table.
2 Percentages are rounded.
3 Includes 1,100,000 shares of Common Stock which Mr. Michael Berns will acquire upon the exercise of his warrants, which are immediately exercisable.
4 Includes 1,650,000 shares of Common Stock which Mr. Mathewson will acquire upon the exercise of his warrants, which are immediately exercisable. Mr. Mathewson acquired his warrants from Mr. James Berns and Mr. Michael Berns in a private transaction.
5 Includes 555,000 shares of Common Stock which Mr. James Berns will acquire upon the exercise of his warrants, which are immediately exercisable.
6 Mr. Theriault is our Senior Field Geologist. He is a key employee but is not an officer or director. His shares are not included in the total group shareholdings of our officers and directors.
7 Consists entirely of shares which Mr. Pritchard will acquire upon the exercise of his vested stock options if he exercises them within 60 days following May 15, 2008. Mr. Pritchard received an option to purchase 1,500,000 shares of our Common Stock on September 15, 2006. Mr. Pritchard's option vested with respect to 300,000 shares on September 15, 2006. Thereafter, Mr. Pritchard's option vests at a rate of an additional 1,095.89 shares per day. Mr. Pritchard's option to purchase 1,500,000 shares of Common Stock will be completely vested and fully exercisable on September 14, 2009.
* * *
DESCRIPTION OF SECURITIES
Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, par value $.000001 per share. In all matters properly submitted to the stockholders for their vote, each record holder of Common Stock is entitled to one vote for each share of Common Stock. Cumulative voting for the election of directors is not permitted by the Certificate of Incorporation.
Holders of issued and outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of our outstanding shares of Common Stock have no preemptive, conversion or redemptive rights, with the exception of David Mathewson.

Mr. Mathewson has a non-assignable right to purchase from us on March 31, 2010 (or such earlier date that we comply with our contractual obligation to fund our exploration program in the total amount of at least $6,000,000), at a price of $.0001 per share, that number of shares of Common Stock necessary to raise his ownership to 15% of our then-total outstanding Common Stock. If Mr. Mathewson shall beneficially own more than 15% of our outstanding Common Stock as of March 31, 2010 or an earlier date on which we will have complied with our exploration program funding obligation, then that number of Mr. Mathewson's shares of Common Stock necessary to reduce his beneficial ownership to 15% of our then-outstanding Common Stock shall be deemed automatically cancelled to reduce his percentage ownership to 15%. For purposes of calculating Mr. Mathewson's percentage ownership under this paragraph: (i) Mr. Mathewson shall be deemed to own 7,500,000 shares of Common Stock as of the time of such calculation, which includes the 1,500,000 shares of Common Stock that he assigned to Brion Theriault to have him join us as a Senior Field Geologist, (ii) any shares which we shall have issued in connection with the acquisition of either mineral interests or entities which own rights to mineral interests will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation, and (iii) any shares acquired by Mr. Mathewson as the result of having exercised any of our warrants will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation.
All of the issued and outstanding shares of Common Stock being offered hereby will, when sold, be duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our Common Stock will be issued in the future, the relative percentage interest of our then-existing stockholders will be diluted.
There are no provisions in our By-laws that would delay, defer or prevent a change of control of the company.
Business Combinations with Interested Stockholders
We are subject to Section 203 of the Delaware General Corporation Law, which, subject to various exceptions, prohibits us from engaging in any business combination with any interested stockholder. An interested stockholder is defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock, for a period of three years following the time that the person or entity became an interested stockholder, unless:
•      prior to such time, our Board of Directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; or
•      upon the consummation of the transaction that resulted in the person or entity becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares of voting stock owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•      at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines "business combination" to include any merger or consolidation involving the corporation and the interested stockholder; any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation; subject to exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation

INTEREST OF NAMED EXPERTS AND COUNSEL
Not applicable.
COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Under our Certificate of Incorporation and the relevant provisions of the Delaware General Corporation Law, our directors will have no personal liability to us or to our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision will generally absolve directors of personal liability for negligence, including gross negligence, in the performance of their duties. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duty as a director, except in very limited circumstances such as in the case of intentional misconduct, breach of loyalty, or where the director receives an improper personal benefit. Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ORGANIZATION WITHIN LAST FIVE YEARS
Our founders (also deemed "promoters" under the Securities Act) are Trevor Michael, James Berns, Michael Berns, D. Richard Brown and his wife Tamara Brown. James Berns and Michael Berns are also members of our Board of Directors. The table below sets forth the nature and amount of anything of value received by each of the founders from us, and what we received from them as payment in return. Each of our founders purchased shares of Common Stock and units. As sold to our founders, each unit consisted of one share of Common Stock, and a warrant to purchase one share of Common Stock for $1.00, expiring on May 8, 2009. On November 7, 2007, our Board of Directors changed the term of our warrants so that they are exercisable for $0.55 which is 10% above the public offering price per share attributed to the units being offered, and expire on the fifth (5th) anniversary of the date that our Common Stock commences trading in the United States. To date, none of the warrants have been exercised. The following table does not reflect the settlement of our lawsuit against, among others, Messrs. Brown and Michael and Ms. Brown, disclosed elsewhere in this Prospectus under the caption "Legal Proceedings", which resulted in Messrs. Brown and Michael and Ms. Brown surrendering to us 100% of the warrants comprising their units and 90% of the shares of Common Stock purchased by them, which includes both the shares of Common Stock purchased by them outright and the shares of Common Stock comprising their units. As of the date of this Prospectus, Messers. Brown, Michael and Ms. Brown collectively own an aggregate of 1,435,000 shares of Common Stock. As of the date of this Prospectus, none of our warrants are owned by Messrs. Brown and Michael or by Ms. Brown. The following table does not reflect the voluntary surrender by Mr. James Berns and Mr. Michael Berns of an aggregate of 2,000,000 shares of Common Stock to our treasury, or of the private transfer to Mr. David Mathewson, our President and Chief Geologist, of warrants to purchase an aggregate of 1,650,000 shares of Common Stock by Mr. James Berns and Mr. Michael Berns in consideration of an aggregate of $2.
Name	Number of Units sold to Founder	Amount Paid for Units	Number of Shares of Common Stock sold to Founder	Amount Paid for Shares of Common Stock
Trevor Michael	3,300,000	$330	3,125,000	$312.50
D. Richard Brown	1,000,000	$100	1,125,000	$112.50
Tamara Brown	2,300,000	$230	2,000,000	$200
James Berns	1,100,000	$110	2,083,334	$207
Michael Berns	2,200,000	$220	4,166,666	$418
Total:	9,900,000	$990	12,500,000	$1,250
The price for each unit sold to the founders was $.0001. The price per share of Common Stock sold to the founders was also $.0001. These prices were arbitrarily determined by the founders.

Corporate Governance and Director Independence
Our Board of Directors does not have audit, compensation, nominating or any other committees. We do not have any explicit procedures regarding the consideration of auditing, compensation or nomination matters. The Board of Directors believes that it is appropriate not to have such committees or procedures because we are a new company with limited operations and no immediate prospects for becoming listed on the NASDAQ or any stock exchange. We anticipate that we will change the composition and structure of our Board of Directors and develop specific procedures in the future in order to comply with NASDAQ or exchange rules regarding listed companies when and if we commence the process of becoming a listed company. At this time, all of the members of the Board of Directors participate in the consideration of director nominees, auditing matters and compensation matters.
At this time, none of our Directors are independent under the independence standards for directors who are members of audit committees set forth in NASDAQ Rules 4200(a)(15) and 4200(d)(2)(A) because all of our Directors are either current executive officers or employees, family members of persons who were our executive officers within the past three years, or because they have participated in the preparation of our financial statements. At this time, the sole member of our Board of Directors who may be deemed to qualify as audit committee financial expert is John Pritchard.
In the last full fiscal year, we have had a total of three meetings of the Board of Directors and have primarily acted through actions by unanimous written consent. All of our Directors attended our meetings. At this time, we do not have a policy regarding board members' attendance at annual meetings of security holders.
Existence and Remediation of Material Weakness in Control over Financial Reporting.
In the course of auditing our financial results for the year ended December 31, 2007 and their contemporaneous review of our internal controls, the independent public accountants brought to our attention in March 2008 several control deficiencies which they believed constituted, in the aggregate, a material weakness in our control over financial reporting. We agreed that there was a material weakness in our internal control over financial reporting as of December 31, 2007. The specific deficiencies identified by the independent auditors were:
•      We did not sufficiently segregate financial responsibilities for authorizing, approving and reconciling transactions.
•      We misclassified certain expenditures and we failed to properly record and account for certain expenses as they were incurred, resulting in the publication of incorrect unaudited financial statements on Form 10-QSB for the quarter ended September 30, 2007. We do not believe that these errors in recording and accounting, either individually or in the aggregate, had a material impact upon our financial statements and positions as of December 31, 2007.
•      We failed to have the financial statements for the quarter ending September 30, 2007 reviewed by an independent auditor prior to our publication of them, and failed to disclose that there was no such independent review, as is required by SEC regulations. We subsequently corrected these financial statements which were reviewed by independent auditors and published by us in our amended Form 10-QSB dated February 11, 2008.
The deficiencies were in part the result of our small size and limited resources. We only have one full-time administrative employee, the Chief Executive Officer, and our Chief Financial Officer works for us on a part-time basis.

After a discussion with the independent public accountants in late March 2008 regarding our internal controls, we completed on April 30, 2008 the implementation of new controls designed to eliminate the material weakness to our internal control over financial reporting and also to strengthen our disclosure controls and procedures. We intend to periodically review and enhance these controls as necessary. We believe that the following enhancements are reasonable and practicable given our small size and limited resources:
•      To improve the segregation of duties and responsibilities and strengthen the authorization and approval process, all material commitments or expenditures in excess of $5,000 are required to be approved in advance by at least two persons, one of whom must be either the President, Chief Executive Officer or Chief Financial Officer, and the other of whom must be a director who is not an officer. For expenditures in excess of $5,000, two signatures are required on all checks. One of the signatures must be that of either the President, Chief Executive Officer, or Chief Financial Officer, and the other signature must be that of a director who is not an officer;
•      To monitor non-arm's length transactions, all payments to officers, directors and associates in excess of $5,000 require approval of the board of directors;
•      To foster transparency, all directors and senior officers have on-line access to monitor all bank accounts and the Chief Executive Officer will perform a monthly review of the bank statements for unusual items and transactions;
•      To the extent practicable, all directors and senior officers have access to all bookkeeping matters, including invoices, material contracts, ledgers, corporate books and records;
•      Written schedules will be provided by management to all members of the board of directors of the final deadlines and our internal, interim deadlines for preparation and filing of financial statements and other regulatory reports. These written schedules will identify the person(s) responsible for the preparation of financial statements and regulatory reports;
•      Written schedules will be provided by management to all members of the board of directors setting forth all important dates, deadlines, and obligations for all material contracts; and
•      Board of directors meetings will be held no less than quarterly to ensure that these procedures are functioning as intended. Management will distribute a checklist of items that must be completed before our financial statements are approved. Finally, the minutes of the board of directors meetings will reflect the review and approval of all of the Company's financial statements.
DESCRIPTION OF BUSINESS
Overview
We are a Delaware corporation formed on May 5, 2006 to engage in the highly speculative business of exploring for gold. We have entered into lease agreements on four separate properties and have staked another property located in Nevada, for a total of five properties, and commenced initial exploration activities in August 2006. Our current plan is to explore for gold at each of our properties and to determine if they contain gold deposits which can be mined at a profit. None of these properties are known to contain a gold deposit which can be profitably mined. We also plan to acquire future exploration prospects, but have not identified any specific future prospects at this time. Our exploration staff consists of our President and Chief Geologist, David Mathewson, and our Senior Field Geologist, Mr. Brion Theriault. We plan to engage independent engineers, contractors and consultants on an as-needed basis. We cannot assure you that a commercially exploitable gold deposit will be found on any of our properties.
In Nevada, there are five property categories that can be available for exploration and eventual development and mining: public lands, private fee lands, unpatented mining claims, patented mining claims, and tribal lands. Our properties consist of unpatented mining claims on federal lands. The primary sources of land for exploration and mining activities are land owned by the United States federal government through the Bureau of Land Management and the United States Forest Service, land owned by state governments, tribal governments and individuals, or land obtained from entities which currently hold title to or lease government or private lands.
We currently have rights to explore for gold on five properties, three of which we lease from KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, David Mathewson, has a 50% ownership interest. We acquired the right to explore on our fourth property by staking. Our fifth property is leased from an unaffiliated party. Our properties were selected by Mr. Mathewson. The properties are referred to as "Crescent Valley North", "Robinson Creek", "Horse Creek", "Indian Creek" and "Tempo Mineral Prospect". KM Exploration acquired its rights to the Crescent Valley North, Robinson Creek and Horse Creek properties from the Federal Bureau of Land Management by staking. We acquired our rights to Indian Creek from the Federal Bureau of Land Management by staking in our name. We lease Tempo Mineral Prospect from the Lyle F. Campbell Trust of Reno, Nevada, which acquired its rights to this property from the Federal Bureau of Land Management by staking. More details about our properties may be found in the section captioned "Description of Property." Below is a map indicating the location of our properties in Nevada.

Carlin Trend
Independence - Eureka Trend
Rabbit Creek Trend
Twin Creeks
Midas
Getchell
Pinson
Jerritt Canyon
Burns Basin
Dee
Bootstrap
Meikle
Preble
Blue Star
Betze-Post
Crowfoot-Lewis
Genesis
West Leeville
Carlin
Gold Quarry
Lone Tree
Mule Canyon
Rain/Emigrant Springs
Crescent Valley North
Florida Canyon
Standard
Robinson Creek
McCoy/Cove
Indian Creek
Pipeline
Relief Canyon
Horse Creek
Tonkin Springs
Gold Pick/Stone
Alligator Ridge
Gold Bar
Tempo
Ruby Hill Mine
Quito
Windfall
Ratto Canyon
Battle Mountain - Eureka Trend
Taylor
Northumberland
Round Mountain
Santa Fe
Atlanta
N
W
E
S
0 50 miles
0 80 Kilometers
Sterling
Gold Run Inc. Project Locations
Major mines in Nevada
Major Gold Trends in Nevada
MAP #1

Although mineral exploration is a time consuming and expensive process with no assurance of success, the process is straightforward. We first acquire the rights to explore for gold. We then explore for gold by examining the soil, the rocks on the surface, and by drilling into the ground to retrieve underground rock samples, which can then be analyzed for their mineral content. This exploration activity is undertaken in phases, with each successive phase built upon the information previously gained in prior phases. If our exploration program discovers what appears to be an area which may be able to be profitably mined for gold, we will focus most of our activities on determining whether that is feasible, including further delineation of the location, size and economic feasibility of any such potential ore body.
In the event that we discover gold deposits on our properties which can be mined at a profit, we will need to raise substantial additional financing in order for the deposits to be developed. In such event, we may seek to enter into a joint-venture agreement with another entity in order to mine our properties or enter into other arrangements. Any gold that is mined from our properties will be refined and eventually sold on the open market to dealers.
Competition
We compete with other exploration companies, many of which possess greater financial resources and technical abilities than we do. Our main areas of competition are acquiring exploration rights and engaging qualified personnel. The gold exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have probably established more strategic partnerships and relationships and have greater financial accessibility than we do.
There is significant competition for properties suitable for gold exploration. As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable.
In the event that gold is produced from our properties, we believe that wholesale purchasers for the gold would be readily available. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. Among the largest are Handy & Harman, Engelhard Industries and Johnson Matthey, Ltd. Historically, these markets are liquid and volatile. Wholesale purchase prices for precious metals can be affected by a number of factors, all of which are beyond our control, including but not limited to:
•      fluctuation in the supply of, demand and market price for gold;
•      mining activities of others;
•      sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;
•      interest rates;
•      currency exchange rates;
•      inflation or deflation;
•      fluctuation in the value of the United States dollar and other currencies;
•      political and economic conditions of major gold or other mineral-producing countries.

If we find gold that is deemed of economic grade and in sufficient quantities to justify removal, we may seek additional capital through equity or debt financing to build a mine and processing facility, or find some other entity to mine our properties on our behalf, or sell our rights to mine the gold. Upon mining, the ore would be processed through a series of steps that produces a rough concentrate. This rough concentrate is then sold to refiners and smelters for the value of the minerals that it contains, less the cost of further concentrating, refining and smelting. Refiners and smelters then sell the gold on the open market through brokers who work for wholesalers including the major wholesalers listed above. Based upon the current demand for gold, we believe that we will not have any difficulty in selling any gold that we may recover. However, we have not found any gold as of today, and there is no assurance that we will find any gold in the future.
Hedging Transactions
We do not engage in hedging transactions and we have no hedged mineral resources.
Compliance with Government Regulation
Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased. With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time after exploration activities have ceased.
Our exploration activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and all related state laws in Nevada. Additionally, all of our properties are subject to the federal General Mining Law of 1872, which regulates how mineral claims on federal lands are obtained.
In 1989, the state of Nevada adopted the Mined Land Reclamation Act (the "Nevada Act"), which established design, operation, monitoring and closure requirements for all mining operations in the state. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. New facilities are also required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.
We plan to secure all necessary permits for our exploration activities and we will file for the required permits to conduct our exploration programs as necessary. These permits are usually obtained from either the Bureau of Land Management or the United States Forest Service. Obtaining such permits usually requires the posting of small bonds for subsequent remediation of trenching, drilling and bulk-sampling. Delays in the granting of permits are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities. Additionally, necessary permits may be denied, in which case we will be unable to pursue any exploration activities on our properties. It may be possible to appeal any denials of permits, but any such appeal will result in additional delays and expense, which may cause you to lose all or part of your investment.
We do not anticipate discharging water into active streams, creeks, rivers, lakes or any other bodies of water without an appropriate permit. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our properties. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the applicable permits. The cost of remediation work varies according to the degree of physical disturbance. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined at this time.

Employees
We currently have three employees. Our Chief Executive Officer is Mr. John M. Pritchard. Our President and Chief Geologist is David Mathewson. Our Senior Field Geologist is Mr. Brion Theriault. Messrs. Pritchard, Mathewson and Theriault are employed full-time. Our employment agreements with Messrs. Pritchard, Mathewson and Theriault are discussed elsewhere in this Prospectus. Additionally, our Treasurer, Chief Financial Officer and Controller, Mr. Ernest M. Cleave and our secretary, Christina Wilton, work for us on a part time basis. We do not have a consulting agreement with Mr. Cleave. In the future, if our activities grow, we may hire additional personnel on an as-needed basis. For the foreseeable future, we plan to engage freelance geologists, engineers and other consultants.
Research and Development Expenditures
We are not currently conducting any research and development activities other than those relating to the possible acquisition of new gold properties or projects. As we proceed with our exploration programs we may need to engage additional contractors and consider the possibility of adding permanent employees, as well as the possible purchase or lease of equipment. Our planned exploration activities are described in the section captioned "Management's Plan of Operation".
Subsidiaries
We have no subsidiaries.
Patents/Trademarks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts
We do not own any patents or trademarks. Also, we are not a party to any license or franchise agreements, concessions, or labor contracts. In the event that gold is produced from our properties, we will have to pay royalties as disclosed in the section captioned "Description of Property."
Reports to Security Holders
We became a reporting company under the Securities Exchange Act of 1934, as amended, when our initial registration statement on Form SB-2, which has since been withdrawn, was declared effective on May 14, 2007. This prior offering was solely for common stock plus a percentage of the shares owned by our selling shareholders. We terminated that offering after having made material changes to its terms but continued to offer our shares before the SEC declared effective the amended prospectus describing the revised terms. All funds received from that offering were returned to the subscribers prior to the filing of this registration statement. We are required, among other things, to file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and periodic reports on Form 8-K. We will deliver annual reports with audited financial statements and quarterly reports with un-audited financial statements to our shareholders. We may elect to deliver our annual and/or quarterly reports through our website or other electronic means in lieu of mailing printed documents.
Our securityholders and the public are able to read and copy any document that we file with the Securities Exchange Commission. Our filings are available at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.
DESCRIPTION OF PROPERTY
As of January 1, 2008, we have the right to explore for gold on five properties located in Elko, Eureka and Lander Counties, Nevada. We acquired our exploration rights to four of our properties by lease, and to our fifth property by staking. These properties are known as (i) Crescent Valley North (leased), (ii) Robinson Creek (leased), (iii) Horse Creek (leased), (iv) Indian Creek (staked) and Tempo Mineral Prospect (leased). We acquired our interests in Crescent Valley North, Robinson Creek and Horse Creek pursuant to three separate leases with KM Exploration, Ltd., a Nevada corporation in which our President and Chief Geologist, David Mathewson, has a 50% ownership interest.1 We may terminate any of these three leases upon 60 days' advance notice. All three of the properties which we lease from KM Exploration are unpatented mineral lode claims which KM Exploration acquired from the Federal Bureau of Land Management by staking. The term "mineral lode claim" is defined in the section captioned "Glossary". We acquired the right to explore for gold on Indian Creek from the Federal Bureau of Land Management by staking. We acquired our interests in Tempo Mineral Prospect pursuant to a lease with the Lyle F. Campbell Trust of Reno, Nevada, an entity with which we are not affiliated and which acquired its rights to Tempo Mineral Prospect from the Federal Bureau of Land Management by staking. We may terminate our lease to Tempo Mineral Prospect at any time. None of our properties are known to contain gold which can be mined at a profit, although the areas in which our properties are located have a history of mining activity by others. Our current portfolio of properties was selected by our President and Chief Geologist, David Mathewson.

Note:
1 Mr. Mathewson has waived in writing his rights to receive any of our lease payments and a portion of any royalty payments that we may make to KM Exploration. However, Mr. Mathewson retains his residual interest in the portion of KM Exploration's net smelter return royalty that is not subject to buyback by us under the terms of our lease agreements. Depending upon the specific property lease, Mr. Mathewson's residual interest amounts to between 1/3 and 1/2 of 1% of our net smelter return for that property. With respect to our lease payments to KM Exploration, Mr. Mathewson has advised us that our lease payments will be forwarded directly to Mr. David Knight, the other 50% owner of KM Exploration.
* * *
Crescent Valley North
•      Property Description, Location and Access
The Crescent Valley North property is located underneath the Carlin gold trend and is located approximately 15 miles southwest of Carlin, Nevada, which is one of the area's centers of mining development and activity and is a short distance to several ore processing plants. Crescent Valley North consists of 151 contiguous lode claims totaling 3,020 acres and is located within the northwest-trending volcanic-hosted Midas – Mule Canyon bonanza vein gold belt which is present between the Battle Mountain – Eureka and Carlin gold trends.
Crescent Valley North is accessible through good roads as well as cross-country. Access is generally available from May through December. Between December and May is the muddy season, during which wet weather and poor road conditions will generally prevent us from accessing the property. We know of no environmental or archeological issues related to this property.
•      Title Report
A title report and addendum for Crescent Valley North was recently prepared and indicates that all of the claims comprising Crescent Valley North are valid and defensible and have no unreleased liens or encumbrances. Portions of Crescent Valley North Claims # 49, 51 and 53, located in the extreme northeast of the property, may conflict with senior claims owned by another company. Please refer to the maps below for the exact location of these specific claims. We do not believe that these potential conflicts will significantly affect our business plan because the targets that we have identified on this property are not in the vicinity of these potentially conflicting claims. Nevertheless, the existence of potentially conflicting claims creates the risk of title disputes and litigation, which is discussed elsewhere in this Prospectus. Additionally, Crescent Valley North Claims # 140 – 151, located in the southeast portion of the property, were patented under a Taylor Grazing Patent, which does not grant surface use rights. At this time, our exploration plans and activities are not located in the vicinity of these specific claims. In the future, depending upon the development of our exploration program, we may need to secure a surface use agreement with the surface owner.
•      Geology and History
We believe that Crescent Valley North represents a bonanza vein opportunity which could evolve into a Nevada-style bonanza vein system of gold-silver deposits. Our planned exploration program, described in the section captioned "Management's Plan of Operation", is examining and partially testing the bonanza vein model. Previous exploration on the property consisted of five reverse circulation holes drilled in 2004 by another exploration company which subsequently abandoned its claim because of the company's lack of funds. These holes intersected intervals of sulfide and sulfosalt-bearing quartz-calcite veins locally exceeding 100 feet in width, and trace to low-level amounts of gold up to 330 parts per billion (ppb). We believe that these results are encouraging with respect to the bonanza vein model. The gold in bonanza vein models occurs in a restricted lateral and vertical zone determined by the structural conduits and level(s) of boiling at the time of gold deposition. These deposits tend to be locally very high-grade, containing up to several ounces of gold per ton.

Quartz-calcite vein material is locally exposed through surrounding cover along the flank of adjacent range over a strike length of 1.5 miles. Alteration suggestive of the presence of a system is expressed over a measurable strike length of approximately two miles. The mixed quartz-calcite "angel wing" vein textures at the surface may represent the very high-level expression of a significant bonanza grade gold vein system at a commercially mineable depth.
A large northwest-trending zone of altered volcanic rocks and quartz veins is developed along the range margin. Vein textural features and geochemical results from previous limited shallow drilling suggest the presence of a bonanza gold model target opportunity. An exploration drill program has been designed to cross-cut the veins at depths that will confirm the type of target and test the bonanza model.
•      Crescent Valley North Lease
Our lease for Crescent Valley North is dated July 17, 2006 and became effective on August 1, 2006. The lease is with KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, David Mathewson, has a 50% ownership interest. KM Exploration acquired its interest in Crescent Valley North from the federal Bureau of Land Management by staking its lode claims. Our lease is for an initial period of ten years and may be extended in five year increments thereafter up to a total term of 30 years provided that certain conditions are met. We may terminate this lease upon 60 days' advance notice. Until production is achieved, our lease payments consist of an initial payment of $13,333.33, which we made on the effective date of our lease, followed by annual payments due on the anniversary of the effective date according to the following schedule:
Anniversary of Effective Date	Annual Payment
Years 1-4	$13,333.33
Years 5-9	$26,666.66
Years 10 and thereafter	$43,333.32
Mr. Mathewson has represented to us that will have no direct or indirect interest in any lease payments that KM Exploration, Ltd. receives from us for this or for any of our other currently leased properties. However, Mr. Mathewson has retained his right to receive a residual portion of any net smelter return royalties that we pay to KM Exploration on this and on our other properties which we currently lease from KM Exploration.
In the event that we produce gold from Crescent Valley North, we shall in lieu of the above annual payments instead pay to KM Exploration a royalty. The royalty shall be the greater of (i) a production royalty equal to 3% of our net smelter return from Crescent Valley North, or (ii) the annual lease payment that we would have otherwise paid to KM Exploration pursuant to the schedule above. The term "net smelter return" is defined in the section captioned "Glossary". In the event that we pay any production royalty on this property to KM Exploration, we will be required to pay one-third of the first 1% of KM Exploration's royalty directly to Mr. Mathewson.
In the event that we pay KM Exploration a 3% production royalty, we have the option to repurchase up to two points of the royalty, which would have the effect of thereafter permanently reducing KM Exploration's production royalty to 1% of our net smelter return for this property. The purchase price for each royalty "point" shall be according to the following schedule:
Average Gold Price During Preceding Thirty Days	Price per Royalty "Point"
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	$2,500,000
$400.01 to $500.00 per ounce	$3,000,000
$500.01 to $600.00 per ounce	$4,000,000
$600.01 to $700.00 per ounce	$5,000,000
$700.01 to $800.00 per ounce	$6,000,000
$800.01 to $900.00 per ounce	$7,000,000

The price per royalty "point" shall increase by $1,000,000 for every $100 or fraction thereof that the average price of gold exceeds $900 per ounce during the thirty days preceding our purchase of KM Exploration's royalty.
KM Exploration shall have the right to collect and sell any specimen-grade minerals extracted from this property, which KM Exploration shall purchase from us at a cost of 10% below the London P.M. fix for gold and for fair market value in the case of other minerals. KM Exploration's right to collect specimen-grade minerals is exclusive with respect to first $50,000 worth of minerals collected from this property per year (KM Exploration is entitled to annually collect $50,000 worth of specimen-grade minerals from each of our three leased properties, but has no such right with respect to Indian Creek, which we staked in our name). Any payments due to us from KM Exploration for specimen minerals shall be offset against our obligation to make royalty payments.
•      Maps of Crescent Valley North

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quartz-calcite veins
quartz-calcite veins
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0 scale in miles 1
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Thomas Cr
Thomas Springs
Thomas Place
Prospects
Spring
TARGET ZONE for BONANZA VEINS
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GoldRun
Crescent Valley North Project
Eureka Co., NV
DCM 09-06

Robinson Creek
•      Property Description, Location and Access
The Robinson Creek property is located approximately 35 miles south-southwest of Elko, Nevada, and is approximately 15 miles south of the Newmont Mining Company Rain/Emigrant Springs mining operation. Robinson Creek consists of 91 lode claims, totaling 1,820 acres, and is located within the north-south trending Independence – Eureka Gold Trend near the southeastern end of the Carlin Gold Trend.
Robinson Creek is accessible through good roads and is expected to remain accessible through until Mid-December and possibly later if the early winter does not have significant snowfall. The onset of the muddy season in December will likely prevent us from accessing the property until about early May. We know of no environmental or archeological issues related to this property.
•      Title Report
A title report for Robinson Creek was recently prepared and indicates that all of the claims comprising Robinson Creek are valid and defensible and have no unreleased liens or encumbrances. Portions of Robinson Creek Claims # 14, 16, 18, 20, 22, 24, 26, 28, 30 and 53 – 61, located in the southeastern portion of the property, may conflict with junior claims owned by an individual claimholder. Please refer to the maps below for the exact location of these specific claims. We do not believe that these potential conflicts will significantly affect our business plan because our claims are senior and therefore superior to the potentially conflicting claims. Nevertheless, the existence of potentially conflicting claims creates the risk of title disputes and litigation, which is discussed elsewhere in this Prospectus.
•      Geology and History
We believe that Robinson Creek has the potential to have a Carlin-style, breccia-hosted, moderate-grade gold deposit. The target is Rain-type, mineralized collapse breccias developed along the Webb Formation – Devils Gate Formation contact. The target opportunity is both shallow, open-pittable oxide and deeper, underground mineable oxide or sulfide gold deposits. In our opinion, the surface alteration and geochemistry is very similar to that observed in the multi-million ounce Rain district to the North. The host rocks appear to be Webb and Devils Gate Formations, the primary hosts in the Rain district. We do not believe that Robinson Creek has ever been drilled to the depth necessary in order to reach potential gold deposits. Two apparently shallow holes have been noted on the property, and are indicated by the presence of very small amounts of cuttings and no noticeable surface disturbance. We estimate that these holes are no more than 200 feet in depth. A sample of cuttings strewn on the ground near the holes yielded a 60ppb gold assay and moderately anomalous arsenic. We believe this geochemistry may indicate the potential presence of a gold system at a high level above the target zone. We know of no significant previous gold exploration activities on this property.
•      Robinson Creek Lease
The terms of our lease for the Robinson Creek property are identical to the terms of our lease for the Crescent Valley North property except that our lease payments are different and the maximum percentage production royalty due to KM Exploration is 2 1/2% rather than 3%. We have the option to purchase up to one and one-half points of the royalty according to the same price schedule as for our Crescent Valley North property, which would have the effect of thereafter permanently reducing KM Exploration's production royalty to 1% of our net smelter return for this property. In the event that we pay any production royalty on this property to KM Exploration, we will be required to pay one-half of the first 1% of KM Exploration's royalty directly to Mr. Mathewson. This lease became effective on August 1, 2006. For the Robinson Creek property, our lease payments consist of an initial payment of $10,000, which we made on the effective date, followed by annual payments due on the anniversary of the effective date according to the following schedule:
Anniversary of Effective Date	Annual Payment
Years 1-4	$10,000
Years 5-9	$20,000
Years 10 and thereafter	$32,500

•      Maps of Robinson Creek

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PROPERTY
BOUNDARY
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Spring
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TARGET ZONE
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Toole
Springs
GOLDRUN
RC Project
Elko Co., NV
Dave Mathewson 10/06

Horse Creek
•      Property Description, Location and Access
The Horse Creek property is located approximately 180 miles east-northeast of Reno, Nevada and 50 miles southwest of Elko, Nevada. Horse Creek consists of 189 contiguous lode claims totaling approximately 3,780 acres. It is located approximately four miles east of the Buckhorn gold deposit, within or underneath the Battle Mountain – Eureka (Cortez) gold trend. The two primary target opportunities at this property are along the Webb—Devil's Gate contact and within the Devonian Horse Canyon Formation. Horse Creek is accessible through very good roads and by jeep trails, as well as cross-country. Access may be limited during the muddy season, specifically between January and May. We know of no environmental or archeological issues related to this property.
•      Title Report
A title report for Horse Creek was recently prepared and indicates that all of the claims comprising Horse Creek are valid and defensible and have no unreleased liens or encumbrances. Portions of Horse Creek Claims # 15 – 20, 25, 39 – 50, 71, 92 – 99, 120, 122, 124, 137, 138, 151 – 154, 156, 158, 160, 162, 164, 166, 168, 170, 172, 174, 176, 178 – 187 and 196 – 197 may conflict with claims owned by other companies, some of which are junior and others of which are senior to our claims. Please refer to the maps below for the exact location of these specific claims. We do not believe that these potential conflicts will significantly affect our business plan at this time because the potentially conflicting claims are located on the periphery of the property, away from our target zones. At this time, our exploration plans and activities are not located in the vicinity of these potentially conflicting claims. The status of these potentially conflicting claims may need to be addressed in the future, depending upon the development of our exploration program. The existence of potentially conflicting claims creates the risk of title disputes and litigation, which is discussed elsewhere in this Prospectus.
•      Geology and History
Horse Creek contains several north-northwest trending structural trends indicated by zones of geochemically anomalous altered broken zones, each up to several miles in length. In 2004 and 2005, J-Pacific Gold, Inc. drilled five holes along a portion of one of the structural trends. During this time, David Mathewson served as a consultant to J-Pacific Gold through his 50%-owned company, KM Exploration, Ltd. Mr. Mathewson and KM Exploration have since severed their connections with J-Pacific Gold. All of the holes encountered anomalous gold intervals at up to ore grades and associated anomalous epithermal metals, as well as geochemistry indicative of Carlin-style gold systems. We believe that this previous drilling does not preclude the presence of major gold deposits elsewhere or at greater depths along the structural zones. Previous drilling was mostly in the southern portion of the property. This prospect is characterized by extensive alteration and a broad, poorly defined gravity high and a magnetic high near the north end of the property. We believe that the undrilled, northern portion of the property near gravity and magnetic highs remains the more prospective area of the property. The target type is for Cortez Hills and or Pipeline-style mineralization within permissive lithologies and contacts.
•      Horse Creek Lease
Our lease for Horse Creek is dated July 17, 2006 and became effective on August 1, 2006. The terms of and payments under our lease for Horse Creek are identical to those of our lease for Robinson Creek.

•      Maps of Horse Creek

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24
19
26
25
30
35
36
31
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T.27N.
T.26N.
R.49E.
R.50E.

HC Lode Claims
Eureka County, Nevada

SCALE
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Gold Run claims
TARGET STRUCTURES
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GOLDRUN
Horse Creek Project
Eureka Co., Nevada
D Mathewson 6-06

Indian Creek
•      Property Description, Location and Access
We staked the Indian Creek property in January 2007. The property is located approximately 40 miles south-southwest of Elko, Nevada, and approximately 20 miles south of the Newmont Mining Company Rain/Emigrant Springs mining operation. The Indian Creek property is approximately 4 to 6 miles south of our Robinson Creek property. Indian Creek consists of 88 lode claims totaling approximately 1760 acres, and is located within the north-south trending Independence – Eureka Gold Trend near the southeastern end of the Carlin Gold Trend.
Indian Creek is accessible through good roads and is expected to remain accessible until Mid-December and possibly later if the early winter does not have significant snowfall. The onset of the muddy season in December will likely prevent us from accessing the property until about early May. We know of no environmental or archeological issues related to this property.
•      Title Report
We have not conducted a title survey on Indian Creek, and have no immediate plans to do so in the future.
•      Geology and History
We believe that Indian Creek has the potential to have a Carlin-style, breccia-hosted, moderate-grade gold deposit. The main target is Rain-type, mineralized collapse breccias developed along the Webb Formation – Devils Gate Formation contact. The target opportunity is both shallow, open-pittable oxide and deeper, underground mineable oxide or sulfide gold deposits. The property was largely staked on the basis of a gravity high that suggests the presence of a Paleozoic host rock uplift and associated flanking north-south trending major fault structure. This gravity high is very similar to that observed in the multi-million ounce Rain district to the North. We do not believe that Indian Creek has ever been drilled to the depth necessary in order to reach potential gold deposits. A single, apparently shallow hole has been noted on the property, and is indicated by the presence of a small amount of cuttings and a small surface disturbance. We estimate that this hole is no more than 600 feet in depth.

•      Map of Indian Creek

Indian Creek claims
(88)
0 scale in miles 1
0 scale in km 1.6
N
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Indian
Creek
Spring
Springs
29
30
31
32
33
5
6
GOLDRUN
INDIAN CREEK PROPERTY
ELKO CO., NEVADA
DCM 2-07
11 591 000m
11 592 000m
11 593 000m
11 594 000m
44 60 000m
44 59 000m
44 58 000m
44 57 000m
44 56 000m

Name: BAILEY MT
Date: 12/18/2006
Scale: 1 inch equals 2000 feet

Location: 11 592670 E 4457962 N
Caption: Gold Run Inc
IC (Indian Creek) claims
Elko Co., NV

Copyright (C) 1997, Maptech, Inc.

Tempo Mineral Prospect ("Tempo")
•      Property Description, Location and Access
Tempo is located approximately 20 miles north of Austin, Nevada. Tempo consists of 146 contiguous unpatented lode claims, totaling 2,920 acres, and is located within the north-south trending Rabbit Creek Gold Trend.
Tempo is accessible through good roads as well as cross-country. Access is generally available from May through December. Between December and May is the muddy season, during which wet weather and poor road conditions will generally prevent us from accessing the property. We know of no environmental or archeological issues related to this property.
•      Title Report
We have not conducted a title survey on Tempo, and have no immediate plans to do so in the future.
•      Geology and History
We believe that Temp's geology, geochemistry and alteration are typical of those in the Rabbit Creek gold trend. The central target is defined by a gold and arsenic soil anomaly approximately 5000 feet in strike length. Both upper-plate and permissive lower-plate rocks are present. Rock samples indicate a high of 20 gm/t for gold and 300 gm/t for silver. The central portion of the property covers approximately one square mile of lower plate carbonate rock intruded by Laramide diorites with associates gold-bearing skarn. The northern third of the property includes numerous exposures of lower-plate carbonate rocks within a large expanse of non-permissive upper-plate rocks. Jasperoids are common and contain anomalous to very anomalous gold and arsenic values. Approximately 160 holes have been previously drilled within the property by others. Approximately 70% of the holes were no deeper than 300 feet. Approximately 65% of the holes encountered non-permissive upper-plate of rock units. Approximately 40% of holes intersected permissive lower-plate underlying the upper-plate rocks. We believe that multiple high-quality gold targets remain to be identified, qualified and assessed by drilling.
•      Tempo Mineral Prospect Lease
Our lease for Tempo is dated and became effective on May 18, 2007. The lease is with the Lyle F. Campbell Trust of Reno, Nevada, an entity with which we are not affiliated. We were advised on December 21, 2007 that this lease with the Lyle F. Campbell Trust has been assigned to the Gold Standard Royalty Corporation. The Lyle F. Campbell Trust acquired its interest in Tempo from the Federal Bureau of Land Management by staking its lode claims. Our lease is for an initial period of ten years and may be extended in five year increments for up to a total term of 99 years. We may terminate this lease at any time. Until production is achieved, our lease payments (deemed "advance minimum royalties") consist of an initial payment of $5,000, which we made upon the effectiveness of our lease, followed by annual payments according to the following schedule:

Due Date of Advance Minimum Royalty Payment	Amount of Advance Minimum Royalty Payment
January 15, 2008	$10,000
January 15, 2009	$15,000
January 15, 2010	$30,000
January 15, 2011	$45,000
January 15, 2012 and annually thereafter during the term of the lease	The greater of $60,000 or the dollar equivalent of 90 ounces of gold
In the event that we produce gold or other minerals from Tempo, our lease payments will be the greater of (i) the advance minimum royalty payments according to the table above, or (ii) a production royalty equal to 4% of the gross sales price of any gold, silver, platinum or palladium that we recover plus 2% of the gross sales price of any other minerals that we recover. Our lease expressly states that we have no rights to any oil, gas, hydrocarbons and geothermal resources that may be found on the property. Under certain conditions, the Lyle F. Campbell Trust may elect to take its production royalty in cash rather than in kind. In the event that we produce gold or other minerals from Tempo and pay the Lyle F. Campbell Trust a production royalty, then, within any one calendar year, we may use 100% of that year's advance royalty payment as a credit against our royalties payable for that year. If our royalty payments payable for that year are greater than our advance royalty payment paid for that year, then we can credit all advance minimum royalty payments made in previous years against 50% of the production royalty payable for that year.
In the event that we pay the Lyle F. Campbell Trust a production royalty, we have the option to repurchase up to two points of the royalty payable on gold, silver, platinum or palladium, which would have the effect of thereafter permanently reducing the Lyle F. Campbell Trust's production royalty on gold, silver, platinum or palladium from 4% to 2% of our gross sales price for those minerals. The purchase price for each royalty "point" shall be according to the following schedule:
Royalty Point Purchased	Price
First 1%	$1,500,000
Second 1%	$3,000,000
We cannot purchase the remaining 2% production royalty on gold, silver, platinum or palladium or the 2% production royalty applicable to all other minerals.
Our lease requires us to perform $25,000 worth of physical work annually on the property for 2007, 2008 and 2009. In 2007 we performed in excess of $25,000 work on this lease. Starting in 2010 and thereafter, we must perform a minimum of $50,000 worth of work annually on the property, of which at least $25,000 is physical work.

•      Map of Tempo Mineral Prospect

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E
S
Northern Target
0 scale 1 miles
0 1 kilometers
Skarn Target
Central Target
Southern Target
Tempo property boundary
GOLDRUN
TEMPO PROJECT
Lander Co., NV
DCM 06-07

Claim Maintenance Payments
We are required to make annual claim maintenance payments to the Bureau of Land Management and to the counties in which our properties are located. If we fail to make these payments, we will lose our rights to our properties. As of the date of this Prospectus, our annual maintenance payments are $138.50 per claim, consisting of payments to the Bureau of Land Management and to the counties in which our properties are located. Our properties consist of an aggregate of 665 lode claims. Our aggregate annual claim maintenance costs are currently $92,103.

MANAGEMENT'S PLAN OF OPERATION
We intend to conduct a phased exploration program on each of our five properties, which are all at the very early stages of exploration. The follow-up stages of our exploration programs are dependent upon the results obtained during the earlier stages.
We have spent approximately $810,000 on our exploration program through March 31, 2008. We anticipate that the proceeds from the minimum offering will be sufficient for us to meet our 2008 exploration program funding obligation under our agreement with David Mathewson, our President and Chief Geologist.
Under the Company's Funding Obligation Agreement with David Mathewson, discussed in notes 2(a) and 5(a) of the unaudited financial statements for the three month period ended March 31, 2008, the Company was required to provide $2,000,000 by March 31, 2008, with an additional $2,000,000 due by March 31, 2009, and another $2,000,000 due by March 31, 2010. We were unable to fund our exploration financing tranche in the amount of $2,000,000 due on March 31, 2008. On April 1, 2008, Mr. Mathewson extended the deadline for that financing tranche by 90 days to June 29, 2008. If we are unable to meet this extended deadline and Mr. Mathewson thereupon advises us that we are in default, we will then have an additional 90 days following such notice to cure such default. We anticipate that we will be able to meet this obligation without penalty if our pending public offering is declared effective by the SEC in the near future. However, in the event we are unable to raise the required funds, we will need to seek additional financing and/or renegotiate our contract with Mathewson. In the event the Company does not meet its funding obligations with Mathewson, the Company will lose all of its interests in its properties.
The proceeds from the minimum offering will not be sufficient for us to fully comply with our 2009 and 2010 exploration program funding obligations, including the $2,000,000 funding obligation due by March 31, 2009. We estimate that we will require approximately $5.2 million through May 31, 2009 to pay for our exploration program as it is currently planned and described in this section of the Prospectus, follow-up work on our exploration projects currently in progress, the additional exploration funding required under our current agreement with David Mathewson, and our estimated administrative expenses, lease payments and estimated claim maintenance costs. The proceeds from our minimum offering will be not sufficient to fund our operations for the next twelve (12) months. Accordingly, in the event we close on only the minimum amount in this offering, we will need to seek additional financing and/or renegotiate our agreement with Mr. Mathewson.
We have commenced the initial exploration work on four of our properties. The total planned initial phase of exploratory work for all five properties is estimated to be approximately $988,000, of which $810,000 has been spent through March 31, 2008. Completing the first phase for all five properties, and a second phase of work on three of our properties, is estimated to cost a total of approximately $1,678,000. We will require the proceeds of this initial public offering to perform the first phase of exploration work on two of our properties and the second phase exploratory work on three of our properties. The scope of the first phase and second phase of work for these properties is described below.
In addition, we intend to seek out and acquire additional mining prospects in Nevada and elsewhere. In the event that we acquire additional mining prospects, we may decide to accordingly modify our planned exploration programs for our existing properties.
We believe that necessary equipment and operators for our exploratory activities are available from several local sources in Elko and Reno, Nevada.
A detailed description of our five properties may be found in the section captioned "Description of Property".
Exploration Program for Crescent Valley North Property
Five drill sites have already been permitted and at least three core holes will be drilled to further examine the bonanza vein model and provide initial target tests. These holes must be drilled to at least 1,500 feet, with the option of drilling to 2,000 feet. We anticipate drilling approximately 5,000 total feet of core during the initial phase of this exploration program. The estimated costs for the initial phase of this exploration program are approximately $340,000, consisting of:
•      Drilling costs at approximately $60 per foot, for a total of $300,000.
•      Site preparation costs of approximately $5,000.
•      Assaying costs at approximately $6 per foot, for a total of $30,000.
•      Core splitting and miscellaneous materials and labor at approximately $1 per foot, for a total of $5,000.

Excluded from our exploration costs for this property is our reclamation bond filed with the State of Nevada Commission on Mineral Resources, effective through June 30, 2008.
Depending upon the results obtained in the initial exploratory phase, we may immediately commence with next phase of the exploration program. The second phase will be will be a similar size program to provide additional characterization and definition on the model and prospectively intersected mineralization. Our projected cost for the second phase is an additional $340,000, for a total cost of approximately $680,000 for the initial and second phases of this exploration program.
Exploration Program for Robinson Creek Property
A gravity survey consisting of 273 stations surveyed at approximately 125 meter intervals along lines spaced approximately 250 meters apart was completed in October 2006. The data achieved from this survey provided quality definition on underlying rock densities and helped guide the site locations and design approach for drilling by allowing us to estimate lithologic types, relative depth to lithologic types and structural contacts.
In October and November 2006, five drill sites were permitted and bonded for initial exploration. Two reverse circulation holes were drilled in December 2006 and January 2007 for purposes of testing two of the five target sites. We could not access the three remaining sites because of difficult weather and ground conditions.
Hole RC06-1 was completed in December 2006 to a depth of 1,140 feet when we had to stop because of difficult hole conditions. The cutting samples indicated scattered weakly anomalous gold values from 25 to 100 ppb (parts per billion). We believe that a structural complication may have displaced the targeted Webb-Devil's Gate limestone contact downward, below 1,500 feet of depth. The right rock units of Chainman Formation that overlies the Webb Formation were intersected in the drill hole.
Hole RC06-2 was completed in January 2007 to a depth of 1,500 feet. The rock formation that was drilled appears to be entirely Chainman Formation. The top of the Webb Formation may have been encountered at 1,470 feet, which indicates that the targeted Webb-Devil's Gate limestone contact is at an excessive depth at this location. Several thin zones of thin mafic intrusions were intersected in this hole. We believe that these intrusions provide favorable indication of target prospectivity at this site.
All assays are pending at this time.
The estimated costs for the initial phase of this exploration program are approximately $180,000, consisting of:
•      Gravity survey and assessment report have been completed at a cost of $20,000.
•      Site preparation costs of approximately $15,000 (a portion of which has already been expended).
•      Drilling costs at approximately $25 per foot, for a total of $125,000 (a portion of which has already been expended).
•      Assay costs of approximately $20,000 (a portion of which has already been expended).
Excluded from our exploration costs for this property is our reclamation bond filed with the State of Nevada Commission on Mineral Resources, effective through June 20, 2008.
We may commence with the second phase of our exploration program depending upon the results obtained in the initial phase. The second phase consists of a similar amount of drilling, including angle drilling, and is expected to cost an additional $150,000. The total cost for the initial and second phases of our exploration program for this property is approximately $330,000.

Exploration Program for Horse Creek Property
In October 2006, we completed a 552-station gravity survey at 125-meter station intervals along lines spaced approximately 250 meters apart. When conditions permit, we will conduct a ground examination of the interpretable features indicated by this gravity survey to assist us with targeting. The results of this gravity survey appear to provide good definition on several northwest-trending structural features that are consistent with earlier targeting on the property. In addition, a strong gravity high was indicated within the northern area of the property. This gravity high data may indicate shallow depth to prospective lower-plate rock units. We do not plan to start drilling at this property until the beginning of 2008 at the earliest. We will obtain a reclamation bond prior to commencing drilling on this property. No previous drilling has been conducted in the vicinity of this gravity high. The estimated cost of the initial phase of this exploration program are approximately $45,000, consisting of:
•      Gravity survey and assessment report have been completed at a cost of $30,000.
•      500 rock and soil samples sufficient to characterize target locations along the prospective structural zones expected to cost approximately $30 per sample, for a total of $15,000.
We may start drilling on this property depending upon the results that we obtain from our preliminary work. At this time, we estimate that the additional costs of drilling two or three initial reverse-circulation test holes to a total footage of 5,000 feet to be $200,000 ($40 per foot).
Exploration Program for Indian Creek Property
We completed a detailed gravity survey of this property in May 2007 and are currently conducting an extensive surface sampling program. Targets to be pursued by drilling are becoming evident and are in the process of being further defined by mapping and sampling. We intend to drill three exploratory holes to a depth of approximately 1,500 feet each. We will obtain a reclamation bond prior to commencing drilling. Excluding the cost of the reclamation bonds, the total cost of this initial phase of our exploration program is estimated to be $253,000, consisting of:
•      Initial staking and claim filings were completed at a cost of $28,000.
•      Gravity survey and assessment report at a cost of $30,000.
•      All rock and soil samples are expected to cost $15,000.
•      Drilling costs at approximately $40 per foot, for a total of $180,000.
Exploration Program for Tempo Mineral Prospect Property Property
A gravity survey to expand and enhance the existing gravity data is currently in progress. Once the gravity survey is completed and evaluated by our contract geophysicist and the target opportunities are further defined, we intend to drill two exploratory holes to a depth of up to approximately 2,000 feet each. We will obtain a reclamation bond prior to commencing drilling. The total cost of this initial phase of our exploration program is estimated to be $170,000, consisting of:
•      Gravity survey and assessment report expected to cost $50,000.
•      Drilling costs at approximately $25 per foot, for a total of $100,000.
•      Assaying is expected to cost $20,000.
At this time, we are unable to estimate the costs of continuing our exploration program on this property past the initial stage.

Product Research and Development
None, except for our exploration activities.
Purchase/Sale of Plant and Significant Equipment
We intend to conduct our exploration activities by leasing equipment and by contracting with third parties for various services on an as-needed basis. At this time, we do not anticipate purchasing any equipment, although this may change depending upon the success of our exploration activities.
Changes to Number of Employees
We intend to conduct our exploration activities by engaging geologists, engineers, contractors and other personnel on an as-needed, consulting basis. At this time, we do not anticipate hiring additional employees, although this may change depending upon the success of our exploration activities.
Off-Balance Sheet Arrangements
None.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Interested Party Transactions Involving David Mathewson
Three of our properties are leased from KM Exploration, Ltd., a Nevada limited liability company in which our President, Chief Geologist and Director, David Mathewson, has a 50% ownership interest. See "Description of Property" for a summary of the lease terms.
We are party to a Funding Obligation Agreement with Mr. Mathewson dated December 13, 2007. This Funding Obligation Agreement replaced and superseded an Amended and Restated Agreement with Mr. Mathewson dated November 20, 2006 and effective May 9, 2006, as amended by a letter agreement dated June 22, 2007. It was necessary to enter into the Amended and Restated Agreement to as a result of our default in fulfilling the terms of our funding obligation to him. All of our current mineral prospects have been generated by Mr. Mathewson. This agreement was amended to adjust our exploration program funding obligations to a schedule that we anticipated would be easier for us to meet. We were nevertheless unable to comply with the adjusted exploration program funding obligations, and on September 15, 2007, we received a notice of default from Mr. Mathewson. In order to cure the notice of default, we commenced the litigation described in the section captioned "Legal Proceedings", restructured our capital structure to that described in this registration statement, and entered into the Funding Obligation Agreement that is currently in effect.
Pursuant to our agreement with Mr. Mathewson, he purchased 7,500,000 shares of Common Stock for $750, or $.0001 per share. The price per share that was paid by Mr. Mathewson was one-tenth of the price per share that was paid by unaffiliated purchasers of our Common Stock, depending upon the specific transaction. Please see the section captioned "Recent Sales of Unregistered Securities" for the details of our transactions with unaffiliated purchasers. Our agreement with Mr. Mathewson allows him to acquire additional shares of Common Stock at a price of $.0001 per share, the same price which he paid for his 7,500,000 shares of Common Stock, to guarantee that his holdings will represent 15% of our outstanding Common Stock as of March 31, 2010 or such earlier date that we comply with our $6,000,000 contractual obligation to fund our exploration costs. Our funding obligation will be deemed satisfied upon the earlier of i) the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or ii) the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided that we have also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs. In the event that Mr. Mathewson's holdings represent more than 15% of our outstanding stock at that time, we will cancel that number of Mr. Mathewson's shares of Common Stock necessary to reduce his holdings to 15% of our outstanding Common Stock.

For purposes of calculating Mr. Mathewson's percentage ownership: (i) he shall be deemed to own 7,500,000 shares of Common Stock as of the time of such calculation, which includes the 1,500,000 shares that he sold to Mr. Brion Theriault, our Senior Field Geologist and (ii) any shares which we shall have issued in connection with the acquisition of either mineral interests or entities which own rights to mineral interests will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation.
Under the terms of our agreement with Mr. Mathewson, exploration costs includes the costs of staking, mapping, chip sampling, geochemical sampling, assay costs, consulting fees and expenses, costs of drilling and related activities and a pro-rated share of salaries of geologists and other professionals related to our exploration activities. Specifically excluded from the definition of exploration costs are lease payments and government and regulatory fees and costs. The $6,000,000 for our exploration costs is to be made available on or before the following dates:
Date	Funds To Be Made Available
March 31, 2008[1]	$2,000,000
March 31, 2009	$2,000,000
March 31, 2010	$2,000,000
Total:	$6,000,000
Note:
1 Extended to June 29, 2008 pursuant to a letter from Mr. Mathewson dated April 1, 2008.
In the event that we fail to comply with our funding obligations and fail to cure our default, then we will lose our rights to our leased properties, without further recourse.
* * *
Mr. Mathewson is also party to a stock assignment agreement effective September 16, 2006 with Brion Theriault, under which Mr. Mathewson agreed to sell and transfer to Mr. Theriault 1,500,000 shares of his Common Stock for an aggregate price of $150. We consented to this agreement, to which we are not a party, which was made by Mr. Mathewson to induce Mr. Theriault to work for us. The terms of this agreement were negotiated between Mr. Mathewson and Mr. Theriault. Under the terms of this agreement, Mr. Mathewson may repurchase a pro-rated portion of the shares of Common Stock that he is selling to Mr. Theriault in the event that Mr. Theriault ceases working for us prior to September 16, 2009. Mr. Theriault is at all times required to maintain ownership of a number of shares of Common Stock sufficient to satisfy Mr. Mathewson's repurchase rights. We will succeed to Mr. Mathewson's repurchase rights in the event that Mr. Mathewson ceases to be an employee either before or at the same time as Mr. Theriault. The shares of Common Stock purchased by Mr. Theriault were not permitted to be resold for one year after Mr. Theriault's purchase; thereafter, he is permitted resell up to 5% of his holdings every six months until two years after his purchase. Thereafter, Mr. Theriault may freely dispose of his shares of Common Stock in accordance with the securities laws.
* * *

On December 4, 2007, Mr. James Berns, a director, and Mr. Michael Berns, our Executive Chairman of the Board of Directors, transferred to Mr. Mathewson warrants to purchase an aggregate of 1,650,000 shares of Common Stock for $1.00 per share, expiring on May 8, 2009. On December 7, 2007, our Board of Directors changed the terms of these warrants so that their new exercise price is ten percent (10%) over the initial public offering price per share, expiring on the fifth (5th) anniversary of the date that our Common Stock commences trading in the United States. To date, none of these warrants have been exercised.
Interested Party Transactions Involving our Founders
On May 8, 2006, an aggregate of 12,500,000 shares of Common Stock and an aggregate of 9,900,000 units were purchased by our founders: Michael Berns, Director; James Berns, Director; Trevor Michael, D. Richard Brown and Tamara Brown, who is Mr. Brown's wife. Each unit consisted of one share of Common Stock plus a warrant to purchase one share of Common Stock for $1.00 per share starting immediately and expiring on May 8, 2009. Each unit and each share of Common Stock was sold to these persons at the price of $.0001 per unit or share of Common Stock. Our aggregate proceeds from these transactions were $2,240. Starting on May 8, 2006, we sold an aggregate of 9,550,000 shares of Common Stock to thirteen seed investors at a price of $.001 per share. Our aggregate proceeds from the sale to seed investors were $9,550. Accordingly, the price per share paid by the seed investors was ten times the price per share paid by our founders. The terms of both the founder and seed investor transactions were arbitrarily determined by our Board of Directors. Seven of the thirteen seed investors who purchased shares of our Common Stock were affiliated with Osprey Capital Partners. These affiliations are discussed in more detail under the subsection captioned "Interested Party Transactions Involving Osprey Capital Partners." As the result of the settlement of our lawsuit described elsewhere in this Prospectus under the caption "Legal Proceedings", Messrs. Brown, Michael and Ms. Brown surrendered an aggregate of 12,915,000 shares of Common Stock to us, which includes 5,625,000 shares of Common Stock which they had purchased outright and 7,290,000 shares of Common Stock as part of the units which they had purchased. This constitutes 90% of the shares of Common Stock formerly held by Messrs. Brown and Michael and by Ms. Brown. Messers Brown, Michael and Ms. Brown also surrendered to us an aggregate of 6,600,000 warrants, which constitutes 100% of warrants that were held by them, after which the only founders holding warrants were Mr. James Berns and Mr. Michael Berns. On December 7, 2007, our Board of Directors changed the terms of our outstanding warrants so that their new exercise price is ten percent (10%) over the initial public offering price per share and their new expiration date is the fifth (5th) anniversary of the date that our Common Stock commences trading in the United States. As of December 7, 2007, our Board of Directors voted to impose resale restrictions on the shares of Common Stock still held by our founders to prohibit the resale of these shares of Common Stock as may be prescribed by the Board of Directors up to a maximum of two (2) years following the date that our Common Stock commences trading in the United States. This supersedes a Founders Agreement dated October 5, 2006 and, as applicable to the founders, a Seed Investor Agreement which, respectively, imposed resale restrictions on the founders expiring on May 9, 2009 and September 1, 2009.
Interested Party Transactions Involving Mr. John M. Pritchard
We are party to a stock option agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer and a Director. In consideration of his entering into an employment agreement with us, we granted Mr. Pritchard an option to purchase 1,500,000 shares of our Common Stock at an exercise price of $.25 per share for the first 500,000 shares and an exercise price of $.50 per share for the remaining 1,000,000 shares. This option expires on September 14, 2011. His option with respect to 300,000 shares vested and became exercisable upon the execution of his option agreement. With respect to the remaining 1,200,000 shares in Mr. Pritchard's option, 1,095.89 shares thereafter vest and become exercisable daily so long as he remains our employee. All 1,500,000 shares of Mr. Pritchard's option shall become vested and exercisable if he remains our employee through September 14, 2009. As of March 31, 2008, a total of 916,986 shares of his option had become vested and exercisable. The terms of this agreement were negotiated between Mr. Pritchard and our Board of Directors. The terms of Mr. Pritchard's stock option agreement are not equivalent to the terms of our only other stock option grant, in which we granted an unaffiliated consultant in Canada an option to purchase 100,000 shares of our Common Stock at a price of CAD $.50 per share, expiring on October 30, 2008, in exchange for general consulting on financial matters, such as introducing prospective foreign investors, recommendations on capital structure and capital markets and liaising with the Canadian financial community. Mr. Pritchard's employment agreement is discussed elsewhere in this Prospectus.

Interested Party Transactions Involving Osprey Capital Partners
We previously retained Osprey Capital Partners, Toronto, Canada, as an investment banking and capital markets consultant. Trevor Michael and D. Richard Brown, formerly our officers and directors, are respectively non-equity and equity partners at Osprey Capital Partners. Mr. Brown is also a beneficial owner of half of Osprey Capital Partners' equity. We paid Osprey Capital Partners a total of $30,000 for services rendered. We have not had any similar arrangements with unaffiliated parties. We do not anticipate having future business dealings with Osprey Capital Partners. Seven of the thirteen individual seed investors who participated in our private placement of 9,550,000 shares of Common Stock which closed on May 10, 2006 are affiliated with Osprey Capital Partners. Six of the seed investors are partners at Osprey Capital Partners, and one of the seed investors is employed as an associate. These seven seed investors affiliated with Osprey Capital Partners collectively purchased an aggregate of 3,000,000 shares of Common Stock. All of these seed investors were subject to the Seed Investor Agreement dated October 5, 2006, which imposed certain resale restrictions on them. Under the terms of this agreement, none of the shares owned by the seed investors who are subject to the Seed Investor Agreement were to be sold until June 1, 2007. During each three month calendar period thereafter through September 1, 2009, the seed investors may each sell 1% of their share holdings. After September 1, 2009, their remaining shares may be freely sold in accordance with applicable securities laws. As the result of the settlement of our lawsuit described elsewhere in this Prospectus under the caption "Legal Proceedings", ten of the seed investors returned to us an aggregate of 6,140,000 shares of Common Stock which they had purchased in this private placement. As a condition to settlement of this litigation, the seed investors who were parties to the litigation were compelled to agree to resale restrictions prohibiting the resale of their shares of Common Stock until the six (6) month anniversary of the date that our Common Stock commences trading in the United States, which may be extended by the Board of Directors in its discretion for up to two (2) years following the date that our Common Stock commences trading in the United States.
Interested Party Transactions Involving Trevor Michael
Effective May 12, 2006, Trevor Michael, our former Treasurer and a former Director, entered into a Share Purchase Agreement with Gordon Cooper, a shareholder, under which Mr. Michael purchased 1,000,000 shares of Common Stock from Mr. Cooper for an aggregate price of $10.00. Effective May 12, 2006, Mr. Michael entered into another Share Purchase Agreement with Mr. Jasbir Gill, a shareholder, under which Mr. Michael purchased 500,000 shares of Common Stock from Mr. Gill for an aggregate price of $10.00. These two agreements were negotiated directly between the parties. Mr. Michael surrendered 90% of these shares to us as a result of the settlement of our lawsuit described elsewhere in this Prospectus under the caption "Legal Proceedings".
We previously retained 2120315 Ontario Inc., an Ontario corporation wholly owned and controlled by Mr. Michael, as a consultant to assist us in contacting financing agents, developing business strategy, raising financing, hiring personnel and other matters. This agreement is dated February 15, 2007 and effective retroactive to February 1, 2007. Under the terms of this agreement, we had agreed to pay 2120315 Ontario Inc. a fee of CAD $10,000 per month for its services, plus out of pocket expenses. This agreement renewed month-to-month and could have been terminated by either party on thirty days' notice. A copy of our letter agreement with 2120315 Ontario Inc. is annexed as an exhibit to this registration statement. This letter agreement formalized our previous arrangement with Mr. Michael, under which we paid him a total of CAD $20,000 in 2006 and an additional CAD $10,000 in January 2007 for consulting services. We have not had any similar arrangements with unaffiliated parties. Prior to the termination of our agreement with 2120315 Ontario Inc., we paid that company a total of CAD $82,521.42 (equivalent to U.S. $82,521.42 at an exchange rate of CAD $1 = U.S. $1.00 as of May 15, 2008) under the terms of our agreement. Our agreement with 2120315 Ontario Inc. was terminated as part of the settlement of our lawsuit described elsewhere in this Prospectus under the caption "Legal Proceedings".
Interested Party Transactions involving Berns & Berns
The law firm of Berns & Berns, New York, New York, has provided legal services for us in the past. The principals of Berns & Berns are James Berns and Michael Berns, who are both members of our Board of Directors. As of March 31, 2008, Berns & Berns had billed and accrued a total of $85,253 for legal services, of which $60,293 had been paid and $25,000 was outstanding. Berns & Berns charged its customary hourly rates offered to unaffiliated entities, which they then arbitrarily discounted. It is not anticipated that Berns & Berns will provide future legal services to us.

Interested Party Transactions Involving Christina Wilton
Christina Wilton, our corporate Secretary, is the President of CHRISTInet Consulting Inc., a Canadian corporation wholly owned by her, which has since October 2006 provided administrative support services to us. Depending upon the specific CHRISTInet personnel, they are paid between CAD $75 and $115 per hour (equivalent to US $75 and $115, as of May 15, 2008). We typically hire CHRISTInet personnel for an aggregate of ten hours per week. Ms. Wilton is also President of Bay Street Exec Corp., a Canadian corporation wholly owned by her, which leased office space to us between October 2006 and February 2008. We currently owe Bay Street Exec Corp. CAD $11,000 (equivalent to US $11,000 as of May 15, 2008), plus tax, for back rent, which we anticipate satisfying from the proceeds of this offering. We do not currently have a lease for our principal executive offices.
Interested Party Transactions Involving Ernest M. Cleave
Since September 2007, we have paid Ambrose Corporate, a financial advisory firm in Toronto, Canada, of which our Treasurer, Chief Financial Officer and Controller, Ernest M. Cleave, is the principal, CAD $1,000 (equivalent to US $1,000, as of May 15, 2008) per month to perform our bookkeeping. We anticipate that this arrangement will continue for the foreseeable future. Mr. Cleave is also paid a monthly retainer of CAD $4,000 (equivalent to US $4,000 as of May 15, 2008) for serving as our Chief Financial Officer, Treasurer and Controller for up to 25 hours per month. Mr. Cleave will be paid pro rata if he is required for more than 25 hours per month. Between November 2006 and September 2007 we paid Lannick Consulting CAD $1,000 per month for bookkeeping services. Mr. Cleave was the managing partner of Lannick Consulting.
Interested Party Transactions Involving Viewpoint Securities, LLC
On December 10, 2007 we entered into an Engagement Agreement with Viewpoint Securities, LLC, a broker-dealer based in Del Mar, California, with which Roger Levine, one of our selling shareholders, is affiliated. Under this agreement, we retained Viewpoint as our exclusive advisor to provide corporate finance and investment banking related advice. We have agreed to pay Viewpoint a $25,000 retainer. Our agreement with Viewpoint is in effect until December 31, 2010 and may be renewed thereafter. Under the terms of our agreement, during the term of our agreement and for a period of three years thereafter, we will pay Viewpoint a cash fee equal to 3.5% of the value of any strategic partnership, joint or collaborative venture, strategic alliance or similar transaction with persons or entities introduced to us by Viewpoint during the term of our agreement. During the term of our agreement and for a period of two years thereafter, for any investor identified by Viewpoint during the term of our agreement who participates in an equity financing, we will pay Viewpoint a 10% cash commission and issue Viewpoint warrants to purchase shares of Common Stock equal to 10% of the value of the equity purchased by such investor. During the term of our agreement and for a period of two years thereafter, we will also pay Viewpoint a commission to the extent that they identify any investors during the term of our agreement who participate in debt offerings. Our agreement with Viewpoint requires us to admit a representative of Viewpoint as a non-voting observer to meetings of our Board of Directors and to copy Viewpoint on all actions taken by unanimous written consent in lieu of a meeting of the Board of Directors.
Parent Companies
We have no parent companies.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our employees, directors and officers (including our principal executive officer, principal financial officer, controller, or persons performing similar functions). A copy of our Code of Business Conduct and Ethics has been filed with the SEC concurrently with this registration statement and will be posted on our website, located at http://www.goldruninc.com.
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Market Information
There is currently no public market for our Common Stock, and one may never develop. As of the effective date of our registration statement, we have a total of 27,961,604 shares of Common Stock outstanding. This does not include 1,600,000 shares of Common Stock underlying our outstanding stock options, 4,300,000 shares of Common Stock underlying our outstanding warrants, the securities underlying up to 19,166,666 Units being offered in this offering, and up to 1,916,667 shares of Common Stock issuable upon the exercise of warrants that may be issued to dealers to the extent that they participate in this offering.
There are 23,681,604 shares of our common stock available for resale pursuant to Rule 144; of this amount 6,536,604 shares of our common stock are being registered for resale in this registration statement. The balance of our shares eligible for resale pursuant to Rule 144, consisting of 17,145,000 shares, are subject to the resale restrictions set forth in the sections of this prospectus captioned "Certain Relationships and Related Transactions", under the subsections captioned "Interested Party Transactions Involving our Founders" and "Interested Party Transactions Involving Osprey Capital Partners"; these shares are held by our officers and directors (15,050,000 shares) and by former officers and directors and their associates (2,095,000 shares).

We are now offering a minimum of 6,666,666 and a maximum of 16,666,666 Units at a price of $0.60 per Unit. If we reach our maximum offering, we may elect to offer up to an additional 2,500,000 Units at a price of $0.60 per Unit. Each Unit consists of (i) one share of Common Stock, (ii) one-half Warrant to purchase one share of Common Stock for $0.75, expiring one year from the final closing date of this offering, and (iii) one-half Warrant to purchase one share of Common Stock for $1.25, expiring two years from the final closing date of this offering.
Holders
As of the effective date of our registration statement, there were 70 record holders of our Common Stock.
Dividends
We have never paid any dividends. Any decision to pay dividends in the future, as well as any decision about the amount and timing of any future dividend payments, will be made by our Board of Directors. It is unlikely that we will pay dividends in the foreseeable future.
Equity Compensation Plans
We do not have any equity compensation plans.
EXECUTIVE COMPENSATION
Currently, our only paid directors or executive officers are (i) our President, Chief Geologist and a Director, David Mathewson, (ii) our Chief Executive Officer and a Director, John M. Pritchard, and (iii) our Treasurer, Chief Financial Officer and Controller, Ernest M. Cleave. Our only other current paid employee is Brion Theriault. In the past, we had also paid our former Treasurer and Director, Trevor Michael. We were incorporated on May 5, 2006. Mr. Mathewson started working for us on August 1, 2006. Mr. Pritchard and Mr. Theriault started working for us on September 16, 2006. Mr. Cleave started consulting for us on November 9, 2006. Our fiscal year ends on December 31 of each year.
The salaries of Messrs. Mathewson and Pritchard have not been paid but have accrued since February 15, 2008. We anticipate that Messrs. Mathewson and Pritchard's accrued salaries will be paid from the proceeds of this offering.
Summary Compensation Table
The following table and notes sets forth Messrs. Mathewson, Pritchard, Cleave and Michael's compensationfor the last two fiscal years. The remuneration described in this table does not include the costs of reimbursed expenses furnished to Messrs. Mathewson, Pritchard or Cleave. None of these persons received any compensation other than what is set forth below. The salary amounts for the named officers were determined by the Board of Directors in its sole discretion, based upon its experience in the industry, its understanding of salaries for these positions paid by similarly situated junior mineral exploration companies, such as Grandview Gold, Inc., and Golden Odyssey Mining, Inc., among others, and, in the case of David Mathewson his reputation as a geologist.
Columns (d), (e), (g) and (h) have been omitted from the table below because there was no compensation awarded to, earned by, or paid to any of the named executive officers or directors required to be reported in any fiscal year covered by this table.
All figures are rounded to the nearest dollar.
Name and Principal Position	Year	Salary ($)[1]	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(f)	(i)	(j)
John M. Pritchard Chief Executive Officer and Director (PEO)	2007	$150,000[2]	$128,823[3]	$-0-	$278,823[2]
	2006	$150,000[2]	$162,514[4]	$-0-	$312,514[2]
David Mathewson President, Director and Chief Geologist	2007	$120,000	$-0-	$-0-[5]	$120,000
	2006	$120,000	$-0-	$-0-[5]	$120,000
Ernest J. Cleave Treasurer, Chief Financial Officer and Controller	2007	$39,000[2,6]	$-0-	$-0-	$39,000[2,6]
	2006	$37,500[2,6]	$-0-	$-0-	$37,500[2,6]
Trevor Michael former Treasurer and former Director	2007	$-0-	$-0-	$92,497[2,7]	$92,497[2,7]
	2006	$-0-	$-0-	$20,000[2,7]	$20,000[2,7]

Notes:
1 For purposes of this table, 2006 salaries are listed at their full annual rate and are counted at their full annual rate in calculating total compensation, notwithstanding that we were in existence for only part of fiscal year 2006.
2 All or a portion of this person's compensation is paid in Canadian Dollars. Figures in U.S. Dollars are based upon an exchange rate of CAD $1 = US $1.00, as of May 15, 2008.
3 The value of Mr. Pritchard's option award for fiscal year 2007 is the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R and was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of three years. A narrative description of Mr. Pritchard's option award follows the tables in this section.
4 The value of Mr. Pritchard's option award for fiscal year 2006 is the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R and was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of three years. For more information regarding the valuation of Mr. Pritchard's option award and its underlying assumptions, please refer to Note 4(e) of our financial statements for the year ending December 31, 2007, located in the section captioned "Financial Statements". A narrative description of Mr. Pritchard's option award follows the tables in this section.
5 In the event that we pay a net smelter return royalty to KM Exploration, Ltd., between one-third and one-half of 1% of any such royalty must be paid directly to Mr. Mathewson under the terms of our property leases, depending upon the specific lease agreement. Although Mr. Mathewson has disclaimed his right to receive any portion of the lease payments to KM Exploration under our current property leases, he has retained his residual interest in this portion of KM Exploration's net smelter return royalties, which are payable only after the recovery of any commercial mineral deposits on our properties.
6 Mr. Cleave was paid a monthly retainer of CAD $3,125 (U.S. $3,125 at an exchange rate of CAD $1 = US $1.00 as of May 15, 2008) through August 2007 for serving as our Chief Financial Officer and Controller. His monthly retainer was increased to CAD $4,000 as of September 15, 2007 (equivalent to U.S. $4,000 at an exchange rate of CAD $1 = US $1.00 as of May 15, 2008) to compensate him for assuming additional responsibilities as our Treasurer.
7 Mr. Michael was paid CAD $20,000 for consulting services relating to raising capital and investment banking advice in 2006. An additional payment of CAD $10,000 for further consulting services was made in January 2007. On February 12, 2007, we entered into a consulting agreement with 2120315 Ontario Inc., an Ontario corporation wholly-owned by Mr. Michael, for consulting services on a month-to-month basis effective February 1, 2007 for a fee of CAD $10,000 per month. Prior to the termination of our agreement with 2120315 Ontario Inc., we paid that company a total of CAD $82,521.42 under the terms of our agreement (equivalent to U.S. $82,521.42 at an exchange rate of CAD $1 = U.S. $1.00 as of May 15, 2008). This agreement is discussed in greater detail in the section captioned "Certain Relationships and Related Transactions". Even though these payments are not compensation for Mr. Michael's service as our Treasurer, we have nevertheless included them in the summary compensation table in order to give a more complete picture of all payments that we have made to our executive officers. Mr. Michael and 2120315 Ontario, Inc. renounced all affiliations with us, including the consulting agreement referenced in this paragraph, upon the settlement of our lawsuit against them as described in the section of this Prospectus captioned "Legal Proceedings."
* * *
Outstanding Equity Awards at 2007 Fiscal Year-End
			Option Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
John M. Pritchard Chief Executive Officer and Director (PEO)	817,260	-0-	682,740	$.25/$.50[1]	9/14/2011
Note:
1 The option exercise price for the first 500,000 shares is $.25 per share. The option exercise price for the remaining shares is $.50 per share.

No Equity Incentive Plans
We have never had any equity incentive plans in place for officers, directors or employees. We did not grant any stock options or shares of stock to any officers, directors or employees through the date of this Prospectus other than to John M. Pritchard, which was a one-time grant not made pursuant to any plan and is discussed below. We did not grant any other equity incentive awards to any officers, directors or employees during the fiscal year ending December 31, 2007.
Option Award to John M. Pritchard
We are party to a stock option agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer and a Director. In consideration of his entering into an employment agreement with us, we granted Mr. Pritchard an option to purchase 1,500,000 shares of our Common Stock at an exercise price of $.25 per share for the first 500,000 shares and an exercise price of $.50 per share for the remaining 1,000,000 shares. This option expires on September 14, 2011. His option with respect to 300,000 shares vested and became exercisable upon the execution of his option agreement. With respect to the remaining 1,200,000 shares in Mr. Pritchard's option, 1,095.89 shares thereafter vest and become exercisable daily so long as he remains our employee. All 1,500,000 shares of Mr. Pritchard's option shall become vested and exercisable if he remains our employee through September 14, 2009. As of March 31, 2008, a total of 916,986 shares of his option had become vested and exercisable. The terms of this agreement were negotiated between Mr. Pritchard and our Board of Directors.
Compensation for Service as a Director
At this time, Directors are not paid a fee or are in any way compensated for attending Board meetings. Directors' reasonable expenses incurred in attending Board meetings will be reimbursed, subject to substantiation and approval.
Employment Agreements
Employment Agreement with John M. Pritchard
We are party to an employment agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer. Under the terms of this agreement, Mr. Pritchard will serve full time as our Chief Executive Officer for a term of three years commencing on September 15, 2006. In exchange for Mr. Pritchard's services, we will pay him an annual salary of CAD $150,000 (equivalent to US $150,000 based on an exchange rate of CAD $1 = US $1.00, as of May 15, 2008.). He will also receive four weeks of paid vacation and be eligible to participate in our benefit plans, to the extent that we have any. Mr. Pritchard was also issued an option to purchase 1,500,000 shares of Common Stock in consideration of his starting employment with us, under terms and conditions discussed elsewhere in this Prospectus. If Mr. Pritchard is terminated without cause, he will be entitled to receive a lump-sum payment of CAD $125,000 (equivalent to US $125,000 at the foregoing exchange rate).
Employment Agreement with David Mathewson
We are party to an employment agreement dated November 20, 2006 and effective retroactively to August 1, 2006 with David Mathewson, our President and Chief Geologist. This agreement expires on July 31, 2009 or upon our uncured failure to provide $6,000,000 to fund exploration activities. Our funding obligation will be deemed satisfied upon the earlier of i) the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or ii) the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided that we have also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs. Under the terms of Mr. Mathewson's employment agreement, his duties include, without limitation: (i) generating potential property acquisitions; (ii) developing, implementing and managing all exploration activities; (iii) recruiting all necessary personnel, consultants and contractors; (iv) preparing and submitting periodic reports to our Board of Directors regarding potential acquisitions, divestments, exploration programs, strategic investments, or agreements; (v) preparing various technical materials, reports and summaries which may be required under law or as otherwise deemed necessary by our Board of Directors to facilitate the financing of the company or for other reasons, and (vi) travel as may be necessary to fulfill his duties. Mr. Mathewson is permitted to devote not more than twenty-five (25) days per calendar year to consulting activities approved by the Board of Directors and which do not compete with our business. Mr. Mathewson is to be paid an annual salary of $120,000 and reimbursed for reasonable and customary expenses. Shortly after we were formed, Mr. Mathewson purchased 7,500,000 shares of Common Stock from us for a purchase price of $750.

Employment Agreement with Brion Theriault
We are party to an employment agreement dated as of September 15, 2006 with Mr. Brion Theriault, our Senior Field Geologist. Mr. Theriault agreed to work for us for three years starting on September 15, 2006, for a salary of $96,000 per year. Mr. Theriault reports to our President, David Mathewson, and performs such duties as are consistent with a senior exploration geologist for a junior exploration company. We will reimburse Mr. Theriault for reasonable and customary expenses he incurs in performing his duties. Mr. Theriault's compensation was not listed in the summary compensation table because he is not one of our executive officers.
LEGAL MATTERS
The validity of the shares of Common Stock offered under this registration statement will be passed upon by the law firm of Hecht & Associates, P.C., New York, New York, who have acted as our special counsel in connection with this offering.
ESCROW
Our escrow agent for this transaction is Bank of New York.
EXPERTS
DeJoy, Knauf & Blood, LLP, Rochester, New York, an independent registered public accounting firm, has audited our financial statements as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the period from inception (May 5, 2006) to December 31, 2006 and the period from inception (May 5, 2006) to December 31, 2007 (which contains an explanatory paragraph relating to Gold Run Inc.'s ability to continue as a going concern as described in Note 2(a) to the audited financial statements as of December 31, 2007). We have included our audited financial statements in this Prospectus and elsewhere in the registration statement in reliance upon DeJoy, Knauf & Blood LLP's report given on its authority as an expert in accounting and auditing.

GOLD RUN INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
TOGETHER WITH
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of
  Gold Run Inc.:
We have audited the accompanying balance sheets of Gold Run Inc. ("the Company") as of December 31, 2007 and 2006, and the related statements of loss, shareholders' equity (deficit), and cash flows for the year ended December 31, 2007, the period from inception (May 5, 2006) to December 31, 2006 and the period from inception (May 5, 2006) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gold Run Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from inception (May 5, 2006) to December 31, 2006 and the period from inception (May 5, 2006) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2(a). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ DeJoy, Knauf & Blood, LLP
DEJOY, KNAUF & BLOOD, LLP
Rochester, New York
March 18, 2008.

GOLD RUN INC.
(an exploration stage enterprise)
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006
(stated in U.S. dollars)
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,954	$855,346
Goods and services tax receivable	9,474	—
Warrant subscription receivable (Note 4 (b))	1,000	—
Prepaid expenses	2,827	15,000
Total current assets	49,255	870,346
PROPERTY - MINERAL PROPERTY RIGHTS (Notes 5 and 6)	132,553	66,267
OTHER ASSETS:
Reclamation bonds (Note 2 (e))	33,635	33,635
Prepaid offering costs (Note 2 (f))	252,050	105,177
Debt financing costs, net (Note 4 (f))	—	157,947
Total other assets	285,685	296,759
TOTAL ASSETS	$467,493	$1,233,372
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities (Note 7) -
To related parties	$78,504	$50,253
To others	348,184	158,651
Accrued interest (Note 4 (f))	—	50,144
Total current liabilities	426,688	259,048
PROMISSORY NOTES (Note 4 (f))	—	1,610,500
COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 4, 5, 9 and 12)
SHAREHOLDERS' EQUITY (DEFICIT) (Note 4):
Common stock, $.000001 par value, 100,000,000 shares authorized	46	39
Warrant subscribed	1,000	—
Additional paid-in capital	2,739,321	203,405
Deficit accumulated during the exploration phase	(2,699,562)	(839,620)
Total shareholders' equity (deficit)	40,805	(636,176)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$467,493	$1,233,372
The accompanying notes to financial statements are
an integral part of these balance sheets.

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2007
AND THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006
(stated in U.S. dollars)
	Number of shares	Common stock	Warrant subscribed	Additional paid-in capital	Deficit accumulated during the exploration stage	Total shareholders' equity (deficit)
BALANCE, May 5, 2006	—	$—	$—	$—	$—	$—
Initial private placement of shares (Note 4 (b))	22,400,000	22	—	2,218	—	2,240
Shares issued to President/Chief
Geologist (Note 4 (b))	7,500,000	7	—	743	—	750
Private placement of shares (Note 4 (b))	9,550,000	10	—	9,540	—	9,550
Fair value of share-based payments (Note 4 (e))	—	—	—	190,904	—	190,904
Net loss	—	—	—	—	(839,620)	(839,620)
BALANCE, December 31, 2006	39,450,000	39	—	203,405	(839,620)	(636,176)
Conversion of the promissory notes and accrued
interest to common stock (Note 4 (f))	4,826,800	5	—	1,771,545	—	1,771,550
Withholdings on conversion of promissory notes
held by foreign parties (Note 4 (f))	—	—	—	(15,000)	—	(15,000)
Private placement of shares (Note 4 (b))	666,667	1	—	499,999	—	500,000
Costs of issuance of common stock related to
private placement of shares (Note 4 (b))	—	—	—	(50,000)	—	(50,000)
Shares returned and cancelled (Note 3 and
Note 4(b))	(16,605,000)	—	—	—	—	—
Shares of common stock re-purchased and
cancelled (Note 3 and Note 4 (b))	(2,450,000)	(2)	—	(2,448)	—	(2,450)
Private placement of shares (Note 4 (b))	266,667	—	—	200,000	—	200,000
Private placements of shares and warrant (Note 4 (b))	3,000,000	3	1,000	2,997	—	4,000
Shares returned and held in treasury (Note 4 (b))	(2,000,000)	—	—	—	—	—
Fair value of share-based payments (Note 4 (e))	—	—	—	128,823	—	128,823
Net loss	—	—	—	—	(1,859,942)	(1,859,942)
BALANCE, December 31, 2007	27,155,134	$46	$1,000	$2,739,321	$(2,699,562)	$40,805
The accompanying notes to financial statements are
an integral part of these statements.

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENTS OF LOSS
FOR THE YEAR ENDED DECEMBER 31, 2007,
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006,
THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006 AND
THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2007
(stated in U.S. dollars)
	Year ended December 31, 2007	For the period from inception to December 31, 2006	Cumulative for the period from inception to December 31, 2007
REVENUE	$—	$—	—
COSTS AND EXPENSES:
Exploration costs	443,886	296,037	739,923
Legal (Note 9)	306,146	40,681	346,827
Consulting and professional fees (Note 9)	242,893	86,108	329,001
Share-based payments (Note 4 (e))	128,823	190,904	319,727
Administrative salaries	160,042	27,244	187,286
Amortization of debt financing costs (Note 4 (f))	157,947	29,280	187,227
Travel	112,549	47,522	160,071
Audit fees	56,450	27,500	83,950
Filing and printing fees	41,356	8,608	49,964
Office expense	21,640	20,886	42,526
Rent (Note 9)	30,786	8,895	39,681
Exchange rate losses	33,243	—	33,243
Bank charges	3,149	2,716	5,865
Miscellaneous	10,140	4,311	14,451
Total costs and expenses	1,749,050	790,692	2,539,742
LOSS FROM OPERATIONS	(1,749,050)	(790,692)	(2,539,742)
INTEREST EXPENSE ON PROMISSORY NOTES (Note 4 (f))	(110,906)	(50,144)	(161,050)
INTEREST INCOME	14	1,216	1,230
NET LOSS	$(1,859,942)	$(839,620)	$(2,699,562)
WEIGHTED AVERAGE NUMBER OF SHARES	39,351,938	39,450,000	39,390,741
LOSS PER SHARE	$(0.047)	$(0.021)	$(0.069)
The accompanying notes to financial statements are
an integral part of these statements.

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007,
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006,
THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006 AND
THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2007
(stated in U.S. dollars)
	Year ended December 31, 2007	For the period from inception to December 31, 2006	Cumulative for the period from inception to December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,859,942)	$(839,620)	$(2,699,562)
Adjustments to reconcile net loss to net cash used by
operating activities:
Amortization of debt financing costs	157,947	29,280	187,227
Share-based payments	128,823	190,904	319,727
Non-cash interest expense	110,906	50,144	161,050
Increase in goods and services tax receivable	(9,474)	—	(9,474)
(Decrease) increase in prepaid expenses	12,173	(15,000)	(2,827)
Increase in accounts payable and accrued liabilities	170,511	179,093	349,604
Total adjustments	570,886	434,421	1,005,307
Net cash used by operating activities	(1,289,056)	(405,199)	(1,694,255)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to acquire mineral property rights	(66,286)	(66,267)	(132,553)
Payments to acquire reclamation bonds	—	(33,635)	(33,635)
Net cash used by investing activities	(66,286)	(99,902)	(166,188)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from the issuance of promissory notes	—	1,610,500	1,610,500
Proceeds from sale of common stock, net	638,000	12,540	650,540
Payments of debt financing costs	—	(187,227)	(187,227)
Payments of offering costs	(99,600)	(75,366)	(174,966)
Payments to re-purchase common stock	(2,450)	—	(2,450)
Net cash provided by financing activities	535,950	1,360,447	1,896,397
NET (DECREASE) INCREASE IN CASH AND CASH
EQUIVALENTS	(819,392)	855,346	35,954
CASH AND CASH EQUIVALENTS, beginning of period	855,346	—	—
CASH AND CASH EQUIVALENTS, end of period	$35,954	$855,346	$35,954
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$—	$—
Taxes paid	$—	$—	$—
Non-cash items-
Conversion of promissory notes and related accrued interest
into common stock	$1,771,550	$—	$1,771,550
Offering costs included in accounts payable	$77,084	$29,811	$77,084
The accompanying notes to financial statements are
an integral part of these statements.

GOLD RUN INC.
(an exploration stage enterprise)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
(stated in U.S. dollars)
1.     NATURE OF OPERATIONS
Gold Run Inc. ("the Company") is an exploration company engaged in the acquisition and exploration of mineral properties in the State of Nevada. The Company was incorporated on May 5, 2006 under the laws of the State of Delaware. As of December 31, 2007, the Company has put in place the management team, has leased four mineral properties and staked a fifth (see Note 5), has secured initial equity financing (see Note 4), and has commenced exploration activities on its leased properties. The Company has completed two offerings of promissory notes that have been converted to common shares as of May 14, 2007 and has completed five private placements of common shares since the equity financing completed by the founders (see Note 4 and Note 11).
The recoverability of amounts shown as mineral property rights is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of the properties and the ability of the Company to obtain profitable production or proceeds from the disposition thereof.
The Company has been in the exploration stage since its inception and has not yet realized any revenue from its operations.
2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US"). The significant accounting policies used in these financial statements are as follows:
(a)   Going concern -
These financial statements have been prepared using US generally accepted accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The Company had a net loss for the period from inception (May 5, 2006) to December 31, 2007 of $2,699,562 and shareholders' equity at December 31, 2007 of $55,805. The Company's ability to meet its obligations and continue as a going concern is dependent upon its ability to obtain additional financing, achievement of profitable operations and/or the discovery, exploration, development and sale of mining reserves. The Company cannot reasonably be expected to earn revenue in the exploration stage of operations. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or to obtain such financing on terms satisfactory to the Company, if at all.
The financial statements do not reflect any adjustments in the carrying values of the assets and liabilities, the reported expenses, and the balance sheet classifications used that would be necessary if the going concern assumption was not appropriate. Such adjustments could be material.

(b)   Measurement uncertainties -
The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.
Significant estimates used in the preparation of these financial statements include, amongst other things, the estimated future operating results and net cash flows from mineral properties, the anticipated costs of asset retirement obligations including the reclamation of mine sites, the successful registration of the Company's shares and the computation of share-based payments.
(c)   Cash and cash equivalents -
Cash and cash equivalents include deposits, with original maturities of three months or less when purchased.
(d)   Mineral property rights -
All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized.
The Company reviews the carrying values of its mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of December 31, 2007 and 2006, management has determined that no impairment loss is required.
At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion will be provided on the straight-line basis over the expected economic life of the mine.
(e)   Asset retirement obligations -
The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of mineral and mining properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The Company has posted reclamation bonds with the State of Nevada Reclamation Bond Pool for two of its properties as required by the United States Bureau of Land Management, to secure potential clean-up and land restoration costs if the projects were to be abandoned or closed. The Company has recorded the cost of these bonds as an asset in the accompanying balance sheets.
(f)   Prepaid offering costs -
Prepaid offering costs are legal costs relating to the Company's proposed initial public registration of its shares. These costs will be charged against the proceeds of the Company's initial public offering, if such offering occurs, or will be charged to expense if such offering does not occur.
(g)   Income taxes -
Future tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to be recovered or settled. This method also requires the recognition of future tax benefits such as operating loss carry-forwards to the extent that realization of such benefits is more likely than not.
(h)   Share-based payments -
Share-based payments consist of the estimated fair value of stock options granted during the period, and are recorded as an expense and an addition to additional paid-in capital in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised December 2004), "Share-Based Payment".
(i)    Loss per share -
The basic loss per share for the year ended December 31, 2007, the period from inception (May 5, 2006 to December 31, 2006 and the period from inception (May 5, 2006) to December 31, 2007 has been computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share would reflect the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the "treasury stock method" is used for the assumed proceeds upon the exercise of stock options and warrants that are used to purchase common shares at the average market price during the year.
At December 31, 2007 and 2006, none of the warrants or stock options were considered dilutive as the exercise prices of these warrants and options substantially exceeded the Company's net tangible book value per share.
(j)    Foreign currency transactions -
The Company records foreign currency gains and losses on Canadian business transactions. The net loss was $33,243 and $Nil for the year ended December 31, 2007 and the period from inception (May 5, 2006) to December 31, 2006, respectively.

(k)   Fair values of financial instruments -
The Company has estimated that the carrying amount reported on the balance sheets for cash, receivables, mineral property rights and accounts payable and accrued liabilities approximates their fair values.
(l)    Debt financing costs -
Debt financing costs represent commission costs and legal fees relating to the issuance of promissory notes. These costs were being amortized over the life of the promissory notes of two years (see Note 4 (f)).
(m)  Exploration stage enterprise -
SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises", establishes accounting and reporting standards for enterprises in the development stage. An entity is considered to be in the development stage if it is devoting substantially all of its efforts to establishing a new business and planned principal operations have not commenced. SFAS No. 7 requires that the financial statements of a development stage enterprise include disclosure of the cumulative results of the Company's operations, cash flows, and changes in stockholders' equity (deficit) from the inception of the Company's development stage through the date of the financial statements.
(n)   Prior year reclassifications -
Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.
3.     LITIGATION AND SETTLEMENT OF LAWSUIT
The Company failed to meet its exploration program funding obligation to provide $900,000 in exploration program funding by October 1, 2007, in accordance with the exploration-funding schedule revised under a Letter Agreement between the Company and David Mathewson, the Company's President and Chief Geologist ("Mathewson"), dated June 22, 2007 (see Note 5 and Note 9). This default is in addition to the Company's failure to provide $500,000 in required exploration funding before August 1, 2007 (see Note 5 (a) and Note 9), per the same schedule.
On September 24, 2007, the Company sued two founders and directors, as well as some of their business associates. The lawsuit, which was commenced on September 24, 2007 in the Ontario (Canada) Superior Court of Justice in Toronto, arose out of certain directors alleged undisclosed control of a competing gold exploration company through which they allegedly usurped the Company's rightful corporate business opportunities. The lawsuit also alleged their breach of fiduciary duty, breach of directors' duties, wrongful interference with the Company's economic interests, breach of contract, conspiracy and unjust enrichment.
The Company settled this lawsuit in October 2007. As part of the settlement, these two directors resigned, renounced all affiliations with the Company and, together with some of their business affiliates and associates, assigned and transferred to the Company for nominal consideration a total of 19,055,000 shares of the Company's common stock held by them, constituting approximately 90% of their collective shareholdings. Additionally, these two directors assigned and transferred to the Company warrants for the purchase of 6,600,000 common shares, constituting 100% of the warrants held by them (see Note 4).

4.     COMMON STOCK AND WARRANTS
(a)   Initial public offering of common shares -
The Company's registration statement on Form SB-2 for an initial public offering in the amount of $8,000,000 on an all-or-none basis was declared effective by the US Securities and Exchange Commission ("SEC") on May 14, 2007, at which time the Company commenced receiving investment subscriptions. The Company subsequently changed the terms of its offering to a $3,000,000 / $8,000,000 mini-max offering and filed an amended registration statement with the SEC on June 27, 2007. The Company continued to receive subscriptions from investors after filing the amendment. All subscription funds were deposited into and held in an escrow account. On July 24, 2007, the SEC notified the Company that because of the changed offering terms, the revised offering could not continue, and all funds in escrow should be returned to the subscribers. Accordingly, the Company terminated the offering, and the funds were returned. The Company filed a new registration statement with the SEC on December 31, 2007, further amended and filed on February 11, 2008, and expects to resume its offering upon the amended registration statement being declared effective. No subscription funds were held in escrow as of December 31, 2007 or 2006.
(b)   Private placement of common shares -
On May 8, 2006, the Company completed a private placement wherein it sold for an aggregate of $2,240 (i) an aggregate of 22,400,000 shares of common stock at a price of $0.0001 per share, and (ii) a warrant to purchase 9,900,000 shares of common stock at a price of $1.00 per share, expiring on May 9, 2009. Sales of the shares were subject to a Founders Agreement dated October 5, 2006, subsequently amended, which restricted resale rights. As the result of the settlement of the lawsuit described previously (see Note 3), 12,915,000 shares of common stock were surrendered that had been purchased by certain of the Company's founders. On December 4, 2007, Mr. James Berns and Mr. Michael Berns, two of the original Company founders, voluntarily surrendered an aggregate of 2,000,000 shares of common stock to the Company and, in consideration of $2.00, transferred warrants to purchase 1,650,000 shares of common stock to Mathewson.
On May 9, 2006, the Company completed a private placement consisting of 7,500,000 shares of common stock to Mathewson for proceeds totaling $750.
On May 10, 2006, the Company completed a private placement consisting of an aggregate of 9,550,000 shares of common stock to thirteen investors ("seed round investors"). Each share of common stock was sold at a price of $0.001. The Company realized proceeds totaling $9,550 from this private placement. As the result of the settlement of the Company's lawsuit described previously (see Note 3), five of these thirteen investors returned to the Company an aggregate of 3,690,000 shares of common stock that they had purchased in this private placement. The Company voluntarily purchased 2,450,000 shares of common stock from seed round investors at the original subscription price.

In August 2007, the Company completed a private placement consisting of 666,667 shares of common stock. All 666,667 shares of common stock were sold to a single foreign investor for $500,000, (approximately $0.75 per share); commissions of $50,000 were paid to third parties in association with this transaction, for net proceeds of $450,000. Commissions paid were offset against additional paid-in capital. This private placement was conducted under Regulation S promulgated under the Securities Act of 1933, as amended (Rules 901 through 905 and preliminary notes). The securities issued in this private placement were sold to a single foreign accredited investor as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. See Note 12 for a contingent event arising from the completion of this private placement.
On November 7, 2007, the Company completed a private placement consisting of 266,667 shares of common stock. All 266,667 shares of common stock were sold for $200,000 (approximately $0.75 per share) to a single investor. See Note 12 for a contingent event arising from the completion of this private placement.
On November 19, 2007, the Company entered into private placements to sell for an aggregate of $4,000 (i) an aggregate of 3,000,000 shares of common stock at a price of $0.001 per share, and (ii) a warrant to purchase 1,000,000 shares of common stock at $0.55 per share, expiring on November 30, 2012. The private placements for the shares of common stock were completed in December 2007 after receipt of the funds for these shares. As of December 31, 2007, the Company had not yet received $1,000 in subscription funds to acquire 1,000,000 of the warrant shares from one of the investors and, accordingly, recorded the outstanding amount as a warrant subscription receivable (see Note 11). These private placements were made to one of the Company's original seed round investors and certain associates and, in effect, constitute a reallocation of the Company's original share capital, a significant portion of which was recovered by the Company as a result of the settlement of the litigation in October 2007 as described in Note 3.
As of December 7, 2007, the Company's Board of Directors voted to supersede the Founders Agreement. Shares under this agreement are subject to restrictions on transfer and resale of shares as prescribed by the Company's Board of Directors and as maybe amended from time-to-time, except that all such restrictions shall expire on a date which is two years from the date upon which the shares commence trading in the US.
(c)   Warrants -
Upon formation of the Company, the founding shareholders subscribed for a total of 22,400,000 shares of common stock at a price of $0.0001 per share plus share purchase warrants entitling the holders to purchase a total of 9,900,000 shares at a price of $1.00 per share expiring on May 9, 2009, all for total consideration of $2,240.
As a consequence of the settlement of the lawsuit during October 2007 (see Note 3), two directors assigned and transferred to the Company 6,600,000 of the Company's warrants, constituting 100% of the warrants held by them.
On November 19, 2007, the Company entered into private placements to sell for an aggregate of $4,000 (i) an aggregate of 3,000,000 shares of common stock at a price of $0.001 per share, and (ii) a warrant to purchase 1,000,000 shares of common stock at ten percent over the initial public offering price per share, expiring on November 30, 2012. The private placements for the shares of common stock were completed in December 2007 after receipt of the funds for these shares.

On December 4, 2007, Mr. James Berns and Mr. Michael Berns, directors of the Company, voluntarily assigned an aggregate of 2,000,000 shares of common stock to the Company and in consideration of $2.00, transferred warrants, to purchase 1,650,000 shares of common stock, to Mathewson.
On December 7, 2007, the Company's Board of Directors amended the terms of outstanding warrants so that their new exercise price is ten percent over the initial public offering price per share, expiring on the fifth (5th) anniversary of the date that the Company's common stock commences trading in the US.
3,300,000 of the Company's warrants were outstanding as at December 31, 2007, at an exercise price of ten percent over the initial public offering price per share, expiring on the fifth (5th) anniversary of the date that the Company's common stock commences trading in the US. The Company also has a warrant subscription receivable for 1,000,000 shares outstanding at December 31, 2007 (see Note 11). This compares with 9,900,000 outstanding warrants with an exercise price of $1.00 per share, expiring on May 9, 2009, as at December 31, 2006.
Given that the Company is in the exploration stage, management has allocated the full consideration paid to common stock.
(d)   Commitment to issue additional shares -
During May 2006, the Company and Mathewson entered into an agreement providing for Mathewson to purchase 7,500,000 shares of the Company's common stock at a price of $0.0001 per share. This agreement was amended on June 22, 2007 and was further amended on December 13, 2007 (see Note 3 and Note 5(a)). Under terms of the agreement, the Company is obligated to issue additional shares to Mathewson (at a price of $0.0001 per share) in sufficient number so that Mathewson would continue to hold 15% of the then issued and outstanding shares of the Company.
In the event that Mathewson should hold more than 15% of the issued and outstanding shares at the time the Company meets its funding obligation (see Note 5(a)), those excess shares will be deemed to be automatically cancelled. In the event that Mathewson should hold less than 15% of the issued and outstanding shares at the time the Company meets its funding obligation, Mathewson shall have the non-assignable option to purchase from the Company, at a price of $0.0001 per share, for a period of thirty (30) days from such date, that number of shares such that, after such purchase, Mathewson will then own 15% of the outstanding number of shares of the Company.
Shares issued by the Company pursuant to the acquisition of additional mineral property rights will be deducted from the total of the shares then issued and outstanding for the purposes of calculating the 15% Mathewson is entitled to. Shares sold or transferred to other employees of the Company by Mathewson must be included for purposes of calculating the 15% Mathewson is entitled to.
These shares are restricted as to sale for the first six months after the date the Company's shares become publicly traded in the US and in the event of termination of Mathewson's employment prior to February 28, 2010, an additional eighteen months from the date of termination.

(e)   Share-based payments and employment agreement -
On September 15, 2006, the Company and its Chief Executive Officer entered into an employment agreement which provides, amongst other compensation, an option to purchase 1,500,000 shares of common stock over a five-year period at a price of $0.25 for the first 500,000 shares and $0.50 for the remaining 1,000,000 shares.
The option vests as follows:
Number of shares
Upon signing of the agreement	300,000
Pro-rata on a daily basis until September 14, 2007	400,000
Pro-rata on a daily basis from September 15, 2007 until September 14, 2008	400,000
Pro-rata on a daily basis from September 15, 2008 until September 14, 2009	400,000
Total	1,500,000
These options fully vest if one person or entity acquires 50% or more of the common stock of the Company.
The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of three years. The fair value of the 817,260 options vested during the period from inception (May 5, 2006) to December 31, 2007 is estimated to be $319,727. The Company expensed $128,823 in the statement of loss for the year ended December 31, 2007, compared with $162,514 for the period from inception (May 5, 2006) to December 31, 2006.
Any shares for which the Chief Executive Officer's option is exercised are subject to voluntary resale restrictions prohibiting him from selling more than 1% of his share holdings during any consecutive three-month calendar period commencing on June 1, 2007 and expiring on August 31, 2008. For purposes of this voluntary resale restriction, the Chief Executive Officer's share holdings shall be deemed to equal the number of shares for which his option has vested.
The employment agreement also contains a provision which, in the event of termination without cause, would require the Company to pay the Chief Executive Officer $125,000 (Canadian funds).
On October 31, 2006, the Company entered into an agreement with a consultant, which provides the consultant with an option to purchase 100,000 shares of common stock over a two-year period at a price of $0.50 per share (Canadian funds). The fair value of the option is estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of two years. The fair value of the option granted is estimated to be $28,390 and has been expensed in the statement of loss for the period from inception (May 5, 2006) to December 31, 2006 and recorded as additional paid-in capital.

(f)   Promissory notes converted into common shares -
During 2006, the Company completed two private placements of two-year non-transferable 10% convertible promissory notes with interest payable annually. Interest accrued and was payable on the annual anniversary date of each note. Note-holders were also entitled to receive one full year of interest if the Company successfully registered its common shares with the SEC before the first anniversary date of the convertible promissory notes, which it did.
The promissory notes were converted into common shares of the Company at a conversion price of $0.25 per share in the case of Series 1 notes and $0.50 per share in the case of Series 2 notes upon the date of the Company's registration statement being declared effective by the SEC on May 14, 2007.
At May 14, 2007, the Company converted promissory notes totaling $583,500 and related accrued interest expense of $58,350 (Series 1) and $1,027,000 and related interest expense of $102,700 (Series 2) into 4,826,800 shares of common stock. Total debt financing costs associated with these converted promissory notes totaled $187,227. Previously unamortized debt financing costs of $157,947, associated with the issuance of these convertible promissory notes, were expensed during the year ended December 31, 2007. A liability of $15,000 has been recorded for US withholding taxes attributable to the interest earned by foreign note holders upon conversion of the related notes to common shares. Additional paid-in capital has been reduced by the amount of these withholding taxes.
(g)   Treasury stock -
At December 31, 2007, there are 2,000,000 shares of common stock held in treasury. No value has been assigned to these shares which were surrendered to the Company in December 2007. There were no shares held in treasury at December 31, 2006.
5.     EXPLORATION PROGRAM FUNDING OBLIGATION AND MINERAL PROPERTY RIGHTS
(a)   Exploration program funding obligation -
As of December 31, 2006 the Company committed, under an agreement with Mathewson, to fund its mineral exploration program in the following amounts, no later than the following dates:
May 31, 2007	$ 500,000
July 31, 2007	1,900,000
January 31, 2008	1,000,000
July 31, 2008	1,000,000
January 31, 2009	500,000
April 30, 2009	500,000
Total	$ 5,400,000
The foregoing exploration-program funding schedule was revised under a Letter Agreement between the Company and Mathewson dated June 22, 2007. The Company previously met its requirement to provide $600,000 worth of exploration funding prior to December 31, 2006.

On September 14, 2007, the Company received a Notice of Default from Mathewson stating that it had failed to meet its obligation to provide an aggregate of $1.1 million in exploration program funding through May 31, 2007 as required by the Amended and Restated Agreement by and between the Company and Mathewson dated November 20, 2006, and as further amended on June 22, 2007.
The Notice of Default stated that if the Company did not cure its default and also furnish the additional $900,000 in exploration program funding due on October 1, 2007 under the Letter Agreement within 30 days from receipt of the Notice of Default, then all of the Company's interests in its Crescent Valley North, Robinson Creek, Horse Creek, Indian Creek, and Tempo properties would be forfeited to Mathewson. These properties represent all of the Company's mineral prospects. The Company subsequently did not meet its requirement to provide an additional $900,000 in funding by October 1, 2007.
Mathewson also proposed in the Notice of Default that an alternative cure for these defaults and for the default of the Company's October 1, 2007 exploration program funding payment would be for two directors and officers to resign their positions with the Company, and for these directors and certain related shareholders to surrender all of the Company's shares of stock in which they have an ownership interest and to execute releases of any and all claims that they may have against the Company. The Notice of Default also states that this alternative cure must be made by October 17, 2007. The two directors in question did not comply with Mathewson's demand and the Company launched a lawsuit against these directors, as discussed previously in Note 3.
The Company settled this lawsuit in October 2007. Mathewson withdrew and cancelled the Notice of Default and entered into a revised funding obligation agreement with the Company on December 13, 2007. Under this revised agreement, the Company committed to fund its mineral exploration program in the following amounts, not later than the following dates:
March 31, 2008	$ 2,000,000
March 31, 2009	2,000,000
March 31, 2010	2,000,000
Total	$ 6,000,000
In addition to funding its exploration program, the Company is required to fund its other activities, including legal, accounting, travel and other costs.
Furthermore, the Company's funding obligations to Mathewson would be deemed to be satisfied upon the earlier of:
(i)    the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or
(ii)   the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided the Company has also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs.

Should the Company be unable to complete the above funding obligations, its rights to its leased Crescent Valley North ("CVN") (see Note 5(b)), Robinson Creek ("RC") (see Note 5(c)), Horse Creek ("HC") (see Note 5(d)), and Tempo (see Note 5(e)) properties, as well as to its staked Indian Creek ("IC") (see Note 5(f)) property, will be immediately cancelled and be of no further force or effect, and the Company shall have no interest in and to any and all such properties. Mathewson shall have the option to enter onto and take possession of the properties at the Company's expense. The Company's CVN, RC and HC properties are leased from KM Exploration Ltd. ("the Lessor"), a Nevada corporation in which Mathewson has a 50% ownership interest.
Upon termination of its leases for any reason, the Company would be required to remove all the equipment it may have installed on the leased properties and would be responsible for reclamation of those areas disturbed by the Company's activities. All of the Company's leases have been accounted for as operating leases.
(b)   CVN lease -
On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 151 unpatented lode mining claims known as the "CVN" group.
The term of this lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.
Until production is achieved, the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$13,333
Years 1 through 4	13,333
Years 5 through 9	26,667
All years thereafter	43,333
Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:
(i)    a royalty on production equal to 3% of net smelter returns (money which the smelter or refinery pays the mining operator for the mineral product), or
(ii)   the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of two "points" of the Lessor's three percent (3%) gold production royalty, thereby reducing the Lessor's gold production royalty to one percent (1%). Each "point" is equivalent to 1% of net smelter returns. The purchase price for each royalty "point" shall be as follows:

Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000
The Company shall have the right to purchase less than a full royalty "point," at a pro-rata price.
(c)   RC lease -
On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 91 unpatented lode mining claims known as the "RC" group.
The term of this lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.
Until production is achieved, the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
All years thereafter	32,500
Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:
(i)    a royalty on production equal to 2.5% of net smelter returns (money which the smelter or refinery pays the mining operator for the mineral product), or
(ii)   the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of one-and-one-half (1.5) "points" of the Lessor's two-and-one-half percent (2.5%) gold production royalty, thereby reducing the Lessor's gold production royalty to one percent (1%). Each "point" is equivalent to 1% of net smelter returns. The purchase price for each royalty "point" shall be as follows:

Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000
The Company shall have the right to purchase less than a full royalty "point," at a pro-rata price.
(d)   HC lease -
On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 189 unpatented lode mining claims known as the "HC" group.
The term of this lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.
Until production is achieved, the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
All years thereafter	32,500
Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:
(i)    a royalty on production equal to 2.5% of net smelter returns (money which the smelter or refinery pays the mining operator for the mineral product), or
(ii)   the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of one-and-one-half (1.5) "points" of the Lessor's two-and-one-half percent (2.5%) gold production royalty, thereby reducing the Lessor's gold production royalty to one percent (1%). Each "point" is equivalent to 1% of net smelter returns. The purchase price for each royalty "point" shall be as follows:

Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000
The Company shall have the right to purchase less than a full royalty "point," at a pro-rata price.
(e)   Tempo lease -
The Company entered into a lease with the Lyle F. Campbell Trust of Reno, Nevada on May 18, 2007. The lease was assigned by Lyle F. Campbell Trust to Gold Standard Royalty Corp. in December 2007. The lease is for an initial period of ten years and may be extended in five year increments for up to a total term of 99 years. The Company may terminate this lease at any time. Until production is achieved, lease payments (deemed "advance minimum royalties") consist of an initial payment of $5,000, which was made upon the effectiveness of the lease, followed by annual payments according to the following schedule:
Due date of advance minimum royalty payment	Amount of advance minimum royalty payment
January 15, 2008	$10,000
January 15, 2009	15,000
January 15, 2010	30,000
January 15, 2011	45,000
January 15, 2012 and annually thereafter during the term of the lease	The greater of $60,000 or the dollar equivalent of 90 ounces of gold
In the event that the Company produces gold or other minerals from this property, the lease payments will be the greater of:
(i)    the advance minimum royalty payments according to the table above, or
(ii)   a production royalty equal to 4% of the gross sales price of any gold, silver, platinum or palladium recovered plus 2% of the gross sales price of any other minerals that the Company has recovered.
The lease expressly states that the Company has no rights to any oil, gas, hydrocarbons and geothermal resources that may be found on the property.
Under certain conditions, Gold Standard Royalty Corp. may elect to take its production royalty in-kind rather than cash. In the event that the Company produces gold or other minerals from this property and pays Gold Standard Royalty Corp. a production royalty, then, within any one calendar year, the Company may use 100% of that year's advance minimum royalty payment as a credit against its production royalties payable for that year. If production royalty payments payable for that year are greater than the Company's advance minimum royalty payment paid for that year, then the Company can credit all advance minimum royalty payments made in previous years against 50% of the production royalty payable for that year.

In the event that Gold Standard Royalty Corp. is paid a production royalty by the Company, the Company has the option to repurchase up to two points of the royalty payable on gold, silver, platinum or palladium, which would have the effect of thereafter permanently reducing the Lessor's production royalty on gold, silver, platinum or palladium from 4% to 2% of the Company's gross sales price for those minerals. The purchase price for each royalty "point" shall be according to the following schedule:
Royalty point	Purchase price
First 1%	$1,500,000
Second 1%	3,000,000
The Company does not have the option to purchase the remaining 2% production royalty on gold, silver, platinum or palladium or the 2% production royalty applicable to all other minerals.
The lease requires the Company to perform $25,000 worth of physical work annually on the property for 2007, 2008 and 2009. Starting in 2010 and thereafter, the Company must perform a minimum of $50,000 worth of work annually on the property, of which at least $25,000 is physical work.
(f)   Staked claims -
(i)   Indian Creek -
The Company spent $27,952 on staking 88 claims comprising a contiguous claim group, named Indian Creek by the Company, located on the Independence-Eureka gold trend approximately five miles south of the Company's RC project.
6.     PROPERTY
Property consists of the cost of mineral property rights, as follows at December 31, 2007 and 2006:
	2007			2006
	Acquisition cost	Acquisition related legal fees	Total	Acquisition cost	Acquisition related legal fees	Total
CVN lease	$26,667	$12,312	$38,979	$13,333	$12,312	$25,645
RC lease	20,000	10,311	30,311	10,000	10,311	20,311
HC lease	20,000	10,311	30,311	10,000	10,311	20,311
Tempo lease	5,000	—	5,000	—	—	—
IC staked	10,000	17,952	27,952	—	—	—
Total	$81,667	$50,886	$132,553	$33,333	$32,934	$66,267

7.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities include the following at December 31, 2007 and 2006:
	2007	2006
Accounts payable-
Accrued legal fees	$262,868	$11,289
Accrued audit and other fees	35,000	15,000
Accrued consulting and accounting fees	24,898	17,600
Accrued withholding taxes on interest paid to foreign note holders (see Note 4(f))	15,000	—
Accrued exploration and field employee costs	7,487	93,906
Accrued wages and employee deductions	2,180	5,506
Accrued office expenses	751	15,350
Total	$348,184	$158,651

Accounts payable to related parties-
Accrued consulting and accounting fees (Note 9)	$18,096	$—
Accrued legal costs - related parties (Note 9)	30,408	50,253
Accrued exploration costs – related parties (Note 9)	30,000	—
Total	$78,504	$50,253
8.     INCOME TAXES
The components of the Company's deferred tax asset are as follows at December 31, 2007 and 2006:
	2007	2006
Net operating loss carry-forward	$723,000	$209,000
Share-based payments	112,000	67,000
Exploration costs	51,000	18,000
Total deferred tax asset	886,000	294,000
Valuation allowance	(886,000)	(294,000)
Net deferred tax asset	$—	$—
The Company has recorded a valuation allowance sufficient to fully reserve the deferred tax asset as realization of the deferred tax asset is not reasonably assured because of the Company's loss since inception. Management evaluates the need for a valuation allowance periodically.
As of December 31, 2007, the Company had net operating loss carry-forwards of approximately $2,066,000 that may be used in future years to offset federal taxable income. Such carry-forwards begin expiring in 2026.

9.     RELATED PARTY TRANSACTIONS
During the period from inception (May 5, 2006) to December 31, 2006, the Company entered into an employment agreement with Mathewson. This agreement requires the Company to pay Mathewson a net smelter royalty ("NSR") of 1% for all prospects generated by him and which are acquired for staking by the Company, exclusive of the CVN, HC and RC properties described in Note 5. Mathewson is also granted a 1/2% NSR for all prospects he generates which are subsequently leased by the Company, as long as the lease carries a maximum NSR of 4% (including the 1/2%) and such lease does not adjoin claims from which he is otherwise entitled to receive NSRs. The Company may purchase such 1/2% NSR relating to leased prospects for $250,000.
During the year ended December 31, 2007, the Company incurred consulting fees and paid expenses of $82,521 and $54,626, respectively, to a firm of which a former director is a partner and to a consulting firm controlled by the same director. The Company paid $30,000 to this firm for consulting fees and expenses incurred during the period from inception (May 5, 2006) to December 31, 2006. This director subsequently resigned as part of the settlement referred to in Note 3.
During the year ended December 31, 2007, the Company paid operating expenses of $22,779 to a company of which a former director is a controlling partner. The cumulative expense paid to this company from inception (May 5, 2006) to December 31, 2007 is $22,779. For the period from inception (May 5, 2006) to December 31, 2006 the Company incurred $Nil in operating expenses to this company.
During the year ended December 31, 2007, the Company paid legal fees of $27,144 to a legal firm controlled by two directors. This entire amount has been charged to legal expense. For the period from inception (May 5, 2006) to December 31, 2006, the Company incurred legal expenses of $85,253 with this firm, of which $20,000 has been capitalized to mineral property rights, $17,500 has been charged to debt financing costs (see Note 4(f)), $25,000 has been charged to prepaid offering costs, and the remainder has been charged to legal expense.
In July 2007, three of the Company's directors and a former Company director advanced the Company a total of $30,000 for exploration costs (see Note 7). No terms of repayment have been set for these advances.
During the year ended December 31, 2007, the Company paid a company controlled by its Corporate Secretary $38,293 in consulting fees and general administration costs. For the same period the Company also paid a company controlled by the Corporate Secretary $30,786 in rent for the corporate head office. The amounts paid to the company controlled by the Corporate Secretary for the period from inception (May 5, 2006) to December 31, 2006 for consulting and rent were $Nil and $8,895, respectively.
During the year ended December 31, 2007, the Company paid a firm, of which the Chief Financial Officer is a principal, $12,728 in accounting fees. No amounts were paid to this firm for the period from inception (May 5, 2006) to December 31, 2006. During the year ended December 31, 2007, the Company paid another firm, of which the Chief Financial Officer is a managing partner, $35,934 in accounting fees. No amounts were paid to this firm for the period from inception (May 5, 2006) to December 31, 2006.

On December 10, 2007, the Company entered into an engagement agreement with Viewpoint Securities, LLC ("Viewpoint"), a broker-dealer, with which one of the Company's shareholders is affiliated. Under this agreement, the Company retained Viewpoint as an exclusive advisor to provide corporate finance and investment banking related advice. The Company agreed to pay Viewpoint a $25,000 retainer. The agreement with Viewpoint is in effect until December 31, 2010 and may be renewed thereafter. Under the terms of the agreement, during the term of the agreement and for a period of three years thereafter, the Company will pay Viewpoint a cash fee equal to 3.5% of the value of any strategic partnership, joint or collaborative venture, strategic alliance or similar transaction with persons or entities introduced to the Company by Viewpoint during the term of the agreement. During the term of the agreement and for a period of two years thereafter, for any investor identified by Viewpoint during the term of the agreement who participates in an equity financing, the Company will pay Viewpoint a 10% cash commission and issue Viewpoint warrants to purchase shares of common stock equal to 10% of the value of the equity purchased by such investor. During the term of the agreement and for a period of two years thereafter, the Company will also pay Viewpoint a commission, based upon gross proceeds raised, to the extent that they identify any investors during the term of the agreement who participate in debt offerings. The agreement with Viewpoint requires the Company to admit a representative of Viewpoint as a non-voting observer to meetings of the Company's Board of Directors and to copy Viewpoint on all actions taken by unanimous written consent in lieu of a meeting of the Board of Directors.
10.  CONCENTRATIONS OF CREDIT RISK
At December 31, 2007 and 2006, substantially all of the Company's cash is held in accounts within the US and Canada, respectively. The Company maintained bank balances that at times exceeded the Canadian Deposit Insurance Company insured limits. The insured limits are $100,000 CDN and $60,000 CDN as of December 31, 2007 and 2006, respectively. The Company has not experienced losses on such accounts, nor does the Company believe that there is significant risk of loss on such accounts.
As of December 31, 2007, all of the Company's mineral property rights were geographically concentrated in the State of Nevada.
11.  SUBSEQUENT EVENTS
During January 2008, the Company entered into two agreements to sell promissory notes with a value of $150,000.  No commissions or fees were paid in connection with this Regulation S private placement.  The notes are payable in one installment on the earlier of the closing of the Company's public offering or the first anniversary of the date of the note and bear 10% interest per annum.  In consideration of making these loans, the note-holders will also purchase a total of 30,000 shares of common stock, par value $0.000001 per share, at a price of $0.001 per share.  Subsequent to December 31, 2007, the Company has received $137,500 of the proceeds related to these promissory notes.
The Company received the outstanding $1,000 in subscriptions funds from the private placement completed on January 18, 2008 for total proceeds of $4,000 (see Note 4(b)).

In February 2008, the Company suspended payments of salaries to its Chief Executive Officer and Mathewson until the Company is able to secure additional financing.
12.  CONTINGENCIES
The Subscription Agreement for the private placement of 666,667 shares of common stock (see Note 4(b)) contains an anti-dilution provision under which, upon the effective date of the amended registration statement contemplated under Note 4 (a), the purchaser will be issued an additional estimated 509,804 shares of common stock (dependent on the share price of the public offering contemplated in Note 4(a)). Including these estimated additional shares of common stock expected to be issued as a result of these anti-dilution provisions, the purchaser will acquire a total of 1,176,471 shares of common stock in this private placement (corresponding to approximately $0.43 per share).
The subscription agreement for the private placement of 266,667 shares of common stock (see Note 4 (b)) contains an anti-dilution provision under which, subsequent to the filing of the amended registration statement contemplated under Note 4(a), the number of shares deemed purchased by this purchaser will be adjusted by an estimated additional 266,666 shares of common stock (dependent on the share price of the public offering contemplated in Note 4(a)) above the 266,667 shares of common stock purchased in this transaction. Including these estimated additional shares of common stock expected to be issued to this purchaser as a result of these anti-dilution provisions, the purchaser will acquire a total of 533,333 shares of common stock in this private placement (corresponding to approximately $0.38 per share).
Title searches have been conducted on the CVN, RC and HC properties. These searches have indicated that although the Company's title to the properties is defensible, there are potentially conflicting claims which may impair title to certain portions of the Company's claims. The Company is not insured against challenges, impairments or defects to its property title. The Company has not conducted a title survey on the Tempo property or the Indian Creek staked claims.

GOLD RUN INC.
UNAUDITED FINANCIAL STATEMENTS
MARCH 31, 2008

GOLD RUN INC.
(an exploration stage enterprise)
BALANCE SHEETS
AS AT MARCH 31, 2008 AND DECEMBER 31, 2007
(stated in U.S. dollars)
(unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 4,265	$ 35,954
Goods and services tax receivable	9,917	9,474
Warrant subscription receivable (Note 4 (b))	—	1,000
Prepaid expenses	2,827	2,827
Total current assets	17,009	49,255
PROPERTY - MINERAL PROPERTY RIGHTS (Notes 5 and 6)	142,553	132,553
OTHER ASSETS:
Reclamation bonds (Note 2 (e))	33,635	33,635
Prepaid offering costs (Note 2 (f))	252,050	252,050
Total other assets	285,685	285,685
TOTAL ASSETS	$ 445,247	$ 467,493
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued liabilities (Note 7)
To related parties	$ 108,790	$ 78,504
To others	387,028	348,184
	495,818	426,688
Promissory notes (Note 4 (h))	149,970	—
Accrued interest (Note 4 (h))	7,500	—
Total current liabilities	653,288	426,688
COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 4, 5, 9 and 11)
SHAREHOLDERS' EQUITY (DEFICIT) (Note 4):
Common stock, $.000001 par value, 100,000,000 shares authorized	46	46
Warrant subscribed	—	1,000
Additional paid-in capital	2,772,283	2,739,321
Deficit accumulated during the exploration phase	(2,980,370)	(2,699,562)
Total shareholders' equity (deficit)	(208,041)	40,805
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$ 445,247	$ 467,493
The accompanying notes to financial statements are
an integral part of these balance sheets.

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO MARCH 31, 2008
(stated in U.S. dollars)
(unaudited)

					Deficit
					accumulated
				Additional	during the	Total
	Number of	Common	Warrant	paid-in	exploration	shareholders'
	shares	stock	subscribed	capital	stage	equity (deficit)
BALANCE, May 5, 2006	—	$ —	$ —	$ —	$ —	$ —
Initial private placement of shares (Note 4 (b))	22,400,000	22	—	2,218	—	2,240
Shares issued to President/Chief
Geologist (Note 4 (b))	7,500,000	7	—	743	—	750
Private placement of shares (Note 4 (b))	9,550,000	10	—	9,540	—	9,550
Fair value of share-based payments	—	—	—	190,904	—	190,904
Net loss from inception to December 31, 2006	—	—	—	—	(839,620)	(839,620)
BALANCE, December 31, 2006	39,450,000	39	—	203,405	(839,620)	(636,176)
Conversion of the promissory notes and accrued
interest to common stock (Note 4 (f))	4,826,800	5	—	1,771,545	—	1,771,550
Withholdings on conversion of promissory notes
held by foreign parties (Note 4(f))	—	—	—	(15,000)	—	(15,000)
Private placement of shares (Note 4 (b))	666,667	1	—	499,999	—	500,000
Costs of issuance of common stock related to
private placement of shares (Note 4 (b))	—	—	—	(50,000)	—	(50,000)
Shares returned and cancelled (Note 3 and
Note 4(b))	(16,605,000)	—	—	—	—	—
Shares of common stock re-purchased and
cancelled (Note 3 and Note 4 (b))	(2,450,000)	(2)	—	(2,448)	—	(2,450)
Private placement of shares (Note 4 (b))	266,667	—	—	200,000	—	200,000
Private placements of shares and warrant (Note 4 (b))	3,000,000	3	1,000	2,997	—	4,000
Shares returned and held in treasury (Note 4 (b))	(2,000,000)	—	—	—	—	—
Fair value of share-based payments (Note 4 (e))	—	—	—	128,823	—	128,823
Net loss	—	—	—	—	(1,859,942)	(1,859,942)
BALANCE, December 31, 2007	27,155,134	46	1,000	2,739,321	(2,699,562)	40,805
Warrant subscription received (Note 4 (b))	—	—	(1,000)	1,000	—	—
Private placement of shares (Note 4 (h))	30,000	—	—	30	—	30
Fair value of share-based payments (Note 4 (e))	—	—	—	31,932	—	31,932
Net loss	—	—	—	—	(280,808)	(280,808)
BALANCE, March 31, 2008	27,185,134	$ 46	$ —	$2,772,283	$(2,980,370)	$ (208,041)
The accompanying notes to financial statements are
an integral part of these statements.

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENTS OF LOSS
FOR THE THREE-MONTH PERIODS ENDED MARCH 31 2008 AND 2007, AND
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO MARCH 31, 2008
(stated in U.S. dollars)
(unaudited)

			Cumulative
			for the
	Three-month		period from
	period ended		inception to
	March 31,		March 31,
	2008	2007	2008
REVENUE	$ —	$ —	$ —
COSTS AND EXPENSES:
Exploration costs	70,145	56,768	810,068
Legal (Note 9)	40,788	34,529	387,615
Consulting and professional fees (Note 9)	22,666	53,158	351,667
Share-based payments (Note 4 (e))	31,932	32,324	351,659
Administrative salaries	37,654	33,000	224,940
Amortization of debt financing costs (Note 4 (f))	—	23,403	187,227
Travel	11,109	19,960	171,180
Audit fees	40,000	9,000	123,950
Filing and printing fees	7,359	1,648	57,323
Rent (Note 9)	7,195	13,325	46,876
Office expense	2,772	4,182	45,298
Exchange rate losses	1,134	—	34,377
Bank charges	576	532	6,441
Miscellaneous	—	—	14,451
Total costs and expenses	273,330	281,829	2,813,072
LOSS FROM OPERATIONS	(273,330)	(281,829)	(2,813,072)
INTEREST EXPENSE ON PROMISSORY NOTES (Note 4 (f))	(7,500)	(40,263)	(168,550)
INTEREST INCOME	22	—	1,252
NET LOSS	$ (280,808)	$ (322,092)	$(2,980,370)
WEIGHTED AVERAGE NUMBER OF SHARES	27,182,826	39,450,000	37,792,295
LOSS PER SHARE	$ (0.010)	$ (0.008)	$ (0.079)
The accompanying notes to financial statements are
an integral part of these statements.

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENTS OF CASH FLOWS
FOR THE THREE-MONTH PERIODS ENDED MARCH 31 2008 AND 2007, AND
THE PERIOD FROM INCEPTION (MAY 5, 2006) TO MARCH 31, 2008
(stated in U.S. dollars)
(unaudited)

			Cumulative
			for the
	Three-month		period from
	period ended		inception to
	March 31,		March 31,
	2008	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(280,808)	$(322,092)	$(2,980,370)
Adjustments to reconcile net loss to net cash used by
operating activities:
Amortization of debt financing costs	—	23,403	187,227
Share-based payments	31,932	32,324	351,659
Non-cash interest expense	7,500	40,263	168,550
Increase in goods and services tax receivable	(443)	—	(9,917)
Increase in prepaid expenses	—	—	(2,827)
Increase (decrease) in accounts payable and accrued liabilities	69,130	(93,630)	418,734

Total adjustments	108,119	2,360	1,113,426
Net cash used by operating activities	(172,689)	(319,732)	(1,866,944)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to acquire mineral property rights (Note 6)	(10,000)	(25,000)	(142,553)
Payments to acquire reclamation bonds	—	—	(33,635)
Net cash used by investing activities	(10,000)	(25,000)	(176,188)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from the issuance of promissory notes	149,970	—	1,760,470
			—
Cash proceeds from the issuance of warrants	1,000	—	1,000
Proceeds from sale of common stock, net	30	—	650,570
Payments of debt financing costs	—	—	(187,227)
Payments of offering costs	—	(29,811)	(174,966)
Payments to re-purchase common stock	—	—	(2,450)
Net cash provided by (used) financing activities	151,000	(29,811)	2,047,397
NET (DECREASE) INCREASE IN CASH AND CASH
EQUIVALENTS	(31,689)	(374,543)	4,265
CASH AND CASH EQUIVALENTS, beginning of period	35,954	855,346	—
CASH AND CASH EQUIVALENTS, end of period	$ 4,265	$ 480,803	$ 4,265
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$ —	$ —	$ —
Taxes paid	$ —	$ —	$ —
Non-cash items-
Conversion of promissory notes and related accrued interest
intocommonstock	$ —	$ —	$ 1,771,550
Offering costs included in accounts payable	$ —	$ —	$ 77,084
The accompanying notes to financial statements are
an integral part of these statements.

GOLD RUN INC.
(an exploration stage enterprise)
NOTES TO FINANCIAL STATEMENTS
(stated in U.S. dollars)
(unaudited)

1.     NATURE OF OPERATIONS

Gold Run Inc. (“the Company”) is an exploration company engaged in the acquisition and exploration of mineral properties in the State of Nevada. The Company was incorporated on May 5, 2006 under the laws of the State of Delaware. As of March 31, 2008, the Company has put in place the management team, has leased four mineral properties and staked a fifth (see Note 5), has secured initial equity financing (see Note 4), and has commenced exploration activities on its leased properties. The Company has completed three offerings of promissory notes, two of which have been converted to common shares as of May 14, 2007 and has completed five private placements of common shares since the equity financing completed by the founders (see Note 4).

The recoverability of amounts shown as mineral property rights is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of the properties and the ability of the Company to obtain profitable production or proceeds from the disposition thereof.

The Company has been in the exploration stage since its inception and has not yet realized any revenue from its operations.

2.     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

These unaudited financial statements have been prepared by the Company. In the opinion of management, all known adjustments (consisting of normal recurring accruals or adjustments) have been made to present fairly the financial position, results of operations and cash flows for the unaudited periods presented. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements for the year ended December 31, 2007, included in the Company's Annual Report on Form 10-KSB, as amended, originally filed with the Securities and Exchange Commission on April 15, 2008 (SEC File No. 333-139412). The Company believes that the disclosures made herein are adequate to make the information presented not misleading.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US”).

Recent accounting pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains on items for which the fair value option has been elected are to be reported in earnings. SFAS No. 159 will become effective as of the beginning of the first fiscal year that begins after November 15, 2007. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and requires enhanced disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008 the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS 157 for non-financial assets and liabilities, other than those that are recognized or disclosed at fair value on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157 related to financial assets and liabilities had no impact on the Company’s financial statements. The Company is currently evaluating the impact, if any, that SFAS No. 157 may have on its future consolidated financial statements related to non-financial assets and liabilities.

Critical accounting policies

(a)       Going concern -

These financial statements have been prepared using US generally accepted accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The Company had a net loss for the period from inception (May 5, 2006) to March 31, 2008 of $2,980,370 and shareholders’ deficit at March 31, 2008 of $208,041. In addition, the Company failed to meet its funding obligations under a revised funding agreement entered into with Dave Mathewson, the Company’s President and Chief Geologist (“Mathewson”) dated December 13, 2007 to provide $2,000,000 in funding by March 31, 2008. On April 1, 2008, Mathewson extended the deadline for that financing tranche by 90 days to June 29, 2008. If the Company is unable to meet this extended deadline and Mathewson thereupon advises the Company that it is in default, the Company will then have an additional 90 days following such notice to cure such default (see Note 5(a)).

The Company’s ability to meet its obligations and continue as a going concern is dependent upon its ability to obtain additional financing, achievement of profitable operations and/or the discovery, exploration, development and sale of mining reserves. The Company cannot reasonably be expected to earn revenue in the exploration stage of operations. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or to obtain such financing on terms satisfactory to the Company, if at all.

The financial statements do not reflect any adjustments in the carrying values of the assets and liabilities, the reported expenses, and the balance sheet classifications used that would be necessary if the going concern assumption was not appropriate. Such adjustments could be material.

(b)       Measurement uncertainties -

The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

Significant estimates used in the preparation of these financial statements include, amongst other things, the estimated future operating results and net cash flows from mineral properties, the anticipated costs of asset retirement obligations including the reclamation of mine sites, the successful registration of the Company’s shares and the computation of share-based payments.

(c)       Cash and cash equivalents -

Cash and cash equivalents include deposits, with original maturities of three months or less when purchased.

(d)       Mineral property rights -

All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized.

The Company reviews the carrying values of its mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of March 31, 2008 and December 31, 2007, management has determined that no impairment loss is required.

At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion will be provided on the straight-line basis over the expected economic life of the mine.

(e)       Asset retirement obligations -

The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of mineral and mining properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

The Company has posted reclamation bonds with the State of Nevada Reclamation Bond Pool for two of its properties as required by the United States Bureau of Land Management, to secure potential clean-up and land restoration costs if the projects were to be abandoned or closed. The Company has recorded the cost of these bonds as an asset in the accompanying balance sheets.

(f)       Prepaid offering costs -

Prepaid offering costs are legal costs relating to the Company’s proposed initial public registration of its shares. These costs will be charged against the proceeds of the Company’s initial public offering, if such offering occurs, or will be charged to expense if such offering does not occur.

(g)       Income taxes -

Future tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to be recovered or settled. This method also requires the recognition of future tax benefits such as operating loss carry-forwards to the extent that realization of such benefits is more likely than not.

(h)       Share-based payments -

Share-based payments consist of the estimated fair value of stock options granted during the period, and are recorded as an expense and an addition to additional paid-in capital in accordance with SFAS No. 123 (Revised December 2004), “Share-Based Payment”.

(i)        Loss per share -

The basic loss per share for the three-month period ended March 31, 2008, the three-month period ended March 31, 2007 and the period from inception (May 5, 2006) to March 31, 2008 has been computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share would reflect the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the “treasury stock method” is used for the assumed proceeds upon the exercise of stock options and warrants that are used to purchase common shares at the average market price during the year.

At March 31, 2008 and December 31, 2007, none of the warrants or stock options were considered dilutive as the exercise prices of these warrants and options substantially exceeded the Company’s net tangible book value per share.

(j)        Foreign currency transactions -

The Company records foreign currency gains and losses on Canadian business transactions. The net loss was $1,134 for the three-month period ended March 31, 2008, compared with $Nil for the three-month period ended March 31, 2007. The net loss for the period from inception (May 5, 2006) to March 31, 2008 was $34,377.

(k)       Fair values of financial instruments -

The Company has estimated that the carrying amount reported on the balance sheets for cash, receivables, mineral property rights, accounts payable and accrued liabilities and promissory notes approximates their fair values.

(l)        Debt financing costs -

Debt financing costs represented commission costs and legal fees relating to the issuance of promissory notes. These costs were being amortized over the life of the promissory notes of two years (see Note 4 (f)).

(m)      Exploration stage enterprise -

SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises", establishes accounting and reporting standards for enterprises in the development stage. An entity is considered to be in the development stage if it is devoting substantially all of its efforts to establishing a new business and planned principal operations have not commenced. SFAS No. 7 requires that the financial statements of a development stage enterprise include disclosure of the cumulative results of the Company's operations, cash flows, and changes in stockholders' equity (deficit) from the inception of the Company's development stage through the date of the financial statements.

(n)       Prior year reclassifications -

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

3.     LITIGATION AND SETTLEMENT OF LAWSUIT

On September 24, 2007, the Company sued two founders and directors, as well as some of their business associates. The lawsuit, which was commenced on September 24, 2007 in the Ontario (Canada) Superior Court of Justice in Toronto, arose out of certain directors alleged undisclosed control of a competing gold exploration company through which they allegedly usurped the Company’s rightful corporate business opportunities. The lawsuit also alleged their breach of fiduciary duty, breach of directors' duties, wrongful interference with the Company's economic interests, breach of contract, conspiracy and unjust enrichment.

The Company settled this lawsuit in October 2007. As part of the settlement, these two directors resigned, renounced all affiliations with the Company and, together with some of their business affiliates and associates, assigned and transferred to the Company for nominal consideration a total of 19,055,000 shares of the Company's common stock held by them, constituting approximately 90% of their collective shareholdings. Additionally, these two directors assigned and transferred to the Company warrants for the purchase of 6,600,000 common shares, constituting 100% of the warrants held by them (see Note 4).

4.     COMMON STOCK AND WARRANTS

(a)       Initial public offering of common shares -

The Company's registration statement on Form SB-2 for an initial public offering in the amount of $8,000,000 on an all-or-none basis was declared effective by the US Securities and Exchange Commission (“SEC”) on May 14, 2007, at which time the Company commenced receiving investment subscriptions. The Company subsequently changed the terms of its offering to a $3,000,000 / $8,000,000 mini-max offering and filed an amended registration statement with the SEC on June 27, 2007. The Company continued to receive subscriptions from investors after filing the amendment. All subscription funds were deposited into and held in an escrow account. On July 24, 2007, the SEC notified the Company that because of the changed offering terms, the revised offering could not continue, and all funds in escrow should be returned to the subscribers. Accordingly, the Company terminated the offering, and the funds were returned. The Company filed a new registration statement with the SEC on December 31, 2007, further amended and filed on February 11, 2008 and April 16, 2008, and expects to commence its offering upon the amended registration statement being declared effective. No subscription funds were held in escrow as of March 31, 2008 or December 31, 2007.

(b)       Private placement of common shares -

On May 8, 2006, the Company completed a private placement wherein it sold for an aggregate of $2,240 (i) an aggregate of 22,400,000 shares of common stock at a price of $0.0001 per share, and (ii) a warrant to purchase 9,900,000 shares of common stock at a price of $1.00 per share, expiring on May 9, 2009. Sales of the shares were subject to a Founders Agreement dated October 5, 2006, subsequently amended, which restricted resale rights. As the result of the settlement of the lawsuit described previously (see Note 3), 12,915,000 shares of common stock were surrendered that had been purchased by certain of the Company’s founders. On December 4, 2007, Mr. James Berns and Mr. Michael Berns, two of the original Company founders, voluntarily surrendered an aggregate of 2,000,000 shares of common stock to the Company and, in consideration of $2.00, transferred warrants to purchase 1,650,000 shares of common stock to Mathewson.

On May 9, 2006, the Company completed a private placement consisting of 7,500,000 shares of common stock to Mathewson for proceeds totaling $750.

On May 10, 2006, the Company completed a private placement consisting of an aggregate of 9,550,000 shares of common stock to thirteen investors (“seed round investors”). Each share of common stock was sold at a price of $0.001. The Company realized proceeds totaling $9,550 from this private placement. As the result of the settlement of the Company’s lawsuit described previously (see Note 3), five of these thirteen investors returned to the Company an aggregate of 3,690,000 shares of common stock that they had purchased in this private placement. The Company voluntarily purchased 2,450,000 shares of common stock from seed round investors at the original subscription price.

In August 2007, the Company completed a private placement consisting of 666,667 shares of common stock. All 666,667 shares of common stock were sold to a single foreign investor for $500,000, (approximately $0.75 per share); commissions of $50,000 were paid to third parties in association with this transaction, for net proceeds of $450,000. Commissions paid were offset against additional paid-in capital. This private placement was conducted under Regulation S promulgated under the Securities Act of 1933, as amended (Rules 901 through 905 and preliminary notes). The securities issued in this private placement were sold to a single foreign accredited investor as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. See Note 11 for a contingent event arising from the completion of this private placement.

On November 7, 2007, the Company completed a private placement consisting of 266,667 shares of common stock. All 266,667 shares of common stock were sold for $200,000 (approximately $0.75 per share) to a single investor. See Note 11 for a contingent event arising from the completion of this private placement.

On November 19, 2007, the Company entered into private placements to sell for an aggregate of $4,000 (i) an aggregate of 3,000,000 shares of common stock at a price of $0.001 per share, and (ii) a warrant to purchase 1,000,000 shares of common stock at ten percent over the initial public offering price per share, expiring on November 30, 2012. The private placements for the shares of common stock were completed in December 2007 after receipt of the funds for these shares. As of December 31, 2007, the Company had not yet received $1,000 in subscription funds to acquire 1,000,000 of the warrant shares from one of the investors and, accordingly, recorded the outstanding amount as a warrant subscription receivable at that date. The Company received the outstanding $1,000 in subscriptions funds from the private placement completed on January 18, 2008 and recorded the proceeds as additional paid-in capital. These private placements were made to one of the Company’s original seed round investors and certain associates and, in effect, constitute a reallocation of the Company’s original share capital, a significant portion of which was recovered by the Company as a result of the settlement of the litigation in October 2007 as described in Note 3.

As of December 7, 2007, the Company’s Board of Directors voted to supersede the Founders Agreement. Shares under this agreement are subject to restrictions on transfer and resale of shares as prescribed by the Company’s Board of Directors and as may be amended from time-to-time, except that all such restrictions shall expire on a date which is two years from the date upon which the shares commence trading in the US.

(c)       Warrants -

Upon formation of the Company, the founding shareholders subscribed for a total of 22,400,000 shares of common stock at a price of $0.0001 per share plus share purchase warrants entitling the holders to purchase a total of 9,900,000 shares at a price of $1.00 per share expiring on May 9, 2009, all for total consideration of $2,240.

As a consequence of the settlement of the lawsuit during October 2007 (see Note 3), two directors assigned and transferred to the Company 6,600,000 of the Company's warrants, constituting 100% of the warrants held by them.

On November 19, 2007, the Company entered into private placements to sell for an aggregate of $4,000 (i) an aggregate of 3,000,000 shares of common stock at a price of $0.001 per share, and (ii) a warrant to purchase 1,000,000 shares of common stock at ten percent over the initial public offering price per share, expiring on November 30, 2012. The private placements for the shares of common stock were completed in December 2007 after receipt of the funds for these shares.

On December 4, 2007, Mr. James Berns and Mr. Michael Berns, directors of the Company, voluntarily assigned an aggregate of 2,000,000 shares of common stock to the Company and in consideration of $2.00, transferred warrants, to purchase 1,650,000 shares of common stock, to Mathewson.

On December 7, 2007, the Company’s Board of Directors amended the terms of outstanding warrants so that their new exercise price is ten percent over the initial public offering price per share, expiring on the fifth (5th) anniversary of the date that the Company’s common stock commences trading in the US.

3,300,000 of the Company’s warrants were outstanding as at March 31, 2008 and December 31, 2007, at an exercise price of ten percent over the initial public offering price per share, expiring on the fifth (5th) anniversary of the date that the Company’s common stock commences trading in the US.

Given that the Company is in the exploration stage, management has allocated the full consideration of proceeds received from all of the stock offering to common stock.

(d)       Commitment to issue additional shares -

During May 2006, the Company and Mathewson entered into an agreement providing for Mathewson to purchase 7,500,000 shares of the Company’s common stock at a price of $0.0001 per share. This agreement was amended on June 22, 2007 and was further amended on December 13, 2007 (see Note 3 and Note 5(a)). Under terms of the agreement, the Company is obligated to issue additional shares to Mathewson (at a price of $0.0001 per share) in sufficient number so that Mathewson would continue to hold 15% of the then issued and outstanding shares of the Company.

In the event that Mathewson should hold more than 15% of the issued and outstanding shares at the time the Company meets its funding obligation (see Note 5(a)), those excess shares will be deemed to be automatically cancelled. In the event that Mathewson should hold less than 15% of the issued and outstanding shares at the time the Company meets its funding obligation, Mathewson shall have the non-assignable option to purchase from the Company, at a price of $0.0001 per share, for a period of thirty (30) days from such date, that number of shares such that, after such purchase, Mathewson will then own 15% of the outstanding number of shares of the Company.

Shares issued by the Company pursuant to the acquisition of additional mineral property rights will be deducted from the total of the shares then issued and outstanding for the purposes of calculating the 15% Mathewson is entitled to. Shares sold or transferred to other employees of the Company by Mathewson must be included for purposes of calculating the 15% Mathewson is entitled to.

These shares are restricted as to sale for the first six months after the date the Company’s shares become publicly traded in the US and in the event of termination of Mathewson’s employment prior to February 28, 2010, an additional eighteen months from the date of termination.

(e)       Share-based payments and employment agreement -

On September 15, 2006, the Company and its Chief Executive Officer entered into an employment agreement which provides, amongst other compensation, an option to purchase 1,500,000 shares of common stock over a five-year period at a price of $0.25 for the first 500,000 shares and $0.50 for the remaining 1,000,000 shares.

The option vests as follows:

Number of shares
Upon signing of the agreement	300,000
Pro-rata on a daily basis until September 14, 2007	400,000
Pro-rata on a daily basis from September 15, 2007 until September 14, 2008	400,000
Pro-rata on a daily basis from September 15, 2008 until September 14, 2009	400,000
Total	1,500,000
These options fully vest if one person or entity acquires 50% or more of the common stock of the Company.
The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of three years. The fair value of the 916,986 options vested during the period from inception (May 5, 2006) to March 31, 2008 is estimated to be $351,659 and was expensed in the statement of loss for the period from inception (May 5, 2006) to March 31, 2008 (period from inception to December 31, 2007: $319,727). The Company expensed $31,932 in the statement of loss for the three-month period ended March 31, 2008, compared with $32,324 for the three-month period ended March 31, 2007.

Any shares for which the Chief Executive Officer’s option is exercised are subject to voluntary resale restrictions prohibiting him from selling more than 1% of his share holdings during any consecutive three-month calendar period commencing on June 1, 2007 and expiring on August 31, 2008. For purposes of this voluntary resale restriction, the Chief Executive Officer’s share holdings shall be deemed to equal the number of shares for which his option has vested.

The employment agreement also contains a provision which, in the event of termination without cause, would require the Company to pay the Chief Executive Officer $125,000 (Canadian funds).

On October 31, 2006, the Company entered into an agreement with a consultant, which provides the consultant with an option to purchase 100,000 shares of common stock over a two-year period at a price of $0.50 per share (Canadian funds). The fair value of the option is estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of two years. The fair value of the option granted is estimated to be $28,390 and has been fully expensed in the statement of loss for the period from inception (May 5, 2006) to December 31, 2006 and recorded as additional paid-in capital; requiring no additional expense for the three months ended March 31, 2008 and the three months ended March 31, 2007.

(f)       Promissory notes converted into common shares -

During 2006, the Company completed two private placements of two-year non-transferable 10% convertible promissory notes with interest payable annually. Interest accrued and was payable on the annual anniversary date of each note. Note-holders were also entitled to receive one full year of interest if the Company successfully registered its common shares with the SEC before the first anniversary date of the convertible promissory notes, which it did.

The promissory notes were converted into common shares of the Company at a conversion price of $0.25 per share in the case of Series 1 notes and $0.50 per share in the case of Series 2 notes upon the date of the Company’s registration statement being declared effective by the SEC on May 14, 2007.

At May 14, 2007, the Company converted promissory notes totaling $583,500 and related accrued interest expense of $58,350 (Series 1) and $1,027,000 and related interest expense of $102,700 (Series 2) into 4,826,800 shares of common stock. Total debt financing costs associated with these converted promissory notes totaled $187,227. Previously unamortized debt financing costs of $157,947, associated with the issuance of these convertible promissory notes, were expensed during the year ended December 31, 2007. A liability of $15,000 has been recorded for US withholding taxes attributable to the interest earned by foreign note holders upon conversion of the related notes to common shares. Additional paid-in capital has been reduced by the amount of these withholding taxes.

(g)      Treasury stock -

At March 31, 2008 and December 31, 2007, there are 2,000,000 shares of common stock held in treasury. No value has been assigned to these shares which were surrendered to the Company in December 2007.

(h)       Promissory notes issued -

During the three-month period ended March 31, 2008, the Company completed the sale, by way of two agreements, of promissory notes and shares with a value of $150,000. No commissions or fees were paid in connection with this Regulation S private placement.  The notes are payable on the earlier of the closing of the Company’s public offering or the first anniversary of the date of the note and bear 10% interest per annum.  In connection with making these loans, the note-holders also purchased a total of 30,000 shares of common stock, par value $0.000001 per share, at a price of $0.001 per share (constituting $30 of the total proceeds of $150,000 received).

5.     EXPLORATION PROGRAM FUNDING OBLIGATION AND MINERAL PROPERTY RIGHTS

(a)       Exploration program funding obligation -

As of December 31, 2006 the Company committed, under an agreement with Mathewson, to fund its mineral exploration program in the following amounts, no later than the following dates:

May 31, 2007	$ 500,000
July 31, 2007	1,900,000
January 31, 2008	1,000,000
July 31, 2008	1,000,000
January 31, 2009	500,000
April 30, 2009	500,000
Total	$5,400,000

The foregoing exploration-program funding schedule was revised under a Letter Agreement between the Company and Mathewson dated June 22, 2007. The Company previously met its requirement to provide $600,000 worth of exploration funding prior to December 31, 2006.

On September 14, 2007, the Company received a Notice of Default from Mathewson stating that it had failed to meet its obligation to provide an aggregate of $1,100,000 in exploration program funding through May 31, 2007 as required by the Amended and Restated Agreement by and between the Company and Mathewson dated November 20, 2006, and as further amended on June 22, 2007.

The Notice of Default stated that if the Company did not cure its default and also furnish the additional $900,000 in exploration program funding due on October 1, 2007 under the Letter Agreement within 30 days from receipt of the Notice of Default, then all of the Company's interests in its Crescent Valley North, Robinson Creek, Horse Creek, Indian Creek, and Tempo properties would be forfeited to Mathewson. These properties represent all of the Company’s mineral prospects. The Company subsequently did not meet its requirement to provide an additional $900,000 in funding by October 1, 2007.

Mathewson also proposed in the Notice of Default that an alternative cure for these defaults and for the default of the Company's October 1, 2007 exploration program funding payment would be for two directors and officers to resign their positions with the Company, and for these directors and certain related shareholders to surrender all of the Company's shares of stock in which they have an ownership interest and to execute releases of any and all claims that they may have against the Company. The Notice of Default also states that this alternative cure must be made by October 17, 2007. The two directors in question did not comply with Mathewson’s demand and the Company launched a lawsuit against these directors, as discussed previously in Note 3.

The Company settled this lawsuit in October 2007. Mathewson withdrew and cancelled the Notice of Default and entered into a revised funding obligation agreement with the Company on December 13, 2007. Under this revised agreement, the Company committed to fund its mineral exploration program in the following amounts, not later than the following dates:

March 31, 2008	$2,000,000
March 31, 2009	2,000,000
March 31, 2010	2,000,000
Total	$6,000,000

In addition to funding its exploration program, the Company is required to fund its other activities, including legal, accounting, travel and other costs.

Furthermore, the Company’s funding obligations to Mathewson would be deemed to be satisfied upon the earlier of:

(i)     the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or
(ii)    the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided the Company has also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs.

The Company did not meet the requirement to provide $2,000,000 in funding by March 31, 2008. On April 1, 2008, Mathewson extended the deadline for that financing tranche by 90 days to June 29, 2008. If the Company is unable to meet this extended deadline and Mathewson thereupon advises the Company that it is in default, the Company will then have an additional 90 days following such notice to cure such default. In the event that the Company is unable to cure its default, its rights to its leased Crescent Valley North (“CVN”) (see Note 5(b)), Robinson Creek (“RC”) (see Note 5(c)), Horse Creek (“HC”) (see Note 5(d)), and Tempo (see Note 5(e)) properties, as well as to its staked Indian Creek (“IC”) (see Note 5(f)) property, will be cancelled and of no further force or effect. The Company will then have no interest in and to any and all such properties. Mathewson will have the option to enter onto and take possession of the properties at the Company’s expense. The Company’s CVN, RC and HC properties are leased from KM Exploration Ltd. (“the Lessor”), a Nevada corporation in which Mathewson has a 50% ownership interest.

Upon termination of its leases for any reason, the Company is required to remove all the equipment it may have installed on the leased properties and will be responsible for reclamation of those areas disturbed by the Company’s activities. All of the Company’s leases have been accounted for as operating leases.

(b)       CVN lease -

On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 151 unpatented lode mining claims known as the “CVN” group.

The term of this lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.

Until production is achieved, the following lease payments are required:

Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$13,333
Years 1 through 4	13,333
Years 5 through 9	26,667
All years thereafter	43,333

Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:

(i)     a royalty on production equal to 3% of net smelter returns (money which the smelter or refinery pays the mining operator for the mineral product), or
(ii)    the lease payments as per the above table.

The Company has the right at any time during the lease agreement to purchase a maximum of two “points” of the Lessor’s three percent (3%) gold production royalty, thereby reducing the Lessor’s gold production royalty to one percent (1%). Each “point” is equivalent to 1% of net smelter returns. The purchase price for each royalty “point” shall be as follows:

Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000

The Company shall have the right to purchase less than a full royalty “point,” at a pro-rata price.

(c)       RC lease -

On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 91 unpatented lode mining claims known as the “RC” group.

The term of this lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.

Until production is achieved, the following lease payments are required:

Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
All years thereafter	32,500

Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:

(i)     a royalty on production equal to 2.5% of net smelter returns (money which the smelter or refinery pays the mining operator for the mineral product), or
(ii)    the lease payments as per the above table.

The Company has the right at any time during the lease agreement to purchase a maximum of one-and-one-half (1.5) “points” of the Lessor’s two-and-one-half percent (2.5%) gold production royalty, thereby reducing the Lessor’s gold production royalty to one percent (1%). Each “point” is equivalent to 1% of net smelter returns. The purchase price for each royalty “point” shall be as follows:

Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000

The Company shall have the right to purchase less than a full royalty “point,” at a pro-rata price.

(d)       HC lease -

On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 189 unpatented lode mining claims known as the “HC” group.

The term of this lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.

Until production is achieved, the following lease payments are required:

Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
All years thereafter	32,500

Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:

(i)     a royalty on production equal to 2.5% of net smelter returns (money which the smelter or refinery pays the mining operator for the mineral product), or
(ii)    the lease payments as per the above table.

The Company has the right at any time during the lease agreement to purchase a maximum of one-and-one-half (1.5) “points” of the Lessor’s two-and-one-half percent (2.5%) gold production royalty, thereby reducing the Lessor’s gold production royalty to one percent (1%). Each “point” is equivalent to 1% of net smelter returns. The purchase price for each royalty “point” shall be as follows:

Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000

The Company shall have the right to purchase less than a full royalty “point,” at a pro-rata price.

(e)       Tempo lease -

The Company entered into a lease with the Lyle F. Campbell Trust of Reno, Nevada on May 18, 2007. The lease was assigned by Lyle F. Campbell Trust to Gold Standard Royalty Corp. in December 2007. The lease is for an initial period of ten years and may be extended in five year increments for up to a total term of 99 years. The Company may terminate this lease at any time. Until production is achieved, lease payments (deemed "advance minimum royalties") consist of an initial payment of $5,000, which was made upon the effectiveness of the lease, followed by annual payments according to the following schedule:

Due date of advance minimum royalty payment	Amount of advance minimum royalty payment
January 15, 2008	$10,000
January 15, 2009	15,000
January 15, 2010	30,000
January 15, 2011	45,000
January 15, 2012 and annually thereafter during the term of the lease	The greater of $60,000 or the dollar equivalent of 90 ounces of gold

In the event that the Company produces gold or other minerals from this property, the lease payments will be the greater of:

(i)     the advance minimum royalty payments according to the table above, or
(ii)    a production royalty equal to 4% of the gross sales price of any gold, silver, platinum or palladium recovered plus 2% of the gross sales price of any other minerals that the Company has recovered.

The lease expressly states that the Company has no rights to any oil, gas, hydrocarbons and geothermal resources that may be found on the property.

Under certain conditions, Gold Standard Royalty Corp. may elect to take its production royalty in-kind rather than cash. In the event that the Company produces gold or other minerals from this property and pays Gold Standard Royalty Corp. a production royalty, then, within any one calendar year, the Company may use 100% of that year's advance minimum royalty payment as a credit against its production royalties payable for that year. If production royalty payments payable for that year are greater than the Company’s advance minimum royalty payment paid for that year, then the Company can credit all advance minimum royalty payments made in previous years against 50% of the production royalty payable for that year.

In the event that Gold Standard Royalty Corp. is paid a production royalty by the Company, the Company has the option to repurchase up to two points of the royalty payable on gold, silver, platinum or palladium, which would have the effect of thereafter permanently reducing the Lessor's production royalty on gold, silver, platinum or palladium from 4% to 2% of the Company’s gross sales price for those minerals. The purchase price for each royalty "point" shall be according to the following schedule:

Royalty point	Purchase price
First 1%	$1,500,000
Second 1%	3,000,000

The Company does not have the option to purchase the remaining 2% production royalty on gold, silver, platinum or palladium or the 2% production royalty applicable to all other minerals.

The lease requires the Company to perform $25,000 worth of physical work annually on the property for 2007, 2008 and 2009. Starting in 2010 and thereafter, the Company must perform a minimum of $50,000 worth of work annually on the property, of which at least $25,000 is physical work.

(f)       Staked claims -

(i)     Indian Creek -

The Company spent $27,952 on staking 88 claims comprising a contiguous claim group, named Indian Creek by the Company, located on the Independence-Eureka gold trend approximately five miles south of the Company’s RC project.

6.     PROPERTY

Property consists of the cost of mineral property rights, as follows:

	March 31, 2008			December 31, 2007
	Acquisition cost	Acquisition related legal fees	Total	Acquisition cost	Acquisition related legal fees	Total
CVN lease	$26,667	$12,312	$ 38,979	$26,667	$12,312	$ 38,979
RC lease	20,000	10,311	30,311	20,000	10,311	30,311
HC lease	20,000	10,311	30,311	20,000	10,311	30,311
Tempo lease	15,000	-	15,000	5,000	-	5,000
IC staked	10,000	17,952	27,952	10,000	17,952	27,952
Total	$91,667	$50,886	$142,553	$81,667	$50,886	$132,553

7.     ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities include the following:

	March 31, 2008	December 31, 2007
Accounts payable-
Accrued legal fees	$303,656	$262,868
Accrued audit and other fees	35,000	35,000
Accrued consulting and accounting fees	4,164	24,898
Accrued withholding taxes on interest paid to foreign note holders (see Note 4(f))	15,000	15,000
Accrued exploration and field employee costs	6,901	7,487
Accrued wages and employee deductions	21,346	2,180
Accrued office expenses	961	751
Total	$387,028	$348,184

Accounts payable to related parties-
Accrued consulting, rent and accounting fees (Note 9)	$ 14,890	$ 18,096
Accrued travel and office expenses (Note 9)	12,492	-
Accrued legal costs - related parties (Note 9)	30,408	30,408
Accrued exploration costs – related parties (Note 9)	51,000	30,000
Total	$ 108,790	$ 78,504

8.     INCOME TAXES

The components of the Company’s deferred tax asset are as follows:

	March 31, 2008	December 31, 2007
Net operating loss carry-forward	$ 802,000	$ 723,000
Share-based payments	123,000	112,000
Exploration costs	58,000	51,000
Total deferred tax asset	983,000	886,000
Valuation allowance	(983,000)	(886,000)
Net deferred tax asset	$ -	$ -

The Company has recorded a valuation allowance sufficient to fully reserve the deferred tax asset as realization of the deferred tax asset is not reasonably assured because of the Company’s loss since inception. Management evaluates the need for a valuation allowance periodically.

At March 31, 2008, the Company had net operating loss carry-forwards of approximately $2,261,000 that may be used in future years to offset federal taxable income. Such carry-forwards begin expiring in 2026.

9.     RELATED PARTY TRANSACTIONS

During the period from inception (May 5, 2006) to December 31, 2006, the Company entered into an employment agreement with Mathewson. This agreement requires the Company to pay Mathewson a net smelter royalty (“NSR”) of 1% for all prospects generated by him and which are acquired for staking by the Company, exclusive of the CVN, HC and RC properties described in Note 5. Mathewson is also granted a 1/2% NSR for all prospects he generates which are subsequently leased by the Company, as long as the lease carries a maximum NSR of 4% (including the 1/2%) and such lease does not adjoin claims from which he is otherwise entitled to receive NSRs. The Company may purchase such 1/2% NSR relating to leased prospects for $250,000.

During the three-month period ended March 31, 2008, the Company incurred consulting fees of $Nil and paid expenses of $Nil to firms controlled by two former directors. The Company incurred consulting fees and paid expenses to two former directors of $27,341 and $3,523, respectively for the three-month period ended March 31, 2007. For the period from inception (May 5, 2006) to March 31, 2008 the Company incurred consulting fees and paid expenses of $112,521 and $77,405 respectively. These directors subsequently resigned as part of the settlement referred to in Note 3.

During the three-month period ended March 31, 2008, the Company paid legal fees of $Nil to a legal firm controlled by two directors (three-month period ended March 31, 2007: $Nil). For the period from inception (May 5, 2006) to March 31, 2008, the Company incurred legal expenses of $85,253 with this firm, of which $20,000 has been capitalized to mineral property rights, $17,500 had been charged to debt financing costs (see Note 4(f)), $25,000 has been charged to prepaid offering costs, and the remainder has been charged to legal expense. The Company has accrued $19,890 in travel and business development costs at March 31, 2008, to reimburse one of the directors for expenses incurred while working on Company matters.

In July 2007, three of the Company’s directors and a former Company director advanced the Company a total of $30,000 for exploration costs (see Note 7). No terms of repayment have been set for these advances.

During the three-month period ended March 31, 2008, the Company paid a company controlled by the Corporate Secretary $12,500 in consulting fees and general administration costs, compared with $8,777 for the three-month period ended March 31, 2007. For the three-month period ended March 31, 2008, the Company also paid a company controlled by the Corporate Secretary $Nil in rent for the corporate head office, compared with $12,086 for the three-month period ended March 31, 2007. For the period from inception (May 5, 2006) to March 31, 2008, the Company paid $50,793 in consulting fees and general administration costs, as well as $39,681 in rent.

During the three-month period ended March 31, 2008, the Company paid $15,000 to a firm of which the Chief Financial Officer (“CFO”) is a principal. During the three-month period ended March 31, 2007, the Company paid $9,450 to another firm, of which the CFO was the managing partner. For the period from inception (May 5, 2006) to March 31, 2008, the Company paid $63,662 in accounting and CFO fees to firms of which the CFO is or previously was a principal or partner.

On December 10, 2007, the Company entered into an engagement agreement with Viewpoint Securities, LLC (“Viewpoint”), a broker-dealer, with which one of the Company’s shareholders is affiliated. Under this agreement, the Company retained Viewpoint as an exclusive advisor to provide corporate finance and investment banking related advice. The Company paid Viewpoint a $25,000 retainer. The agreement with Viewpoint is in effect until December 31, 2010 and may be renewed thereafter. Under the terms of the agreement, during the term of the agreement and for a period of three years thereafter, the Company will pay Viewpoint a cash fee equal to 3.5% of the value of any strategic partnership, joint or collaborative venture, strategic alliance or similar transaction with persons or entities introduced to the Company by Viewpoint during the term of the agreement. During the term of the agreement and for a period of two years thereafter, for any investor identified by Viewpoint during the term of the agreement who participates in an equity financing, the Company will pay Viewpoint a 10% cash commission and issue Viewpoint warrants to purchase shares of common stock equal to 10% of the value of the equity purchased by such investor. During the term of the agreement and for a period of two years thereafter, the Company will also pay Viewpoint a commission, based upon gross proceeds raised, to the extent that they identify any investors during the term of the agreement who participate in debt offerings. The agreement with Viewpoint requires the Company to admit a representative of Viewpoint as a non-voting observer to meetings of the Company’s Board of Directors and to copy Viewpoint on all actions taken by unanimous written consent in lieu of a meeting of the Board of Directors.

10.  CONCENTRATIONS OF CREDIT RISK

At March 31, 2008 and December 31, 2007, substantially all of the Company’s cash is held in US dollar denominated accounts within the US. The Company has not experienced losses on such accounts, nor does the Company believe that there is significant risk of loss on such accounts.

At March 31, 2008 and December 31, 2007, all of the Company’s mineral property rights were geographically concentrated in the State of Nevada.

11.  CONTINGENCIES

The Subscription Agreement for the private placement of 666,667 shares of common stock (see Note 4(b)) contains an anti-dilution provision under which, upon the effective date of the amended registration statement contemplated under Note 4(a), the purchaser will be issued an additional estimated 509,804 shares of common stock (dependent on the share price of the public offering contemplated in Note 4(a)). Including these estimated additional shares of common stock expected to be issued as a result of these anti-dilution provisions, the purchaser will acquire a total of 1,176,471 shares of common stock in this private placement (corresponding to approximately $0.43 per share).

The subscription agreement for the private placement of 266,667 shares of common stock (see Note 4(b)) contains an anti-dilution provision under which, subsequent to the filing of the amended registration statement contemplated under Note 4(a), the number of shares deemed purchased by this purchaser will be adjusted by an estimated additional 266,666 shares of common stock (dependent on the share price of the public offering contemplated in Note 4(a)) above the 266,667 shares of common stock purchased in this transaction. Including these estimated additional shares of common stock expected to be issued to this purchaser as a result of these anti-dilution provisions, the purchaser will acquire a total of 533,333 shares of common stock in this private placement (corresponding to approximately $0.38 per share).

Title searches have been conducted on the CVN, RC and HC properties. These searches have indicated that although the Company’s title to the properties is defensible, there are potentially conflicting claims which may impair title to certain portions of the Company’s claims. The Company is not insured against challenges, impairments or defects to its property title. The Company has not conducted a title survey on the Tempo property or the Indian Creek staked claims.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
None.
GLOSSARY
There are a number of technical terms that have been used in this Prospectus. For the convenience of the reader, we have defined these terms below:
"Arsenic" refers to a toxic metal the presence of which may be associated with the presence of gold ores.
"Breccia" refers to a type of rock the components of which are angular in shape, as opposed to a conglomerate, the components of which have been worn into a rounded shape.
"Bonanza vein" refers to a vein that is rich with gold.
"Horst block" refers to a raised fault block surrounded by normal faults, and may include host units that may be mineralized.
"Intrusion" refers to a mass of igneous rock that, while molten, was forced into or between other rocks.
"Lithology" refers to the character of a rock described in terms of its structure, color, mineral composition, grain-size, and arrangement of its component parts; all of those visible features that, in the aggregate, impart individuality onto a rock and distinguish it from another."Lode" refers to a deposit occurring in a place within definite boundaries separating it from the adjoining rocks.
"Lode" refers to a deposit occurring in a place within definite boundaries separating it from the adjoining rocks.
"Mafic" refers to ferromagnesian rock-forming silicates, in reference to certain types of igneous rocks and their constituent minerals.
"Mineral lode claim" refers to a portion of a vein or lode, and of the adjoining surface, which has been acquired by compliance with both federal and state laws; in other words, a portion of mining ground that is held under the General Mining Law and applicable Nevada law.
"Net smelter return" refers to the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less any of following expenses which we actually incur: (i) sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the gold from our properties, but excluding any taxes on net income; (ii) charges and costs, if any, for transportation from the mine or mill to places where the gold is smelted, refined and/or sold, and (iii) charges, costs (including assaying and sampling costs specifically related to smelting and/or refining) and all penalties, if any, for smelting and/or refining. In the event that smelting or refining is carried our in a facility owned or controlled in whole or in part us, then charges, costs and penalties shall mean the amount that we would have incurred if such operations were carried out at facilities not owned or controlled by us and that offer comparable services for comparable products on prevailing terms. At this time, we do not own or control any facilities engaged in smelting or refining, nor do we intend to own or control any such facilities in the future.
"Reverse circulation hole" refers to a hole that has been drilled by a reverse circulation drill, which means that materials which are drilled underground are taken to the surface as the drilling goes on.
"Skarn" refers to a certain type of rock composed of lime-bearing silicates and derived from nearly pure limestones and dolomites in which large amounts of silicon, aluminum, iron and magnesium have been introduced. It is an environment favorable to gold deposits.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under our Certificate of Incorporation and Section 102(b)(7) of the Delaware General Corporation Law, our directors will have no personal liability to us or to our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision generally absolves our directors from personal liability for negligence, including gross negligence, in the performance of their duties. The effect of this provision in our Certificate of Organization is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duty as a director, except in very limited circumstances. Under Section 102(b)(7) of the Delaware General Corporation Law, our directors will remain liable for any of the following acts: (i) breach of loyalty; (ii) acts committed in bad faith or intentionally or involving a knowing violation of the law; (iii) payment of unlawful dividends or unlawful purchase or redemption of stock, or (iv) transactions from which the director derived an improper personal benefit. We are also required under our Certificate of Incorporation to pay for the defense costs (including investigation costs) of any director against whom an arguably indemnifiable action is brought.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following is an itemized statement of all expenses of this offering other than underwriter / agent discounts and commissions, if any. Any expenses which are not known are estimates determined by us according to our best efforts. We will pay the expenses of registering the selling shareholders' shares. The selling shareholders will be responsible for all other expenses and commissions that they may incur in selling their shares.
Offering Expense	Amount of Offering Expense
Registration Fees	$1,070.00
Blue Sky Fees and Expenses	15,000.00[1]
Transfer Agent Fees	15,000.00[1]
Printing and Engraving	15,000.00[1]
Legal Fees	200,000.00[1,2]
Accounting Fees	12,000.00
Miscellaneous Expenses	16,930.00[1]
TOTAL:	$275,000.00
Notes:
1 This expense is estimated.
2 Excludes fees to Berns & Berns and fees to Hecht & Associates P.C. not related to this registration statement.
RECENT SALES OF UNREGISTERED SECURITIES
Since our formation in May 2006, we have sold and issued the following securities without registration under the Securities Act:

On May 8, 2006, we completed a private placement to five persons consisting of an aggregate of 12,500,000 shares of Common Stock and to four of the same persons, each of whom was an officer or director at the time, consisting of an aggregate of 9,900,000 units. Each unit consisted of one share of Common Stock and a warrant to purchase one share of Common Stock for $1, expiring on May 8, 2009. The price for per share of Common Stock and for each unit sold in this private placement was $.0001. We realized proceeds of $2,240 from this private placement. The sales and issuance of Common Stock and warrants to purchase Common Stock in this private placement were made by us in reliance of Section 4(2) of the Securities Act of 1933, as amended, and in further reliance of Regulation S as to foreign citizens and residents. The sales were made to accredited investors as defined in Rule 501(a) of the Securities Act or to persons outside the United States; no general solicitation was made by us or by any person acting on our behalf; and the certificates representing the shares of Common Stock would bear an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and that the shares are subject to a Founders Agreement dated October 5, 2006 which restricts resale rights. As of December 7, 2007, our Board of Directors voted to supersede the Founders Agreement and impose resale restrictions on the shares of Common Stock still held by our founders to prohibit the resale of these shares of Common Stock until the six (6) month annivesary of the date that our Common Stock commences trading in the United States, which may be extended by the Board of Directors in its discretion for up to two (2) years following the date that our Common Stock commences trading in the United States. As the result of the settlement of our lawsuit described elsewhere in this Prospectus under the caption "Legal Proceedings", three of the purchasers in this private placement surrendered an aggregate of 12,915,000 shares of Common Stock, which includes 5,625,000 shares of Common Stock which they had purchased outright and 7,290,000 shares of Common Stock as part of the units which they had purchased. This constitutes 90% of the shares of Common Stock formerly held by these persons, who also surrendered to us an aggregate of 6,600,000 warrants, which constitutes 100% of our warrants that were held by them. On December 4, 2007, Mr. James Berns and Mr. Michael Berns, who currently are our directors, voluntarily surrendered to us an aggregate of 2,000,000 shares of Common Stock comprising the Units, and in consideration of $2, transferred warrants, which had been part of the units, to purchase 1,650,000 shares of Common Stock to David Mathewson, our President and Chief Geologist. On December 7, 2007, our Board of Directors changed the terms of these warrants so that their new exercise price is $0.55per share, expiring on the fifth (5th) anniversary of the date that our Common Stock commences trading in the United States. No warrants have been exercised to date.
On May 9, 2006, we completed a private placement consisting of 7,500,000 shares of Common Stock. All 7,500,000 shares of Common Stock were sold to our President and Chief Geologist, David Mathewson, for $750, his agreement to become our President and Chief Geologist and in further consideration of his executing an agreement concerning this and other matters dated May 9, 2006. The terms and conditions respecting this private placement and other matters are set forth in an Amended and Restated Agreement dated November 20, 2006 and effective retroactively to May 9, 2006, and are also recited in our Funding Obligation Agreement with Mr. Mathewson dated December 13, 2007 that is currently in effect. The sale and issuance of shares of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act. This private placement was made to an accredited investor as defined in Rule 501(a) of the Securities Act; no general solicitation was made by us or by any person acting on our behalf; and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions.
On May 10, 2006, we completed a private placement consisting of an aggregate of 9,550,000 shares of Common Stock to thirteen investors each of whom represented to us that they were an accredited investor as defined in Section 501(a) of the Securities Act. Each share of Common Stock was sold at a price of $.001. We realized proceeds of $9,550 from this private placement. Seven of these thirteen individual investors are affiliated with Osprey Capital Partners, Toronto, Canada, an investment banking firm which we had retained from time to time but which we will likely not retain again in the future. Please refer to the section captioned "Certain Relationships and Related Transactions" for more information. The sales and issuance of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act and, with respect to foreign citizens and residents, upon Regulation S. The sales were made to accredited investors or to persons outside the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions. As the result of the settlement of our lawsuit described elsewhere in this Prospectus under the caption "Legal Proceedings", ten of these thirteen investors returned to us an aggregate of 6,140,000 shares of Common Stock that they had purchased in this private placement.
Starting in June 2006, we sold an aggregate of $583,500 (principal amount) of convertible, non-transferrable promissory notes to 28 persons who represented that they are accredited investors as defined in Section 501(a) of the Securities Act. The notes were purchased at face value, accrued interest at a rate of 10% per year and were payable in one installment on their second anniversary. These notes automatically converted into 2,567,400 shares of Common Stock on May 14, 2007 at a conversion price of $.25 per share, including 10% interest which was paid in shares of Common Stock. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The sales were made to accredited investors or to persons outside of the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the promissory notes contained an appropriate legend stating that they had not been registered under the Securities Act and could not be offered or sold absent registration or pursuant to an exemption therefrom.
Starting in August 2006, we sold an aggregate of $1,027,000 (principal amount) of convertible, non-transferrable promissory notes to 22 persons who represented that they are accredited investors as defined in Section 501(a) of the Securities Act. The notes were purchased at face value, accrued interest at a rate of 10% per year and were payable in one installment on their second anniversary. These notes automatically converted into 2,259,400 shares of Common Stock on May 14, 2007 at a conversion price of $.50 per share, including 10% interest which was paid in shares of Common Stock. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The sales were made to accredited investors or to persons outside of the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the promissory notes contained an appropriate legend stating that they could not be offered or sold absent registration or pursuant to an exemption therefrom.

On September 15, 2006, we issued a stock option to our Chief Executive Officer, Mr. John M. Pritchard, to purchase 1,500,000 shares of Common Stock at an exercise price of $.25 with respect to the first 500,000 shares and an exercise price of $.50 with respect to the remaining 1,000,000 shares. Mr. Pritchard's option vested and became exercisable with respect to 300,000 shares on September 15, 2006. With respect to the remaining shares, his option to purchase 1,095.89 shares thereafter vest and become exercisable daily through September 14, 2009 on condition of his continued employment. His option to purchase all 1,500,000 shares shall have become vested and exercisable if he remains employed with us through September 14, 2009. As of March 31, 2008, Mr. Pritchard's option was vested and exercisable with respect to 916,986 shares. Any shares for which Mr. Pritchard's option is exercised are subject to voluntary resale restrictions prohibiting him from selling more than 1% of his share holdings during any consecutive three month calendar period commencing on June 1, 2007 and expiring on August 31, 2008. For purposes of this voluntary resale restriction, Mr. Pritchard's share holdings shall be deemed to equal the number of shares for which his option has vested.
On October 31, 2006, we issued a stock option to a consultant in Canada to purchase 100,000 shares of Common Stock at an exercise price of CAD $.50 per share. This option is fully vested, immediately exercisable, and expires on October 30, 2008.
On August 8, 2007, we completed a private placement consisting of 666,667 shares of Common Stock. All 666,667 shares of Common Stock were sold to a single foreign investor for $500,000, or approximately $.75 per share. The terms and conditions respecting this private placement are set forth in a Subscription Agreement dated August 8, 2007 as amended by an Amended Subscription Agreement dated August 30, 2007. The sale and issuance of shares of Common Stock in this private placement were made by us in reliance upon Regulation S promulgated under the Securities Act. The purchaser was not a "U.S. Person" as defined in Rule 902(k) of the Securities Act, is a citizen and resident of Kuwait, was not present in the United States when this transaction was negotiated and completed, and executed the Subscription Agreement and Amended Subscription Agreement outside the United States. No general solicitation was made by us or by any person acting on our behalf, and the certificate representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act and may not be offered or sold except in accordance with the provisions of Regulation S, or pursuant to registration or in accordance with an exemption therefrom. The Subscription Agreement for this private placement contains an anti-dilution provision under which, upon the effective date of this registration statement, the purchaser was issued an additional 509,804 shares of Common Stock at par value over and above the 666,667 shares of Common Stock purchased in this transaction. Including the additional shares of Common Stock issued as a result of these anti-dilution provisions, the purchaser acquired a total of 1,176,471 shares of Common Stock in this private placement (corresponding to approximately $0.43 per share).
On November 7, 2007, we completed a private placement consisting of 266,667 shares of Common Stock. All 266,667 shares of Common Stock were sold for $200,000 (approximately $.75 per share) to a single purchaser that represented it was an accredited investor as defined in Section 501(a) of the Securities Act. The terms and conditions respecting this private placement are set forth in a Subscription Agreement for Shares of Gold Run Inc. dated November 7, 2007. The sale and issuance of shares of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act. This private placement was made to an accredited investor as defined in Rule 501(a) of the Securities Act; no general solicitation was made by us or by any person acting on our behalf; and the certificate representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions. The Subscription Agreement for this private placement contains an anti-dilution provision under which, subsequent to the filing of this registration statement, the number of shares deemed purchased by this purchaser was adjusted by an additional 266,666 shares of Common Stock above the 266,667 shares of Common Stock purchased in this transaction. Including the additional shares of Common Stock deemed purchased by this purchaser as a result of these anti-dilution provisions, the purchaser acquired a total of 533,333 shares of Common Stock in this private placement (corresponding to approximately $0.38 per share).
On November 19, 2007, we completed a private placement wherein we sold for an aggregate of $4,000 (i) an aggregate of 3,000,000 shares of Common Stock at a price of $.001 per share, and (ii) a warrant to purchase 1,000,000 shares of Common Stock at $0.55, expiring on November 30, 2012, to five investors, each of whom represented to us that they were an accredited investor as defined in Section 501(a) of the Securities Act. This private placement was made to one of our seed investors (a foreign dealer) and certain of his associates, who have provided investment banking assistance to us in the past and is expected to assist us in the future. In making this private placement, we effected a reallocation of a portion of the seed securities recovered by us from the defendants (and certain of their associates) to our lawsuit as the result of the settlement of our lawsuit, which is discussed in the section captioned "Legal Proceedings". The investors who purchased our securities in this private placement consist of a foreign dealer and four foreign persons who are associated with it. The sale and issuance of securities in this private placement were made by us in reliance upon Regulation S. None of the purchasers were present in the United States when this transaction was negotiated and completed, and all of the purchasers executed their Subscription Agreements outside the United States. No general solicitation was made by us or by any person acting on our behalf, and the Warrant and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act and may not be offered or sold except in accordance with the provisions of Regulation S, or pursuant to registration or in accordance with an exemption therefrom.
On March 14, 2008, we completed a private placement to two investors, each of whom represented to us that they are an accredited investor as defined in Section 501(a) of the Securities Act, whereby we are selling for an aggregate of $150,000 (i) an aggregate of 30,000 shares of Common Stock, and (ii) an aggregate of $150,000 (principal amount) worth of promissory notes, with interest payable at a rate of 10% per year. The promissory notes will become due and payable upon the earlier of the termination of this offering or the first anniversary of the dates of the notes. This private placement is made in reliance upon Regulation S promulgated under the Securities Act. The sales are being made to accredited investors or to persons outside the United States; no general solicitation is made by us or by any person acting on our behalf; the securities sold are subject to transfer restrictions, and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom.

EXHIBITS
The following is a list of the exhibits on file with the Securities and Exchange Commission.
Certificate of Incorporation	Exhibit 3.1
By-Laws	Exhibit 3.2
Form of $.75 Warrant registered hereunder	Exhibit 4.1
Form of $1.25 Warrant registered hereunder	Exhibit 4.2
Form of Founder Unit Warrant	Exhibit 4.3
Copy of John M. Pritchard Option Agreement	Exhibit 4.4
Opinion on Legality and Consent of Counsel	Exhibit 5.1
Copy of Crescent Valley North Lease	Exhibit 10.1
Copy of Robinson Creek Lease	Exhibit 10.2
Copy of Horse Creek Lease	Exhibit 10.3
Copy of Trevor Michael / 2120315 Ontario Inc. Consulting Agreement	Exhibit 10.4
Copy of Amended and Restated Agreement with David "Dave" Mathewson	Exhibit 10.5
Copy of Funding Obligation Agreement with David "Dave" Mathewson	Exhibit 10.6
Copy of David "Dave" Mathewson Employment Agreement	Exhibit 10.7
Copy of John M. Pritchard Employment Agreement	Exhibit 10.8
Copy of Brion Theriault Employment Agreement	Exhibit 10.9
Form of Mathewson-Theriault Stock Assignment Agreement	Exhibit 10.10
Copy of Share Purchase Agreement between Trevor Michael and Gordon Cooper	Exhibit 10.11
Copy of Share Purchase Agreement between Trevor Michael and Jasbir Gill	Exhibit 10.12
Copy of Escrow Agreement	Exhibit 10.13
Copy of Letter Agreement with David Mathewson	Exhibit 10.14
Copy of Tempo Mineral Prospect Lease	Exhibit 10.15
Copy of Subscription Agreement with Abdulsalam A. al-Abdulkarim	Exhibit 10.16
Copy of Amended Subscription Agreement with Abdulsalam A. al-Abdulkarim	Exhibit 10.17
Form of Subscription Agreement for Shares of Gold Run Inc. with Fischoff Family LLC	Exhibit 10.18
Copy of Subscription Agreements for Common Stock for November 19, 2007 Private Placement	Exhibit 10.19
Copy of Subscription Agreements for Warrant for November 19, 2007 Private Placement	Exhibit 10.20
Copies of Lockup Letters in Connection with November 19, 2007 Private Placement	Exhibit 10.21

Assignments of Common Stock to Company by James Berns and Michael Berns	Exhibit 10.22
Transfer of Warrants by James Berns and Michael Berns to David Mathewson	Exhibit 10.23
Form of Engagement Agreement with Viewpoint Securities, LLC	Exhibit 10.24
Form of Subscription Agreements and Promissory Notes for March 14, 2008 Private Placement	Exhibit 10.25
Code of Business Conduct and Ethics	Exhibit 14.1
Consent of Accountants	Exhibit 23.1
Copy of September 27, 2006 David Mathewson Letter	Exhibit 99.1
Copy of October 18, 2006 David Mathewson Letter	Exhibit 99.2
Title Report for Crescent Valley North	Exhibit 99.3
Title Report for Robinson Creek	Exhibit 99.4
Title Report for Horse Creek	Exhibit 99.5
Notice of Default dated September 14, 2007 (cured by Exhibit 10.6)	Exhibit 99.6
Copy of December 21, 2007 letter concerning assignment of the Tempo Lease to Gold Standard Royalty Corporation	Exhibit 99.7
Letter from David C. Mathewson extending exploration program financing tranche to June 29, 2008	Exhibit 99.8

UNDERTAKINGS
We hereby undertake the following:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information contained in the registration statement; and
(iii) To include any additional or changed material information on the plan of distribution.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.
(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) That, for the purpose of determining our liability under the Securities Act of 1933 to any purchaser in the initial distribution of our Common Stock, regardless of the underwriting method used to sell our Common Stock to any such purchaser, if our Common Stock is sold to any such purchaser by means of any of the following communications, we will be considered as the seller to you and we will be considered to have offered or sold our Common Stock (as the case may be) to any such purchaser:
(i) Any preliminary Prospectus, or any Prospectus from us relating to the offering required to be filed under Rule 424;
(ii) Any free writing Prospectus relating to the offering that is prepared by us or on our behalf or used or referred to by us;
(iii) The portion of any other free writing Prospectus relating to the offering containing material information about us or our securities and that is provided by us or on our behalf, and
(iv) Any other communication that is an offer in the offering that is made by us to any such purchaser.
(5) That, for the purpose of determining our liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
* * *

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on May [20], 2008.
GOLD RUN INC. /s/ David Mathewson	/s/ John M. Pritchard	/s/ Ernest M. Cleave
David Mathewson President and Director	John M. Pritchard Chief Executive Officer and Director	Ernest M. Cleave Chief Financial Officer and Controller
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following capacities and on the dates stated
/s/ Michael Berns
Michael Berns Executive Chairman of the Board of Directors May [20], 2008
/s/ James Berns
James Berns Director May [20], 2008